SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __ )

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Transax International Limited
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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
____________________

TO BE HELD ON NOVEMBER 20, 2012

We will hold a special meeting of the shareholders of Transax International Limited at 431 Fairway Drive, Suite 200, Deerfield Beach, Florida  33441 on November 20, 2012 at 2 p.m. local time.  At the special meeting you will be asked to vote on:

•	articles of amendment to our articles of incorporation changing our corporate name to “Big Tree Group, Inc.”;

•	a 1:700 reverse stock split of our outstanding common stock;

•	articles of amendment to our articles of incorporation to permit action by our shareholders by majority written consent; and

•	any other business as my properly come before the meeting.

The board of directors has fixed the close of business on October 22, 2012 as the record date for determining the shareholders that are entitled to notice of and to vote at the special meeting and any adjournments thereof.

All shareholders are invited to attend the special meeting in person.  Your vote is important regardless of the number of shares you own.  Even if you plan to attend the special meeting, to ensure that you vote is counted please vote your shares by proxy following the instructions provided on the proxy which accompanies this proxy statement.

By Order of the Board of Directors

/s/ Wei Lin
Shantou, Guangdong, China                                                              Wei Lin,
October 29, 2012                                                                                   Chief Executive Officer

i

TRANSAX INTERNATIONAL LIMITED

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

Page No.

General Information	1
Principal Shareholders	3
Reasons for the Name Change and Reverse Stock Split	5
Proposal 1 – Articles of Amendment to our Articles of Incorporation to Change our Corporate Name	10
Proposal 2 – Reverse Stock Split	11
Proposal 3 – Articles of Amendment to our Articles of Incorporation to Permit Action by Majority Written Consent	15
Other Matters	16
Shareholder Proposals to be Presented at the Next Annual Meeting	16
Availability of Annual Report on Form 10-K	16
Shareholders Sharing the Same Last Name and Address	17
Where You Can Find More Information	17
Appendices
Appendix A – Current Report on Form 8-K/A as filed with the SEC on March 6, 2012
Appendix B – Audited consolidated financial statements for the years ended December 31, 2011 and 2010
Appendix C – Unaudited consolidated financial statements for the three and six months ended June 30, 2012 and 2011

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This proxy statement includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe, “expect," “anticipate," “estimate," “intend," “plan," “targets," “likely," “aim," “will," “would," “could," and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	Factors affecting consumer preferences and customer acceptance of new products.
•	Competition in the toy industry.
•	Loss of one or more key customers.
•	Dependence on third-party contract manufacturers.
•	Dependence on certain key personnel.
•	Inability to manage our business expansion.
•	Infringement by third parties on our intellectual property rights.
•	Our inadvertent infringement of third-party intellectual property rights.
•	PRC government fiscal policy that affect real estate development and consumer demand.

ii

•	Availability of skilled and unskilled labor and increasing labor costs.
•	Lack of insurance coverage and the impact of any loss resulting from product liability or third party liability claims or casualty losses.
•	Violation of Foreign Corrupt Practices Act or China anti-corruption laws.
•	Economic, legal restrictions and business conditions in China.
•	Dilution attributable to our convertible preferred stock.
•	Impact of proposed reverse stock split of our outstanding common stock.
•	Limited public market for our common stock.
•	Potential conflicts of interest between our controlling shareholders and our shareholders.

You should read thoroughly this proxy statement and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in “Risk Factors" in our Current Report on Form 8-K/A as filed with the SEC on March 6, 2012 which is attached as Appendix A to this proxy statement.   Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this proxy statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

iii

Shareholders Should Read the Entire Proxy Statement
Carefully Prior to Returning Their Proxies

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS

General Information

The accompanying proxy is solicited by the board of directors of Transax International Limited for use at the special meeting of shareholders to be held on November 20, 2012, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.  The date of this proxy statement is October 29, 2012, the approximate date on which this proxy statement and the enclosed proxy were first sent or made available to our shareholders.

This proxy statement and the accompanying proxy card are being mailed to owners of our common shares and Series C convertible preferred stock in connection with the solicitation of proxies by the board of directors for the special meeting. This proxy procedure is necessary to permit all shareholders entitled to notice of and to vote at the special meeting, many of whom live throughout the United States and overseas and are unable to attend the special meeting in person, to vote. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes.

Voting Securities.  Only our shareholders of record as of the close of business on October 22, 2012, the record date for the special meeting, that own shares of our securities which have voting rights will be entitled to vote at the meeting and any adjournment thereof.  Our voting securities include our common stock and our Series C convertible preferred stock.  As of that date, there were 96,078,960 shares of our common stock and 6,500,000 shares of our Series C convertible preferred stock issued and outstanding, all of which are entitled to vote together as a single class with respect to all matters to be acted upon at the special meeting.  Each holder of record of our common stock as of that date is entitled to one vote for each share held, and the holder of our Series C convertible preferred stock is entitled to the number of votes equal to the number of shares of our common stock into which the Series C convertible preferred stock is convertible. In accordance with our by-laws, the presence of at least 33 ⅓% of the voting power, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum which is required in order to hold the special meeting and conduct business.  Presence may be in person or by proxy.  You will be considered part of the quorum if you voted on by telephone, by facsimile or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the special meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters.  The proposals which will be voted upon at our special meeting are considered non-routine matters.

Voting of Proxies.  All valid proxies received prior to the meeting will be exercised.  All shares represented by a proxy will be voted, and where a proxy specifies a shareholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted by the individual named on the proxy card as recommended by the board of directors.  A shareholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is exercised, by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. A shareholder wanting to vote in person at the special meeting and holding shares of our common stock in street name must obtain a proxy card from his or her broker and bring that proxy card to the special meeting, together with a copy of a brokerage statement reflecting such share ownership as of the record date.

Approval of the Proposal.  The approval of Proposals 1, 2 and 3 will each require the affirmative vote of a majority of the votes cast.

Board of Directors Recommendations.  The board of directors recommends a vote FOR Proposals 1, 2 and 3.

Attendance at the Meeting.  You are invited to attend the special meeting only if you were a Transax shareholder or joint holder as of the close of business on October 22, 2012, the record date, or if you hold a valid proxy for the special meeting. In addition, if you are a shareholder of record (owning shares in your own name), your name will be verified against the list of registered shareholders on the record date prior to your being admitted to the special meeting.  If you are not a shareholder of record but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the record date, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee. The meeting will begin at 2 p.m. local time. Check-in will begin at 1:30 p.m. local time.

Communication with our Board of Directors.  You may contact any of our directors by writing to them c/o Transax International Limited, South Part I-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China  515023. Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication. We may initially receive and process communications before forwarding them to the applicable director.  We generally will not forward to the directors a shareholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about Transax.  Concerns about accounting or auditing matters or communications intended for non-management directors should be sent to the attention of the Chairman of the Board at the address above. Our directors may at any time review a log of all correspondence received by our company that is addressed to the independent members of the board and request copies of any such correspondence.

Proxy solicitation.  The cost of soliciting proxies will be borne by us. These costs will include the expense of preparing, assembling, printing and mailing this proxy statement to our record and beneficial owners and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders and obtaining beneficial owner’s voting instructions. We have not retained a proxy solicitor in conjunction with the special meeting. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from shareholders who are our employees or who previously requested to receive proxy materials electronically.

Who can help answer your questions?  If you have additional questions after reading this proxy statement, you may seek answers to your questions by writing, calling or emailing:

Mr. Dore Scott Perler
431 Fairway Drive, Suite 251
Deerfield Beach, FL  33441
(954) 363-7333

PRINCIPAL SHAREHOLDERS

At October 22, 2012, we had 96,078,960 shares of our common stock, 3,362,759 shares of our Series B convertible preferred stock and 6,500,000 shares of our Series C convertible preferred stock issued and outstanding.  Our common stock and our Series C convertible preferred stock represent our classes of voting securities.  Each share of common stock entitles the holder to one vote and each share of Series C convertible preferred stock entitles the holder to a number of votes equal to the number of shares of our common into which such shares are convertible.  The shares of common stock and Series C convertible preferred stock vote together as a single class.  Shares of our Series B convertible preferred stock have no voting rights.  Both the Series B convertible preferred stock and Series C convertible preferred stock are each automatically convertible, without any action of the holders, into shares of our common stock on a one for one basis following the date on which we either file articles of amendment to our articles of incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the 1:700 reverse stock split of our common stock discussed in Proposal 2.  The following table sets forth information regarding the beneficial ownership of our voting securities by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers and directors as a group; and
•	on a proforma basis assuming the approval of Proposal 2 and the completion of a 1:700 reverse stock split of our outstanding common stock.

Unless otherwise indicated, the business address of each person listed is South Part I-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China  515023.

The amounts included in the table under “Pre-Reverse Stock Split” give no effect to the issuance of any shares of our common stock upon the automatic conversion of outstanding shares of our Series B convertible preferred stock or Series C convertible preferred stock pursuant to the designations, rights and preferences of those classes of securities.  The amounts included in the table under “Post-Reverse Stock Split” assumes (i) the completion of the reverse stock split described in Proposal 2, (ii) the issuance of 3,362,759 shares of post-reverse stock split common stock upon the automatic conversion of our Series B convertible preferred stock pursuant to its terms, and (iii) the issuance of 6,500,000 shares of our common stock upon the automatic conversion of our Series C convertible preferred stock pursuant to its terms.

The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock or Series C convertible preferred stock, as the case may be, outstanding on that date and all shares of any class of our voting securities issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our securities owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Pre-Reverse Stock Split				Post-Reverse Stock Split 1
	Common Stock		Series C Preferred Stock		Common Stock
	No. of Shares	% of Class	No. of Shares	% of Class	No. of Shares	% of Class
Wei Lin 2	0	-	6,500,000	100%	6,500,000	65.0%
Chaojun Lin	0	-	0	-	0	-
Chaoqun Xian	0	-	0	-	0	-
Jiale Cai	0	-	0	-	0	-
All officers and directors as a group (four persons)2	0	-	6,500,000	100%	6,500,000	65.0%
Stephen Walters 3	43,528,076	45.3%	0	-	326,358	3.3%
Carlingford Investments Limited 4	40,593,257	42.2%	0	-	204,155	2.0%
CD International Enterprises, Inc. 5	0	-	0	-	3,062,753	30.6%
Lins (HK) Int’l Trading Limited 6	0		6,500,000	100%	6,500,000	65.0%

1           If Proposal 2 is approved at the meeting, the number of our issued and outstanding shares of common stock will be reduced from 96,078,960 shares to approximately 137,256 shares, subject to rounding.  The post-reverse split column assumes the automatic conversion of the Series B convertible preferred stock into 3,362,759 shares of common stock and the automatic conversion of the Series C convertible preferred stock into 6,500,000 shares of common stock, both as described above, thereby increasing the number of issued and outstanding common shares to 10,000,015 shares.

2           Mr. Lin is the chief executive officer of our company and a member of the board of directors. The number of shares of our Series C convertible preferred stock beneficially owned by Mr. Lin in the pre-reverse stock split column includes 6,500,000 shares owned by Lins (HK) Int’l Trading Limited, a company over which Mr. Lin exercises voting and dispositive control, but excludes 6,240,000 shares of our common stock underlying the Series C convertible preferred stock issuable upon exercise of options issued by Lins (HK) Int’l Trading Limited to Mr. Lin at an exercise price of $0.00001 per share. The options were granted to Mr. Lin by Lins (HK) Int’l Trading Limited pursuant to an option agreement described later in this section. The number of shares beneficially owned by Mr. Lin in the post-reverse split column assumes the conversion of the Series C convertible preferred stock into 6,500,000 shares of our common stock, but excludes 6,240,000 shares of common stock subject to the option agreement.  Shares issuable to Mr. Lin under the option agreement were excluded from these computations of beneficial ownership as such shares are included in the shares owned by Lins (HK) Int’l Trading Limited and are already attributable to Mr. Lin.

3           The number of shares of our common stock beneficially owned by Mr. Walters in the pre-reverse stock split column includes:

•	2,934,819 shares owned of record by Mr. Walters, and
•	40,593,257 shares owned of record by Carlingford Investments Limited over which Mr. Walters has sole voting and dispositive control,

but excludes 118,010 shares of our Series B convertible preferred stock owned of record by Mr. Walters and 146,165 shares of our Series B convertible preferred stock owned of record by Carlingford Investments Limited.

The number of shares of our common stock beneficially owned by Mr. Walters in the post-reverse stock split column includes:

•
122,203 shares owned of record by Mr. Walters, which includes 4,193 common shares currently owned adjusted for the reverse stock split and 118,010 shares which will be issued upon the automatic conversion of the Series B convertible preferred stock, and

•
204,155 shares owned of record by Carlingford Investments Limited, which includes 57,990 common shares currently owned adjusted for the reverse stock split and 146,165 shares which will be issued upon the automatic conversion of the Series B convertible preferred stock.

Mr. Walters address is Bali View Block A4/7, Jl. Cirendeu Raya 40 Jakarta Selatan, 13419 Indonesia.

4           The number of shares of our common stock owned by Carlingford Investments Limited in the pre-reverse split column includes 40,593,257 shares owned of record and excludes 146,165 shares of our Series B convertible preferred stock it owns of record.  The number of shares of our common stock owned by Carlingford Investments Limited in the post-reverse split column includes 57,990 common shares currently owned adjusted for the reverse stock split and 146,165 shares which will be issued upon the automatic conversion of the Series B convertible preferred stock.  Carlingford Investments Limited’s address is 80 Raffles Place, #16-20 UOB Plaza II, Singapore 048624.

5           The number of shares of commons tock owned by CD International Enterprises, Inc. in the post-reverse split column includes:

•
2,216,020 shares owned of record by China Direct Investments, Inc., a subsidiary of CD International Enterprises, Inc., issuable upon the automatic conversion of shares of our Series B convertible preferred stock, and

•
846,733 shares of our Series B convertible preferred stock owned of record by Capital One Resource Co., Ltd., a subsidiary of CD International Enterprises, Inc., issuable upon the automatic conversion of shares of our Series B convertible preferred stock.

James Wang Ph.D., has voting and dispositive control over securities held by CD International Enterprises, Inc. whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

6           The number of shares owned by Lins (HK) Int’l Trading Limited in the post-reverse stock split includes shares of our common stock issuable upon the automatic conversion of the Series C convertible preferred stock.  Mr. Wei Lin has voting and dispositive control over securities held by Lins (HK) Int’l Trading Limited. Shares owned by Lins (HK) Int’l Trading Limited are subject to the option agreement.

Option Agreement

Lins (HK) Int’l Trading Limited has entered into an option agreement with Mr. Wei Lin and his wife Ms. Guihong Zheng under which Mr. Lin and Ms. Zheng have a five year right to acquire up to 6,500,000 shares of our common stock from Lins (HK) Int’l Trading Limited upon the occurrence of the conditions described below.  We are not a party to this option agreement.  The shares of our common stock which are subject to this option agreement are shares which Lins (HK) Int’l Trading Limited will receive upon the automatic conversion of our Series C preferred stock.  Under the terms of the option agreement, Mr. Lin has an option to acquire an aggregate of 6,240,000 shares of our common stock and Ms. Zheng has an option to acquire 260,000 shares of our common stock upon the satisfaction of the following conditions:

Condition	Number of Shares which may be acquired
Entry by Transax in the Share Exchange Agreement on December 30, 2011 with Lins (HK) International Trading Limited and Big Tree International Company; this condition has been satisfied.	2,166,667
Transax achieving not less than $30,800,000 in gross revenues, as determined under U.S. generally accepted accounting principles (“GAAP”), for any consecutive 12 months during the period from January 1, 2012 through December 31, 2013.	2,166,667
Transax achieving not less than $2,400,000 in pre-tax profits, as determined under US GAAP, for any consecutive 12 months during the period from January 1, 2012 through December 31, 2013.	2,166,666

REASONS FOR THE NAME CHANGE AND REVERSE STOCK SPLIT

Our company was incorporated in the State of Colorado in 1987 and prior to April 4, 2011, through our subsidiary, Medlink Conectividade em Saude Ltda, we were an international provider of information network solutions specifically designed for healthcare providers and health insurance companies.  On April 4, 2011, we sold 100% of our interest in this operating subsidiary, and from April 4, 2011 through December 30, 2011, we had no revenues and were seeking, through a merger or similar transaction, an operating business.

By way of background, in March 2011 Lins (HK) International Trading Limited (“BT Hong Kong”), was formed in Hong Kong and in April 2011, BT Hong Kong acquired 100% of the equity interest in Big Tree International Company, a Brunei company, ("BT Brunei").  Thereafter, in July 2011 BT Brunei acquired 100% of the equity interest in Shantou Big Tree Toys Co., Ltd. (“BT Shantou”) from its shareholders, Mr. Wei Lin and his wife, Ms. Guihong Zheng.  BT Shantou had been formed by Mr. Lin and Ms. Zheng in China in November 2003.  In October 2011, BT Shantou received its business license as a wholly foreign owned enterprise that recognizes BT Brunei as its sole shareholder.

On December 30, 2011, we entered into a share exchange agreement with BT Brunei and its shareholder BT Hong Kong. Under the share exchange agreement, we agreed to exchange 6,500,000 shares of our Series C convertible preferred stock in exchange for 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong.  Each share of Series C convertible preferred stock is automatically convertible, without any action of the holder, into shares of our common stock on a one for one basis following the date on which we either file articles of amendment to our articles of incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of a 1:700 reverse stock split of our common stock.  The transaction was accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our Series C convertible preferred stock are accounted for as paid in capital of our company. As a result of the consummation of the share exchange, BT Brunei and BT Shantou are now our wholly-owned subsidiaries.  Following this transaction, our main business focus is to function as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  We conduct these operations through both BT Brunei and BT Shantou.  BT Brunei is focused on export sales and BT Shantou is transitioning its limited export customers to BT Brunei and concentrating its efforts on domestic sales.

As compensation for services under the December 30, 2011 consulting agreement we entered into with China Direct Investments, Inc. and its affiliate Capital One Resource Co., Ltd. (collectively, “China Direct”), we agreed to issue China Direct an aggregate of 2,542,743 shares of our Series B convertible preferred stock.  Each share of Series B convertible preferred stock is automatically convertible, without any action of the holder, into shares of our common stock on a one for one basis following the date on which we either file articles of amendment to our articles of incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of a 1:700 reverse stock split of our common stock.  The services provided to us by China Direct included an evaluation of several different business opportunities, including the acquisition of BT Brunei and BT Shantou. The Series B convertible preferred stock will be accounted for as an expense of our company prior to the reverse merger and recapitalization with BT Brunei and the resulting effect in net equity was eliminated upon completion of the reverse merger and recapitalization with BT Brunei.  In addition, on December 30, 2011, we entered into debt exchange agreements with the holders of $848,878 in our outstanding debt whereby we agreed to exchange 820,016 shares of our Series B convertible preferred stock for this debt.

As disclosed in our Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on March 6, 2012 (the “8-K”) which is provided as Appendix A to this proxy statement, in determining the structure of the share exchange agreement with BT Brunei and BT Hong Kong, and the exchange of debt for equity, we determined to seek approval for the reverse stock split so as to enable us to quickly consummate these transactions within our existing capital structure.  Based on our capitalization at the time we were negotiating to acquire BT Brunei, we only had approximately 3,921,040 shares, or 3.9%, of our total authorized and unissued common stock available for issuance, excluding shares underlying outstanding options. These shares were not sufficient to complete the acquisition of BT Brunei. In order to enable us to complete this acquisition on terms acceptable to BT Brunei and pay the fees payable to China Direct due under our consulting agreement with that firm, we agreed to pay the purchase price for the acquisition, as well as the fees payable to China Direct, through our issuance of convertible preferred stock which has automatic conversion features.

No shareholder approval was required to either close the share exchange agreement with BT Brunei and BT Hong Kong, designate and issue the shares of our Series C convertible preferred stock as consideration under that agreement nor to issue and designate the shares of our Series B convertible preferred stock as described above.  You are not being asked to vote on any of those matters at the special meeting.  As described above, both our Series B convertible preferred stock and Series C convertible preferred stock are each automatically convertible, without any action of the holders, into shares of our common stock on a one for one basis following the date on which we either file articles of amendment to our articles of incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the 1:700 reverse stock split of our common stock.  Colorado law requires that we obtain shareholder approval to amend our articles of incorporation to permit the reverse stock split which is action our board of directors has approved, as described below, to facilitate the conversion of the Series B convertible preferred stock and Series C convertible preferred stock into shares of our common stock.

We are under no obligation to amend our articles of incorporation to permit the conversion of either series of preferred stock and our failure to do so would not result in any adverse consequence to us.  If our board had not approved the actions described in Proposal 2 below, both the Series B convertible preferred stock and Series C convertible preferred stock would remain issued and outstanding shares of stock and those holders have no ability to cause our company to take any action so as to permit the conversions thereof.  Our board of directors has elected to amend our articles of incorporation for the reverse stock split at this time to not only permit the automatic conversion of our Series B convertible preferred stock and Series C convertible preferred stock but to also provide us with an increased number of unissued shares of common stock to better position ourselves to potentially raise additional capital through a variety of possible financing transactions and/or consummate mergers, acquisitions, combinations and various other strategic alternatives in the future.  Other than as set forth herein, however, there are currently no plans, agreements, arrangements, or understanding, for the issuance of additional shares of common stock.

Notwithstanding that no shareholder approval was required to consummate the share exchange agreement, because the proposed amendment of our articles of incorporation to effect the reverse stock results in the automatic conversion of the Series C convertible preferred stock issued in that transaction, we are providing you with certain information on the share exchange agreement with BT Brunei and BT Hong Kong as set forth below.

Transaction information:

Summary Term Sheet: A summary of the material terms of the share exchange agreement is provided under Item 1.01 and Item 2.01 of the 8-K.

Contact information:	The contact information for our principal executive offices is:

South Part I-101 Nanshe Area, Pengnan Industrial Park North Yingbinbei Road, Waisha Town Longhu District, Shantou, Guangdong, China 515023 Telephone (86) 75483238888

Business conducted:
Our principal business focus is to function as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products. For more information on our business, please see the discussion under Item 1.01 and Item 2.01 of the 8-K.

Regulatory approvals:	No regulatory approval was required for the closing of share exchange agreement.

Reports, opinions or appraisals:	No report, opinion or appraisal related to the share exchange agreement was requested or received from an outside party.

Background of the share exchange:
In February 2011 Mr. Lin and Ms. Zheng developed a plan to expand BT Shantou’s operations to include exporting toys and related products from China primarily to the U.S. and, a part of that plan, to gain access to U.S. capital markets to assist it in eventually raising capital to fund its expansion plans.  A key element of this plan was to enter into a transaction with a public shell company in the U.S. by which the public shell company would acquire BT Shantou’s operations in China in compliance with China laws.  Details regarding the restructuring operations undertaken to position BT Shantou to proceed with this plan are discussed in detail in Item 1.01 and 1.02 of the 8-K.

Previously, between February 2007 and August 2007 Mr. Lin had served as a key employee of a development stage subsidiary of CD International Enterprises, Inc. (“CD International”), the parent company of China Direct, which was to operate as an importer of toys into the U.S.  CD International acquired a majority ownership interest in this start-up company from Mr. Lin in February 2007.  This company, which has no affiliation with either BT Shantou, BT Brunei or BT Hong Kong, and was not a predecessor entity to any of those companies, never commenced operations.  This start-up company was sold to China America Holdings, Inc. in August 2007.  Thereafter, the business efforts of this development stage company were discontinued in 2008.

As described earlier in this section, in April 2011 we sold our operating subsidiary and became a shell company, with no business and operations.  After this transaction, our business plan was to seek a merger or business combination with an operating company.

Beginning in May 2011, at the instruction of Mr. Lin, Mr. Dore Scott Perler, a U.S. citizen who had previously assisted Mr. Lin and Ms. Zheng in the formation of BT Hong Kong and was its sole shareholder as trustee for Mr. Lin, began researching suitable U.S. public shell companies.  Mr. Perler had significant experience with U.S. public companies, having served as an executive officer and director of China America Holdings, Inc. from 1998 until 2009.  Mr. Lin and Mr. Perler had become personal friends during this time and remained in close contact after the operations of the unrelated company were discontinued in 2008.

During the course of his investigation, in June 2011 Mr. Perler contacted Dr. James Wang, CEO of CD International, to inquire if China Direct might know of a suitable U.S. public shell company which might be interested in engaging in a transactions with BT Brunei.  Mr. Perler and Dr. Wang were personal friends and China Direct had provided consulting services to China America Holdings, Inc. during Mr. Perler’s tenure as an executive officer and director.  Mr. Lin and Dr. Wang had also maintained a cordial business relationship following Mr. Lin’s prior involvement with CD International which ended in August 2007.

During the summer of 2011 Dr. Wang referred Mr. Perler to Mr. Adam Wasserman, who was both our Chief Financial Officer and a member of the Board of Directors of CD International.  Based upon casual discussions between Dr. Wang and Mr. Wasserman, Dr. Wang was aware that we had recently become a shell company and were seeking a merger or business combination with an operating company.  Informal discussions followed between Messrs. Perler and Wasserman.  Mr. Wasserman also introduced Mr. Perler to Mr. Steven Walters, then our Chief Executive Officer.

Thereafter, between late summer 2011 and November 2011 a number of informal discussions and negotiations occurred between Mr. Walters and Mr. Wasserman on our behalf, Mr. Lin and Mr. Perler on behalf of BT Brunei and representative of China Direct, including Dr. Wang and Ms. Jade Ye, its Account Executive.  These representatives of China Direct participated in the discussions on our behalf.  We had previously orally requested that China Direct assist us in an evaluation of several different business opportunities, including the acquisition of BT Brunei and BT Shantou. During this period Mr. Perler also conducted due diligence on our company on behalf of BT Brunei.  Upon the conclusion of the due diligence process, on November 20, 2011 we entered into a non-binding term sheet which provided the general terms of both the debt exchange agreements and the reverse merger.

Between November 20, 2011 and December 30, 2011, the parties finalized the terms of the debt exchange agreements and the reverse merger, exchanged drafts of the definitive agreements and negotiated the final terms of those agreements.  During this period we also negotiated a definitive agreement with China Direct to compensate it for its services to us related to the structuring of the debt exchange agreements and the reverse merger.  Thereafter, on December 30, 2011 the respective boards of directors of our company and BT Brunei approved the reverse merger, and our board of directors also approved the debt exchange agreements, the consulting agreement with China Direct and all transactions related to these events.  On December 30, 2011 definitive agreements were executed by all parties and the transactions closed.

Selected financial data, pro forma selected financial data and pro forma information:	As a smaller reporting company we are not required to provide this information.

Financial information:
The 8-K includes the audited financial statements of BT Shantou as of December 31, 2010 and 2009 and the unaudited consolidated financial statements of BT Shantou and BT Brunei as of September 30, 2011 and 2010 together with our unaudited pro forma balance sheet as of September 30, 2011 and unaudited pro forma statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 to give effect to the acquisition of BT Brunei and BT Shantou.  Please see Item 9.01 of the 8-K and Exhibits 99.1 and 99.2 thereto which includes the audit report.  Appendix B to this proxy statement includes our audited consolidated financial statements for the years ended December 31, 2011 and 2010 and Appendix C to this proxy statement includes our unaudited consolidated financial staements for the three and six months ended June 30, 2012 and 2011.

Information about the parties to the share exchange agreement:

Acquiring company:	Transax International Limited was the legal acquiring company in the share exchange agreement.

Acquired company:
BT Brunei was the acquiring company in the share exchange agreement and the transaction was accounted for as a reverse merger.  This means that while we are the surviving legal entity, BT Brunei is the accounting survivor.  Historical information regarding BT Brunei, its business and operation, its properties, legal proceedings in which it may have been involved, its historic financial statements and the management’s discussion and analysis of financial condition and results of operations related to those historic financial statements are included in the 8-K.  Please see Item 1.01, Item 1.02 and Item 9.01, as well as Exhibits 99.1 and 99.2.  Prior to the share exchange agreement, there were two stockholders of BT Brunei and the company had never paid a dividend on its common stock.  There was no public market for BT Brunei’s securities and it did not have any equity compensation or similar plans.  During BT Brunei’s two most recent fiscal years or any subsequent interim period prior to the closing of the share exchange agreement, no independent accountant who was previously engaged as the principal accountant to audit BT Brunei’s financial statements, or an independent accountant who was previously engaged to audit a significant subsidiary and on whom the principal accountant expressed reliance in its report, resigned or indicated it declined to stand for re-election after the completion of the current audit nor was such auditor dismissed.

PROPOSAL 1

ARTICLES OF AMENDMENT TO CHANGE OUR CORPORATE NAME

On January 18, 2012 our board of directors approved a name change of our company to “Big Tree Group, Inc.” and recommended that our shareholders approve this name change.  The board believes it is important to change our corporate name to reflect our new business and operations following the closing of the transactions described above. The name change does not require the approval of any Federal or state regulatory agency and our shareholders are not entitled to dissenter’s rights as a result of the name change.

If this proposal is approved at the special meeting, we will file articles of amendment to our articles of incorporation with the Secretary of State of Colorado in which Article FIRST of our articles of incorporation will be deleted in its entirety and replaced with the following:

FIRST:                      The name of the corporation is Big Tree Group, Inc.

If Proposal 1 is approved at the special meeting, we anticipate that the name change will be effected as soon as possible following the meeting. However, the exact timing of the effective date of the name change will be determined by our board of directors, following processing by FINRA, based upon our board of directors’ evaluation as to when such action will be most advantageous to us and our shareholders. Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol TNSX.  The implementation of the name change, if approved at the special meeting, will require processing by FINRA pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for it to be recognized for trading purposes.  At that time we will also seek a voluntary change in our trading symbol.  We expect to receive FINRA’s clearance prior to the effective date of the name change. Our board of directors reserves the right to delay the effectiveness of the name change for up to 12 months following the date of approval of this Proposal 1 at the special meeting.  In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to determine not to proceed with the name change if, at any time prior to filing of the amendment in Colorado, our board of directors, in its sole discretion, determines that it is no longer in the best interests of our company and our shareholders to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PROPOSAL 2

REVERSE STOCK SPLIT

On January 18, 2012 our board of directors also approved a 1:700 reverse stock split of our outstanding common stock and recommended that our shareholders approve this reverse stock split.  As described above, both our Series B convertible preferred stock and Series C convertible preferred stock are each automatically convertible, without any action of the holders, into shares of our common stock on a one for one basis following the date on which we either file articles of amendment to our articles of incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the 1:700 reverse stock split of our common stock.  Our board of directors believes that it is in our best interests to undertake the reverse stock split.

The reverse stock does not require the approval of any Federal or state regulatory agency and our shareholders are not entitled to dissenter’s rights as a result of the reverse stock split.  If this proposal is approved at the special meeting, we will file articles of amendment to our articles of incorporation containing the following language:

On the Effective Date of these Articles of Amendment, this Corporation will effect a reverse stock split pursuant to which every seven hundred (700) issued and outstanding shares of the Corporation's previously authorized common stock, par value $0.00001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.00001 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby.  No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation’s common stock, and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the reverse stock split will be rounded up to a whole share.

If Proposal 2 is approved at the special meeting, we anticipate that the reverse stock split will be effected as soon as possible following the meeting. However, the exact timing of the effective date of the reverse stock split will be determined by our board of directors, following processing by FINRA, based upon our board of directors’ evaluation as to when such action will be most advantageous to us and our shareholders.  As described earlier in this proxy statement, our common stock is currently quoted on the Over-the-Counter Bulletin Board and as with the name change the implementation of the reverse stock, if approved at the special meeting, will require processing by FINRA pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for it to be recognized for trading purposes.  We expect to receive FINRA’s clearance prior to the effective date of the reverse stock split. Our board of directors reserves the right to delay the effectiveness of the reverse stock split for up to 12 months following the date of approval of this Proposal 2 at the special meeting.  In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to determine not to proceed with the reverse stock split if, at any time prior to filing of the amendment in Colorado, our board of directors, in its sole discretion, determines that it is no longer in the best interests of our company and our shareholders to do so.

How the Reverse Stock Split will be Effected

On the effective date of the reverse stock split, each 700 shares of our issued and common stock will become one share of our common stock. In connection with the reverse stock split, the number of shares of our common stock reserved for issuance upon the exercise of outstanding options and the exercise price of those options will be proportionally adjusted on the effective date of the reverse stock split.

All of the outstanding shares of our Series B convertible preferred stock and Series C convertible preferred stock will automatically convert, without any action of the holders, into shares of our common stock on a one for one basis giving effect to the reverse stock split.

The reverse stock split will become effective simultaneously for all of our outstanding shares of common stock, and the exchange ratio will be the same for all of our issued and outstanding shares of common stock.  Subject to the provisions for elimination of fractional shares, the reverse stock split will affect all of our shareholders uniformly and will not disproportionately affect any shareholder's percentage ownership in our company or proportionate voting power.  No fractional shares of common stock will be issued to any shareholder in connection with the reverse stock split and all fractional shares which might otherwise be issuable to a shareholder as a result of the reverse stock split will be rounded up to the nearest whole share of post-reverse stock split common stock.

After the effective date of the reverse stock split, each certificate representing shares of pre-reverse stock split common stock will be deemed to represent 1/700th of a share of post-reverse split common stock, subject to rounding for fractional shares, and the records of our transfer agent, Transfer Online, Inc., shall be adjusted to give effect to the reverse stock split.  Following the effective date of the reverse stock split, the share certificates representing the pre-reverse stock split common stock will continue to be valid for the appropriate number of shares of post-reverse stock split common stock, adjusted for rounding. Certificates representing shares of the post-reverse stock split common stock will be issued in due course as certificates for pre-reverse stock split common shares are tendered for exchange or transfer to our transfer agent. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing post-reverse stock split common shares that are issued in exchange for pre-reverse stock split shares representing restricted shares will contain the same restrictive legend as on the old certificates.  For purposes of determining the term of the restrictive period applicable to the post-reverse stock split shares, the time period during which a shareholder has held their existing pre-reverse stock split shares will be included in the total holding period.

Effect of the Reverse Split on the Number of Authorized Shares of Our Common Stock

The reverse stock split does not change number of our authorized shares of common stock, which will remain at 100,000,000 shares.  The shares of our Series B convertible preferred stock and Series C convertible preferred stock are not presently convertible.  All shares of our Series B convertible preferred stock and Series C convertible preferred stock will automatically convert into shares of our common stock at the effective time of the reverse stock split.  Inasmuch as we are not changing the number of authorized shares of common stock, the practical effect of the reverse stock split will be to provide us with 89,949,985 additional authorized but unissued shares of our post-reverse stock split common stock available for future issuance.  The following table presents information about our issued and outstanding common stock, shares reserved and shares available for future issuance, on a pre-reverse stock split and post-reverse stock split basis:

Description	Number of Common Shares
	Pre-Reverse Split	Post-Reverse Split *
Total authorized shares of common stock	100,000,000	100,000,000
Less: issued and outstanding shares	96,078,960	137,256
Less: shares reserved for issuance upon the exercise of outstanding options	50,000	50,000
Common shares issued upon automatic conversion of Series B convertible preferred stock	-	3,362,759
Common shares issued upon automatic conversion of Series C convertible preferred stock	-	6,500,000
Total issued outstanding shares of common stock plus shares reserved	96,128,960	10,050,015

Unreserved shares of common stock available for future issuance	3,871,040	89,949,985

*           estimated, subject to rounding.

In addition to permitting the automatic conversion of our Series B convertible preferred stock and Series C convertible preferred stock, our board of directors also believes that it is prudent and advisable for us to retain a sufficient number of authorized but unissued shares of common stock to better position ourselves with added flexibility to raise additional capital through a variety of possible financing transactions and/or consummate mergers, acquisitions, combinations and various other strategic alternatives, and in order to avoid delays that might otherwise arise if we were required to solicit shareholder approval for additional shares at the time of a proposed transaction.  Our authorized but unissued common stock may be issued at the direction of our board of directors at such times, in such amounts and upon such terms as our board of directors may determine, without further approval of our shareholders unless, in any instance, such approval is expressly required by law.  The resulting increase in the number of authorized common shares as a result of the reverse stock split may affect the rights of existing holders of common shares to the extent that future issuances of common shares reduce each existing shareholder’s proportionate ownership and voting rights in our company.  In addition, possible dilution caused by future issuances of common shares could be accompanied by a decline in the market price of our shares, assuming a market for our common stock continues, of which there is no assurance.

The additional common stock that will be available for issuance following the reverse stock split could have material anti-takeover consequences, including the ability of our board of directors to issue additional common shares without additional shareholder approval because unissued common stock could be issued by our board of directors in circumstances that may have the effect of delaying, deterring or preventing takeover bids. For example, without further shareholder approval, our board of directors could strategically sell common shares in a private transaction to purchasers who would oppose a takeover. In addition, because shareholders do not have preemptive rights under our articles of incorporation, the rights of existing shareholders may (depending on the particular circumstances in which the additional common shares are issued) be diluted by any such issuance and increase the potential cost to acquire control of our company. In proposing the reverse stock split our board of directors was, in part, motivated by our desire to provide sufficient shares to permit conversion of the Series B convertible preferred stock and Series C convertible preferred stock, as well as other business and financial considerations, and not by the threat of any attempt to accumulate shares or otherwise gain control of our company. However, shareholders should nevertheless be aware that approval of Proposal 2 could facilitate our efforts to deter or prevent changes of control in the future.

Other than as set forth herein, there are currently no plans, agreements, arrangements, or understanding, for the issuance of additional shares of common stock. Our board of directors does not intend to issue any additional common shares except on terms that it deems to be in the best interest of our company and our shareholders. It is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business will materially change as a result of the reverse stock split, except as impacted by the automatic conversions of the Series B convertible preferred sock and Series C convertible preferred stock.

Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizing certain federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this proxy statement was first mailed to shareholders. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies).  The following discussion has not been prepared by tax counsel, but has been reviewed by management and is believed to be accurate as of the date of this proxy statement. Our views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed herein.

The receipt of the common stock following the effective date of the reverse stock split, solely in exchange for the common stock held prior to the reverse stock split, will not generally result in the recognition of gain or loss to the shareholders.  The value of the additional share received by a shareholder in lieu of a fractional share, however, might result in a gain or loss based upon the difference between the value of the additional share and the basis in the surrendered fractional share.

The adjusted tax basis of a shareholder in the common stock received after the reverse stock split will be the same as the adjusted tax basis of the common stock held prior to the reverse stock split exchanged therefore (subject to the treatment of fractional shares), and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. No gain or loss will be recognized by us as a result of the reverse stock split.

THIS SUMMARY IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS SUMMARY ASSUMES THAT OUR SHARES ARE HELD AS "CAPITAL ASSETS" AS DEFINED IN THE CODE, AND DOES NOT CONSIDER THE FEDERAL INCOME TAX CONSEQUENCES TO OUR SHAREHOLDERS IN LIGHT OF THEIR INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO HOLDERS WHO MAY BE SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS (SUCH AS DEALERS IN SECURITIES, INSURANCE COMPANIES, FOREIGN INDIVIDUALS AND ENTITIES, FINANCIAL INSTITUTIONS AND TAX EXEMPT ENTITIES). IN ADDITION, THIS SUMMARY DOES NOT ADDRESS ANY CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS. THE STATE AND LOCAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY VARY AS TO EACH SHAREHOLDER DEPENDING ON THE STATE IN WHICH SUCH SHAREHOLDER RESIDES. AS A RESULT, IT IS THE RESPONSIBILITY OF EACH SHAREHOLDER TO OBTAIN AND RELY ON ADVICE FROM HIS, HER OR ITS TAX ADVISOR AS TO, BUT NOT LIMITED TO, THE FOLLOWING: (A) THE EFFECT ON HIS, HER OR ITS TAX SITUATION OF THE REVERSE STOCK SPLIT, INCLUDING, BUT NOT LIMITED TO, THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS; (B) THE EFFECT OF POSSIBLE FUTURE LEGISLATION OR REGULATIONS; AND (C) THE REPORTING OF INFORMATION REQUIRED IN CONNECTION WITH THE REVERSE STOCK SPLIT ON HIS, HER OR ITS OWN TAX RETURNS. IT WILL BE THE RESPONSIBILITY OF EACH SHAREHOLDER TO PREPARE AND FILE ALL APPROPRIATE FEDERAL, STATE AND LOCAL TAX RETURNS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

ARTICLES OF AMENDMENT TO OUR ARTICLES OF INCORPORATION
TO PERMIT ACTION BY MAJORITY WRITTEN CONSENT

On January 25, 2012 our board of directors also approved articles of amendment to our articles of incorporation which will permit our shareholders to take action by majority written consent and has recommended that our shareholders approve this amendment.  Historically, the Colorado Business Corporation Act did not permit shareholders to act by written consent in lieu of a meeting of shareholders other than unanimously. In 2005 the Colorado General Assembly revised this prohibition so that, if permitted by its articles of incorporation, a Colorado corporation’s shareholders could act by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a valid meeting of the shareholders of the corporation.  Our board believes the authorization for shareholder action by less than unanimous written consent is necessary to provide us with the flexibility to act in the future, if the necessity arises, without the delay and expense associated with calling a special meeting of shareholders. Delays in calling a meeting and distributing meeting materials, including notice of a meeting, might deny us the flexibility that the board views as important in facilitating our operations, and will permit us to conserve company resources.  This amendment, however, would not relieve us of complying with Federal and state securities laws with respect to solicitation of votes.

This amendment to our articles of incorporation, if approved at the special meeting, will permit the holders of the minimum number of votes that would be necessary to authorize or take action at a valid meeting of our shareholders to act without a meeting through a written consent. Thus, the holders of our securities comprising a majority of the votes outstanding, acting by written consent and without prior notification to the other holders of our voting securities, could bind our company to any matter to the same extent to which a majority vote at a shareholder meeting could bind us. An adverse effect of this amendment would be to permit the holder or holders of a sufficient number of votes to approve proposals that require shareholder approval without prior notice to the minority shareholders.  Our management owns 65% of our outstanding voting securities.  If this proposal is approved, our management will be able to take action as the majority shareholder without the consent of the minority shareholders, subject to his fiduciary obligations to the company.

This amendment to our articles of incorporation does not require the approval of any Federal or state regulatory agency and our shareholders are not entitled to dissenter’s rights as a result of the amendment. If this proposal is approved at the special meeting, we will file articles of amendment to our articles of incorporation with the Secretary of State of Colorado in which Paragraph (d)(ii) of Article SEVENTH will be deleted in its entirety and replaced with the following:

(ii)           Any action required or permitted under Colorado law to be taken by the shareholders may be taken by the shareholders without a meeting as evidenced by the written consent of the shareholders holding at least a majority of all of the outstanding shares of the Corporation entitled to vote thereon, unless a greater percentage is required by Colorado law or these Articles.

If Proposal 3 is approved at the special meeting, we anticipate that we will file this amendment with the Secretary of State of Colorado promptly after the special meeting.  Our board of directors, however, reserves the right to delay the filing of this amendment to our articles of incorporation for up to 12 months following the date of approval of this Proposal 3 at the special meeting.  In addition, our board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to determine not to proceed with this amendment if, at any time prior to filing of the amendment in Colorado, our board of directors, in its sole discretion, determines that it is no longer in the best interests of our company and our shareholders to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the special meeting.  If, however, other matters properly come before the special meeting, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

For a shareholder proposal to be considered for inclusion in our proxy statement for the 2013 annual meeting, the Corporate Secretary must receive the written proposal at our principal executive offices no later than the deadline stated below. Such proposals must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.  Proposals should be addressed to:

Transax International Limited
Attention: Corporate Secretary
South Part I-101
Nanshe Area, Pengnan Industrial Park
North Yingbinbei Road
Waisha Town, Longhu District
Shantou, Guangdong, China  515023
Facsimile: (86) 754 83238998

Under Rule 14a-8, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date of our proxy statement release to shareholders in connection with the previous year’s annual meeting.  However, if we did not hold an annual meeting in the previous year or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. Therefore, shareholder proposals intended to be presented at the 2013 annual meeting must be received by us at our principal executive office no later than April 30, 2013 in order to be eligible for inclusion in our 2013 proxy statement and proxy relating to that meeting.  Upon receipt of any proposal, we will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

You may propose director candidates for consideration by the Board. Any such recommendations should include the nominee’s name and qualifications for Board membership, information regarding the candidate as would be required to be included in a proxy statement filed pursuant to SEC regulations, and a written indication by the recommended candidate of her or his willingness to serve, and should be directed to the Corporate Secretary at our principal executive offices located at South Part I-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China  515023 within the time period described above for proposals other than matters brought under SEC Rule 14a-8.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

As required, we have filed our 2011 annual report on Form 10-K/A with the SEC. Shareholders may obtain, free of charge, a copy of the 2011 Form 10-K/A by writing to us at South Part I-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China  515023, Attention: Corporate Secretary.

SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they are or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Transax International Limited, South Part I-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China  515023, Attention: Corporate Secretary, or by faxing a communication to (86) 754 83228998.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Transax International Limited, South Part I-101, Nanshe Area, Pengnan Industrial Park, North Yingbinbei Road, Waisha Town, Longhu District, Shantou, Guangdong, China  515023, Attention: Corporate Secretary.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Wei Lin
Wei Lin, Chief Executive Officer
Shantou, Guangdong, China
October 29, 2012

Appendix A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     December 30, 2011

TRANSAX INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)
Colorado (State or other jurisdiction of incorporation)	0-27845 (Commission File Number)	90-0287423 (IRS Employer Identification No.)

South Part 1-101, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District in Shantou, Guangdong, China	515023
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 754 83238888

1133 S. University Drive, Suite 210, Plantation, Florida 33324
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY PARAGRAPH

On January 6, 2012 we filed a Current Report on Form 8-K in connection with our acquisition of Big Tree International Company Limited. In response to comments we received from the staff of the Securities and Exchange Commission, on February 8, 2012 we filed an amendment to the original report. We are further amending the original Form 8-K to provide additional disclosure in response to additional comments we received from the staff to the Securities and Exchange Commission. This Form 8-K/A (Amendment No. 2) speaks only as of the original filing date of the Form 8-K and does not reflect events that may have occurred subsequent to the original filing date.

Item 1.01                      Entry into a Material Definitive Agreement.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The following agreements were entered into in connection with the acquisition of  Big Tree International Company Limited, a Brunei company, ("BT Brunei"):

The Share Exchange Agreement and Related Transactions

On March 18, 2011 Lins (HK) International Trading Limited ("BT Hong Kong"), was formed in Hong Kong. On April 13, 2011, BT Hong Kong acquired 100% of the equity interest in Big Tree International Company, a Brunei company, ("BT Brunei").  On July 5, 2011 BT Brunei acquired 100% of the  equity interest in Shantou Big Tree Toys Co., Ltd. (“BT Shantou”) from its shareholders, Mr. Wei Lin and his wife, Ms. Guihong Zheng, in exchange for its agreement to pay them RMB5,000,000 (approximately $774,881).  On October 13, 2011, BT Shantou received its business license as a wholly foreign owned enterprise (“WFOE”) that recognizes BT Brunei as its sole shareholder.

Transax International Limited (“we,” “us,” “our,” "TNSX" or the "Company") was incorporated in the State of Colorado in 1987. The Company currently trades on the OTCBB  market under the symbol "TNSX" and the Frankfurt and Berlin Stock Exchanges under the symbol "TX6". Prior to April 4, 2011, the Company, through its subsidiary, Medlink Conectividade em Saude Ltda (“Medlink Conectividade”) was an international provider of information network solutions specifically designed for healthcare providers and health insurance companies. The Company's MedLink Solution enabled the real time automation of routine patient eligibility, verification, authorizations, claims processing and payment functions. On April 4, 2011, TNSX sold 100% of its interest in its operating subsidiary.  Since April 4, 2011, TNSX has had no revenues and has been seeking through a merger or similar transaction an operating business.

In anticipation of the Reorganization discussed below, on December 29, 2011 BT Hong Kong entered into an Option Agreement with the former shareholders of BT Shantou (the “Option Agreement") whereby these former shareholders have a five year right to acquire up to 6,500,000 shares of our unregistered common stock (the “Acquisition Shares") from  BT Hong Kong, upon the occurrence of the conditions described below. The optionees who are parties to the Option Agreement are the two former shareholders of BT Shantou,  including Mr. Wei Lin, who will receive 96% of the total shares, or 6,240,000 shares, and Ms. Guihong Zheng, who will receive 4% of the total shares, or 260,000 shares. Both of these shareholders are senior executives or senior level employees of BT Shantou.

Condition	Number of Shares which may be acquired
Entry by TNSX, BT Brunei and BT Hong Kong into the Share Exchange Agreement, which condition was met on December 30, 2011.	2,166,667
TNSX achieving not less than $30,800,000 in Gross Revenues, as determined under US GAAP for any consecutive 12 months during the period from January 1, 2012 through December 31, 2013 (the " Revenue")..	2,166,667
TNSX achieving not less than $2,400,000 in pre-tax profits, as determined under US GAAP for any consecutive 12 months during the period from January 1, 2012 through December 31, 2013 (the "profit").	2,166,666

We accounted for the Acquisition Shares as paid in capital as part of the Share Exchange Agreement discussed below and the Option Agreement has no accounting impact on us.

On December 30, 2011, we entered into debt exchange agreements (the “Debt Exchange Agreements”) with the holders of $848,878.39 in our outstanding debt whereby we exchanged 820,016 shares of our Series B convertible preferred stock (the “Series B Convertible Preferred Stock”) for this debt.  The following table sets forth the name of the debt holder, amount of debt exchanged and number of shares exchanged:

Name of Holder of Debt	Amount of Debt to be Exchanged	No. of Shares of Series B Convertible Preferred Stock to be Exchanged
Stephen Walters	$122,163.92	118,010
Carlingford Investments Limited	151,309.58	146,165
CFO Oncall, Inc.	37,092.00	35,831
China Direct Investments, Inc.*	538,312.89	520,010
Total	$848,878.39	820,016

*           China Direct Investments, Inc. purchased this debt acquired from Stephen Walters for $75,000.00 pursuant to a Bill of Sale and Assignment dated December 30, 2011.

Each share of the Series B Convertible Preferred Stock is automatically convertible into one share of our common stock, $0.00001 par value after giving effect to an anticipated 1 for 700 reverse stock split of our Common Stock.  (the “Reverse Stock Split”) following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holders of the Series B Convertible Preferred Stock.  The number of shares in which the Series B Convertible Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.

On December 30, 2011, TNSX entered into a Share Exchange Agreement (the “Share Exchange Agreement") among TNSX, BT Brunei and its shareholder BT Hong Kong. Under the Share Exchange Agreement, we exchanged 6,500,000 shares of TNSX's Series C Convertible Stock (the "Series C Preferred Stock") to acquire 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong. Each share of the Series C Preferred Stock is convertible into one share of our common stock after giving effect to a 1 for 700 reverse stock split (the “Reverse Stock Split”) and will represent approximately 65% of the issued and outstanding shares of TNSX’s common stock,  and is hereinafter referred to as the “Exchange”. On December 30, 2011, BT Hong Kong became a shareholder of TNSX. The Share Exchange Agreement was approved by our Board of Directors on December 30, 2011 and no approval of our shareholders was necessary under Colorado law. The transaction will be accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our Series C Preferred Stock were accounted for as paid in capital of  TNSX. As a result of the consummation of the Share Exchange, BT Brunei and BT Shantou are now our wholly-owned subsidiaries.

As compensation for services under the December 30, 2011 consulting agreement we entered into with China Direct Investments, Inc. and its affiliate Capital One Resource Co., Ltd. (collectively, “China Direct”), we issued China Direct Investments 2,542,743 shares of our Series B Convertible Preferred Stock.  Each share of the Series B Preferred Stock is convertible into one share of our common stock after giving effect to the Reverse Stock Split. The services China Direct provided to us included an evaluation of several different business opportunities, including the acquisition of BT Brunei and BT Shantou. The Series B Preferred Stock issued to China Direct will be accounted for as an expense of our company prior to the merger and recapitalization with BT Brunei and the resulting effect in net equity was eliminated upon completion of the reverse merger and recapitalization with BT Brunei.

On December 30, 2011, Mr. Wei Lin was appointed as a member and Chairman of our Board of Directors and our Chief Executive Officer, Mr. Jiale Cai as our Chief Financial Officer and Chaojun Lin as was appointed as a member of our Board of Directors in connection with our acquisition of BT Brunei. Chaojun Lin is unrelated to Wei Lin. Mr. Wei Lin and Ms. Zheng are related parties to our company as they are the former shareholders of BT Shantou and officers and directors of BT Shantou and Mr. Lin is an officer and director of our company. Mr. Dore Scott Perler is the sole director of BT Hong Kong and BT Brunei. Also on December 30, 2011, Stephen Walters and Laurie Bewes resigned as directors and all offices they held with our company.  On December 30, 2011, Mr. Lin and Ms. Lin appointed Chaoqun Xian as a director of our company.

We plan to seek the approval of a majority of our shareholders in order to amend our articles of incorporation to effectuate the Reverse Stock Split as required under the Colorado Corporate Code.  If our shareholders approve the Reverse Stock Split, each seven hundred (700) shares of our common stock issued and outstanding, or held as treasury shares, immediately prior to the effective date of the Reverse Stock Split, will become one (1) share of the same class of our common stock on the effective date of the Reverse Stock Split.

The Reverse Stock Split was one alternative we considered at the time we entered into the Share Exchange Agreement to acquire BT Brunei as part of the financing for this transaction. Based on our capitalization at the time we were negotiating to acquire BT Brunei, we only had approximately 3,921,040 shares (without giving effect the Reverse Stock Split), or 3.9% of our total authorized and unissued common stock available for issuance. These shares were not sufficient to complete the acquisition of BT Brunei. In order to enable us to complete this acquisition on terms acceptable to BT Brunei and pay the fees payable to China Direct due under our consulting agreement with that firm through the issuance of our common stock, we agreed to pay the purchase price for the acquisition, as well as the fees payable to China Direct, through our issuance of convertible preferred stock.

FORM 10 DISCLOSURE

Following the transaction between TNSX and BT Hong Kong, our business and operations are now those of BT Brunei and its wholly-owned subsidiary BT Shantou.  The information which appears on our web site is not part of this report.

Our Corporate Structure

Shantou Big Tree Toys Co., Ltd. (“BT Shantou”), our principal operating subsidiary in the People’s Republic of China (the “PRC”) was established under the laws of the PRC on November 21, 2003.

Big Tree International Co., Ltd. (“BT Brunei”) was formed in the State of Brunei Darussalam by a Hong Kong company Lins (HK) International Trading Limited (the “BT Hong Kong”) on April 13, 2011.

On July 5, 2011, BT Brunei agreed to acquire 100% of the equity interest of BT Shantou in exchange for payment of RMB 5,000,000 (approximately US$774,881) to the shareholders of BT Shantou. On September 6, 2011, Bureau of Foreign Trade and Economic Cooperation of Shantou approved the acquisition to be effective as of October 13, 2011. BT Shantou received its business license as a wholly foreign owned enterprise ( “WFOE”) that recognizes BT Brunei as its sole shareholder.

Transax International Limited ("TNSX") is a U.S. holding company, incorporated in the State of Colorado in 1987.  As a result of the reorganization plan, discussed below, TNSX now owns a 100% equity interest in BT Brunei and its wholly-owned subsidiary BT Shantou.

The chart below illustrates the current corporate structure of  TNSX:

The Reorganization

In February 2011, the shareholders of BT Shantou, Mr. Wei Lin and Ms. Guihong Zheng, (the "BT Shantou Shareholders") developed a plan to expand and obtain the benefits of a U.S. public company (the “Reorganization").  A key element of the Reorganization was to enter into a transaction with a public shell company in the United States by which the public shell company, would acquire operations based in the PRC, all in compliance with PRC law.

To accomplish this step, BT Hong Kong formed BT Brunei to acquire BT Shantou.  The second step in the Restructuring was for the BT Shantou shareholders to transfer their ownership interest in BT Shantou to BT Brunei.  The third step was for BT Brunei and BT Hong Kong to enter into and complete a transaction with a U.S. public reporting company whereby that company would acquire BT Brunei.

To accomplish the first step in the Reorganization plan, BT Hong Kong was formed by Mr. Dore Scott Perler under the laws of Hong Kong on March 18, 2011. On April 13, 2011 BT Hong Kong formed BT Brunei under the laws of the State of Brunei Darussalam.  The choice of the State of Brunei Darussalam was based in part upon its tax structure under which domestic corporations are not subject to income taxes which would facilitate the expansion of export sales by permitting the Company to be more price competitive as described later in this section. As part of the second step, on July 5, 2011 BT Brunei acquired 100% of the equity interest in  BT Shantou from the BT Shantou Shareholders, Mr. Lin and Ms. Zheng, at the price of RMB 5,000,000 (approximately US$774,881). On September 6, 2011, the Bureau of Foreign Trade and Economic Cooperation of Shantou approved the acquisition to be effective as of October 13, 2011. BT Shantou received its business license as a WFOE that recognized BT Brunei as its sole shareholder. BT Shantou then became a wholly-owned subsidiary of BT Brunei. As part of the second step of the Reorganization plan, the former shareholders of BT Shantou, Mr. Lin and Ms. Zheng, entered into an option agreement (the ”Option Agreement”) with BT Hong Kong that allows them to purchase for a nominal amount,  the shares of  the U.S. public reporting company held by BT Hong Kong.  Thereafter BT Shantou could undertake the third and final step of the Restructuring to enter into and complete a transaction with a U.S. public reporting company whereby that company would acquire BT Brunei.

The Reorganization and acquisition of  BT Shantou was structured to comply with the New M&A Rules discussed on page 14 of this report “Regulation of foreign exchange in certain onshore and offshore transactions.”  Under the New M&A Rules, the acquisition of PRC companies by foreign companies that are controlled by PRC citizens who are affiliated with BT Shantou is strictly regulated and requires approval from the Ministry of Commerce, which approval is burdensome to obtain.  Such restrictions, however, do not apply to foreign entities which are controlled by foreign persons.  These restrictions apply only at a “snapshot in time that occurs at the time PRC companies are acquired by a foreign entity.  In our case, this was effective on July 5, 2011 when BT Brunei acquired 100% of the equity interests of BT Shantou from the BT Shantou Shareholders for aggregate consideration of RMB5,000,000 (approximately $774,881) which was the registered and fully paid up capital of BT Shantou.  At that time BT Brunei was owned 100% by BT Hong Kong , and BT Hong Kong was owned 100% by Dore Perler, a U.S. citizen, as trustee for Mr. Wei Lin. BT Brunei’s acquisition of BT Shantou was a cross-border transaction governed by and permitted under the New M&A Rules.

Since the New M&A Rules would have prohibited the BT Shantou Shareholders who were PRC citizens from immediately receiving a controlling interest in TNSX in a share exchange as consideration for the sale of their interest in BT Shantou, the BT Shantou Shareholders and BT Hong Kong instead agreed that they would enter into an Option Agreement to grant those BT Shantou Shareholders the right to acquire all of BT Hong Kong’s interest in TNSX.  However, there is no prohibition under PRC laws for those former BT Shantou shareholders to acquire an interest in TNSX after the acquisition of BT Brunei and its wholly-owned subsidiary, BT Shantou, were consummated.

As part of the first and second steps of the Reorganization, BT Hong Kong and the BT Shantou Shareholders entered into the Option Agreement. The Option Agreement was succeeded by and developed in connection with the Share Exchange. These agreements taken together provided the BT Shantou Shareholders with a process under which they could purchase for a nominal amount the shares held by BT Hong Kong. The Option Agreement provides for the former BT Shantou Shareholders to obtain legal ownership of TNSX’s shares issued to BT Hong Kong in the Share Exchange. The Option Agreement enables the BT Brunei and BT Shantou Shareholders to purchase 6,500,000 shares (after giving effect to a planned 700 for 1 reverse stock split) of TNSX (the “Option Shares") from BT Hong Kong for a nominal amount per share provided that BT Brunei enters into a Share Exchange Agreement with BT Hong Kong and TNSX meets certain performance targets for the period January 1, 2012 through December 31, 2013.

The Option Agreement reflects the intent and purpose of the parties in undertaking and accomplishing the Restructuring. And, following completion of the third step in the Restructuring, the Option Agreement is the operative agreement for all purposes with respect to the relationship of the BT Brunei and BT Shantou Shareholders to the TNSX.

Under the Option Agreement, BT Hong Kong has legal title to the shares of the Company’s preferred stock issuable under the Share Exchange Agreement and is entitled to elect two directors to TNSX’s Board of Directors. Under the Option Agreement, the BT Shantou Shareholders have the right to obtain the economic benefits of the Option Shares by purchasing them from BT Hong Kong for a nominal amount upon the Company entering into the Share Exchange Agreement and it's attaining the specified financial thresholds in the agreement which trigger their purchase rights.

On December 30, 2011, the goal of the Reorganization was realized when TNSX entered into and completed a share exchange agreement with BT Hong Kong and BT Brunei. At that time TNSX was controlled by its public shareholders who owned approximately 100% of its common stock.  Pursuant to the Share Exchange Agreement, TNSX acquired 100% of the equity of BT Brunei from BT Hong Kong in exchange for the issuance of an aggregate of 6,500,000 shares of the Series C Preferred Stock. As a result of this transaction, TNSX is a holding company which, through its direct ownership of BT Brunei and BT Shantou, now has operations based in the PRC.

BUSINESS

The Company’s main business focus is to function as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  The Company conducts these operations through both BT Brunei and our BT Shantou subsidiary. As part of Mr. Lin’s desire to expand the historic revenues of BT Shantou, he was seeking a way to permit the company to grow its revenues through export sales by leveraging his extensive contacts developed since BT Shantou was founded in 2003.  As BT Brunei is not subject to income taxes on revenues from its export sales, it is able to offer more competitive pricing than BT Shantou which is subject to a 25% tax rate in the PRC.  Following the Reorganization, BT Brunei is focused on export sales and BT Shantou is transitioning its limited export customers to BT Brunei and concentrating its efforts on domestic sales.

We are located in Shantou City of Guangdong province, the geographical region well-known for toys manufacturing and exporting in China. We are not a manufacturer. Since its inception in 2003, BT Shantou has provided a number of procurement services for international toy distributors and wholesalers, including identifying, evaluating, and engaging local manufacturers for supply of toys, as well as to arrange for original equipment manufacturing ("OEM") services in which local OEMs produce toy products to the specific specifications of one of our customers. During the first nine months of 2011 approximately 65% of our revenues were derived from procurement services and approximately 35% were derived from arranging for OEM services.  We sources a wide variety of 800,000 toys made of plastic, wood, metal, wool, and electronic materials, primarily targeting children from infants to teenagers. We enable our customers to view these toys either through our website or at our extensive toy showroom of approximately 21,528 square feet located in Shantou, China. Customers can easily contact our online representatives for inquiry and place orders, or visit the toy showroom and choose from the displayed toy samples provided by our manufacturing partners.

In a move to expand our business in 2009, BT Shantou developed a proprietary construction toy consisting of plastic pieces that can plug-in together to make a wide variety of objects, and  which we refer to as our Magic Puzzle (3D).   We registered the patents for its utility model and appearance design in Hong Kong and mainland China during 2010 and 2011. On June 1, 2010, BT Shantou entered into a 10-year contract manufacturing agreement with a local toy manufacturer Shantou Xinzhongyang Toy Industrial Co., Ltd.  (“Xinzhongyang”) to produce this proprietary toy under the name of Big Tree Educational Magic Puzzle (the “Big Tree Magic Puzzle”). The Big Tree Magic Puzzle are currently promoted and distributed in the Chinese domestic market only through BT Shantou’s online store and at six Dennis Department Store locations. The Chief Executive Officer of BT Shantou, Ms. Guihong Zheng, owns a  16.7% equity interest in Xinzhongyang. Ms. Zheng is the wife of  the Chairman of BT Shantou Mr. Wei Lin.  Mr. Lin, our Chairman and Chief Executive Officer, owns the remaining 83.3% equity interest in Xinzhongyang.

Product Description

We source a wide variety of more than 800,000 toys made of plastic, wood, metal, wool, and electronic materials, primarily targeting at children from infants to teenagers. These toys include, but are not limited to, infant appliances, games, balls, dolls, stuffed toys, transformers, racing track sets, play sets, water toys, and educational toys. The offered toys can be operated by battery, manual power, wire control, remote control, voice control, infrared ray control, and other applications.

Our proprietary Big Tree Magic Puzzle (3D) cater to  consumers ranging from minor children to adults. Big Tree Magic Puzzle  (3D) are composed of 18 assembly parts made of ABS environmental-friendly plastic materials in multiple shapes including, but not limited to, squares, triangles, right-angled connectors, etc.  ABS, or acrylonitrile butadiene styrene, is a recyclable polymer which is used in many consumer products in part as a result of its dimensional stability.  The Magic Puzzle adopt an innovative plug-in design that goes beyond the traditional planar and linear plug-in to achieve the transformations among the common and unconventional shapes such as diamond, sphere and dynamic warping, etc. Each assembly part offers 10 color choices that encourage children to learn colors and shapes in an interesting and attractive playing environment.

Patents and Trademarks

We have  registered the design of our proprietary Big Tree Magic Puzzle (3D Blocks) with and were granted an eight year patent by the Intellectual Property Department of the Hong Kong Special Administrative Region in 2010. We have also obtained the patents for utility model and design from the State Intellectual Property Office of the People’s Republic of China (the "IPO") during 2010 and 2011. Based on our patent registrations, and applicable Hong Kong and PRC laws, we have the exclusive right on the proprietary Big Tree Magic Puzzle (3D Blocks)  in Hong Kong and mainland China,  and can prevent other competitors from making, using, selling, or distributing the patented invention without our permission during the term. The registration information of the patents is listed in the table below:

Patent	Title of Invention	Granting Agency	Term	Patent No.	Region
Short-term Patent	Assembled Toy Plug-in Blocks	Patents Registry of Intellectual Property Department	Eight years starting on December 18, 2009	HK1133784	Hong Kong
Registration of Design	Toy bricks	Design Registry Intellectual Property Department	Five years starting on December 16, 2009	0902157.3	Hong Kong
Utility Model	Assembled Toy Plug-in bricks	SIPO	Ten years starting on January 12, 2011	ZL. 2009 2 0292981.6	PRC
Registration of Design I	Toy bricks	SIPO	Ten years starting on August 18, 2010	ZL 2010 3 0103327.4	PRC
Registration of Design II	Toy bricks	SIPO	Ten years starting on August 18, 2010	ZL 2009 3 0680023.1	PRC

In addition, we sell some of our products under two brand names and registered trademarks listed in the table below.  Our trademarks have been registered with the Trademark Office of the State Administration for Industry and Commerce of the People’s Republic of China (the “SAIC”). Based on our trademark registration and applicable PRC laws, we have the exclusive right to use a trademark for products and services for which the trademark has been registered with the SAIC. A trademark registration is valid for 10 years commencing from the approval date.

Brand Name	Trademark	Class/Products	Validity Term	SAIC Registration No.
Big Tree Carnival	大树嘉年华 Big Tree Carnival	28/game stations, magician gears, toys, chesses, sport balls, fitness apparatus, exercise instruments, swimming pools for entertainment purpose, roller skates, adornments (except for lights and candies) for Christmas tree	From September 14, 2010 to September 13, 2020	7012858
Bigtree		28/game stations, magician gears, toys, chesses, sport balls, fitness apparatus, exercise instruments, swimming pools for entertainment purpose, roller skates, adornments (except for lights and candies) for Christmas tree	From December 14, 2010 to December 13, 2020	6987896

Certifications

For our sourcing business, we require all of our manufacturer partners to provide Export Toy Quality Licenses as mandated by the General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China (the “AQSIQ”) and Certification and Accreditation Administration of the People’s Republic of China (the “CNCA”).  In cases where  international distributors demand additional product testing, facility auditing, and/or quality certifications, we would evaluate and identify the qualified local manufacturers to source goods in compliance with the desired standards set by the distributors.  To facilitate these services, we evaluate the specific distributor requirements and source local OEMs or other third parties who should have the requisite experience or qualifications to provide the additional services utilizing a generally available database.  We then facilitate the engagement of the appropriate local OEM or third party to provide these additional services.  If requested as part of the order from the distributor, we may also further coordinate with the local OEM, including providing product samples to the designated third party testing center for product testing and/or quality certifications.  In the instance of facility auditing, we may coordinate with the parties to ensure that the auditing process is completed in a timely manner.  The costs of these additional services are generally borne by us and are included in our costs of sales.

We have 1 quality control professional who works in close coordination with our sales and marketing staff to provide services for our customers.  China's toy industry has been regulated since early 2007 by the expansion of the nation's compulsory certification system to include toy products. Regulations require a manufacturers to apply for China Compulsory Certification (CCC) from the nation's Certification and Accreditation Administration (CNCA). Toys are subject to inspection and certification review and no toy products without CCC are permitted to leave a factory.  We seek to strictly comply with quality control regulations for preproduction, mass production, and final inspection utilizing the AQL (Acceptable Quality Level) Major 2.0/Minor 4.0 adopted by the standard ISO 8124 series set by International Standards Organization as well as ANSI/ASQ Z1.4 released by American Society for Quality.  In addition, the quality control standards for products distributed are in compliance with GB 6675-2003 Chinese National Safety Technical Code for Toys released by National Technical Committee of Standardization for Toys. On the timely manner, we issue quality control report and keep the pictures for process control and loading. The service package covers production supervision, quality control, shipment, and after-sale services.

Products exported outside of China generally are required to comply with various quality control standards and in some instances certifications fixed by the destination country.  For example, the products supplied to European countries, including Great Britain, are required to comply with the quality control standards determined by the European standard EN71 series that are composed of 11 parts to specify safety requirements for toys which were established by the European Committee for Standardization.  The products distributed to the European countries are required to bear the CE (Conformitй Europйenne or "European Conformity") mark which is a mandatory conformity mark for products placed on the market in the European Economic Area (EEA). With the CE marking on a product the manufacturer self-certifies that the product conforms with the essential requirements of the applicable EC directives.   Toys imported into Mexico are required to conform to NOB 015/10-SCF/SSA-1994 and related rules which regulate toy safety, including limits on the use of paints and dyes, labeling and testing methods.  Lastly, products exported to the United States are required to comply with quality control regulations specified by ASTM F963 Standard Consumer Safety Specification on Toy Safety set by American Society for Testing and Materials (ASTM) and Consumer Product Safety Improvement Act of 2008.  The products which may be distributed to the United States are required to be comply with the certifications and approvals set by ASTM F963 standards and the Consumer Product Safety Improvement Act of 2008.  As part of our services we internally confirm the compliance with the applicable quality control and certification standards of the destination countries, and further confirmation of conformity to these standards is provided by CNCA at the time of the shipment from China.

Our proprietary Big Tree Magic Puzzle 3D are manufactured under GB6675-2003 National Safety Technical Code for Toys targeting children under 14, a Chinese national product standard set by Standardization Administration of China (the “SAC”) which define and establish toy safety understanding and implement technical specifications for the toy manufacturing industry. On January 13, 2010, we received China Compulsory Product Certification for Big Tree Magic Puzzle 3D from the Certification Center of Light Industry Council (the “CCLC”), an independent certification institution in China. The certification is valid until December 1, 2014.

Customers

Our customers for our toy sourcing business consist of distributors, trading companies, and wholesalers primarily located in mainland China, Hong Kong, Europe, Mexico, South America, Asia and the United States.  From a geographic perspective, outside of Asia which represented a majority of our revenues, Great Britain and Mexico represented 14% and 10% of our total revenues, respectively during the first nine months of 2011.  We have a limited amount of sales to customers in the U.S., representing approximately 1% of our sales during the first nine months of 2011.  During the first nine months of 2011, our top five customers represented approximately 37% of our total revenues, and one of those customers, Pacific Toys (HK) Limited represented 10% of our total revenues. The products sourced to these top five customers are primarily battery-operated and non-battery operated plastic toys.

Our  Big Tree Magic Puzzle (3D)  are currently marketed directly to consumers in China through our sales locations in Dennis Department Stores and our online store at Taobao Mall (www. Tmall.com), the largest B2C online retailing platform in China. Sales from this segment represent less than 1% of our total revenue during the first nine months of 2011. Subject to the availability of sufficient capital, management intends to expand the number of sales locations by opening or acquiring additional stores in China in 2012. We also expect to use our existing distribution channels to increase sales of this propriety product.

Sales and Marketing

In our toy sourcing and distribution business, we market primarily through our company website (www.bigtreetoys.com) and our 21,500 square feet toy showroom in Shantou, China. Customers can either browse the lines of toys on the website and contact our online representatives for inquiry and place orders, or visit the toy showroom and choose from the displayed toy samples provided by our manufacturing partners. We also market as well as provide customer support actively seek and serve customers who reach us through company website and/or facility visit to ask for OEM production sourcing. We have 26 full-time salesmen working in the Shantou headquarters dedicated to the distribution business. They are compensated based on salary and performance bonus at management’s discretion.

We market our Big Tree Magic Puzzle (3D)  through current sales locations in  six Dennis Department Store locations in Henan province in China.  On January 1, 2011 we entered the one-year Joint Sales Contract with Dennis Department Stores that allows us to have a 20-square-meter sale counter dedicated to the sale of Big Tree Magic Puzzle (3D) in each of its six designated stores in Henan. Dennis charges us a certain percentage of sales as a commission in addition to a monthly management fee of RMB 200 (or approximately $32) pursuant to the terms of the Joint Sales Contract. We manage the sale counters for the display, pricing, quality warranty, and customer services. We currently have nine sales employees working at these locations.

In August 2011, we entered into a B2C Service Agreement with Taobao (China) Software Co., Ltd. and Zhejiang Taobao Network Co, Limited, the affiliates of Alibaba Group, the leading e-commerce company in China, to open a retailer account at Taobao Mall (www.tmall.com), the largest B2C online retailing platform in China.  Our retailer account operating under the name of Big Tree Toys Flagship Store (the “Taobao store”) is dedicated to the marketing and sale of our Big Tree Magic Puzzle (3D). We currently have two full time employees servicing the Taobao store.

For the first nine months of 2011,  sales of Big Tree Magic Puzzle (3D) represented approximately 0.3% of our total revenues.

Suppliers

We source our customer orders from local qualified manufacturers and trading companies. We also monitor  the quality control process  at the manufacturers’ facilities and inspect final products upon delivery.  The products are then shipped to our warehouse where we pack customer orders into containers for shipping. For the first nine months of 2011, our top four suppliers represented 89.7% of our total purchase. During the period, our  biggest supplier Universal Toys Trading (Hong Kong) Limited (the “Universal Toys”), a related party, accounted for approximately 83.3% of our total purchases. The other three suppliers, all of whom are unrelated parties, are all local toy manufacturers and each of them represented less than 10% of our total purchase.

The sole shareholder of Universal Toys is Mr. Xiaodong Ou,  brother-in-law of the Chairman of BT Shantou,  Mr. Wei Lin.

On June 1, 2010 BT Shantou entered into a 10-year contract manufacturing agreement with Xinzhongyang to produce the Big Tree Magic Puzzle (3D). Pursuant to the agreement, BT Shantou is responsible for product research and development and providing the designs and technical support to Xinzhongyang for production. BT Shantou has contracted to place a monthly order on the fifth day of each month, and Xinzhongyang is required to confirm the order within three business days upon the receipt of the order and begin delivery of the products at Xinzhongyang’s facility on the 15th day after the receipt of the order. For the first nine months of 2011, the orders from Xinzhongyang represented about 0.6% of our total purchases.

Facility

Our principal offices are located at BT Shantou’s facilities. BT Shantou leases approximately 16,000 square feet of office space from Yunjia Fashion Clothing Co., Ltd.  The office space is located at South Part No.1 Floor 1, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District in Shantou, Guangdong, China, 515823. Our annual rent is RMB 72,000  (or approximately $11,430). The annual rent is RMB 72,000  (or approximately $11,430) due on December 31, of each calendar year. Mr. Wei Lin and Ms. Guihong Zheng respectively own 80% and 20% of equity interest in Yunjia.

Yunjia Fashion Clothing Co., Ltd. has also granted BT Shantou free use of 21,500 square feet of space in the second and third floor of that same office building to house our toy showroom.

Quality Control Process

Our quality control process includes identifying and evaluating qualified manufacturers for specific orders.  We  ensure that each manufacturer meets the qualifications and required industry standards set by the PRC government and, if applicable, the standards fixed by the laws of the destination countries if the products are being exported, all as described earlier in this section under “Certifications.”  We also monitor the quality control during the purchase of raw materials and production process at the manufacturers’ facilities. We thoroughly examine the quality and quantity of the final product upon delivery to our warehouse prior to shipping.  The orders are then packed into containers and shipped to our customers.

Research and Development (R&D)

Our R&D department focuses on developing children’s do-it-yourself educational toys that encourage skill dexterity and improve creative thinking and learning in an interesting and safe play set. We have 6 full-time R&D engineers dedicated to product hardware and packaging design. Hardware designers are responsible for the research and design of the product structure and configuration. The Packaging designers focus on packaging design and making product profile charts. Currently, our R&D department has developed over 10 series of Big Tree Magic Puzzle (3D)  including about 200 product items.

Industry

According to 2010-2011 Global and Chinese Toy Industry Research Report, the global toys sales in 2010 was approximately US$83.3 billion, an increase of 4.7% from 2009. In 2010, Asian toy market grew by 9.2% and became the world's second largest toy market trailing North America while Europe was in third place. The United States is the world’s largest toy consumption country with sales of $ 21.9 billion followed by Japan, China, Britain and France.  The customers for our toy sourcing business consist of distributors, trading companies, and wholesalers primarily located in mainland China, Hong Kong, Europe, Mexico, South America, Asia and the United States.

Toy Industry Association (TIA), the non-profit trade association for producers and importers of toys and youth entertainment products sold in North America, disclosed in its research that the global financial crisis had limited impact on  total toys revenues globally, except in Britain due to the closure of a major retailers in that country.  Consumers  continue to look for  “value” of their toys purchases; however, the demand for toys has not yet shifted to less expensive toys since most parents have opted to slash other family expenditures in order to satisfy their children's preferences.

Environmental concerns and toy safety have becoming key issues in customers' purchases. Europe and United States both have updated their toys quality and safety standards, which have inevitably caused the increase of costs on production, quality control, and certification and have caused concerns to their major importers, especially to China as the major sourcing country for low-priced toys. Consequently, those standards and policy updates may potentially impact the world toy market, including pricing and availability for low-priced products.

Despite the uncertainty brought by these policy changes, the world’s toy market is estimated to continue expanding in the next few years with a substantial demand expected to occur in Asian countries, especially in China.  According to China Social Investigation Firm (SSIC), China has 400 million infants and children below 14-year-old with one third residing in urban areas and two-thirds in rural areas. Currently, China's urban per capita annual consumption of children's toys is under $9, while rural per capita consumption of toys is less than $5. It is relatively low compared to United States where the per capita annual consumption of toys is around $280, and $288 in Japan, $361 in Britain, and even $51 in Brazil. The significant gap between market capacity and current sale scale in China has created an expansion potential of China’s toy market.

China is the world’s largest toy manufacturer and exporter with more than 20,000 toy companies that produce and distribute two-thirds of  the global toys' demand. China's toy manufacturing is highly regionally concentrated with most output produced in the developed eastern coastal areas of China.  For instance, the five provinces of Guangdong, Jiangsu, Zhejiang, Shandong and Fujian, as well as Shanghai, have collectively accounted for 95% of toy sales in China. Guangdong province, the most important Chinese toy production and export base,  represents 70% of toy sales by China.

China toy industry is historically export-oriented. More than 70% of the toys produced in China are for exports. North America and Europe are top two export destinations of toys made in China. The export orientation has made the industry susceptible to the fluctuations and uncertainty of international trading conditions, currency exchange rates, and global financial crisis, especially in North America and Europe. In addition, due to the inflation and continuous appreciation of RMB currency in the past few years, the toy manufacturers are facing the challenge of soaring costs of raw materials and stagnant sale prices of final products at the expense of profit margin.

Chinese toy industry as a whole is undergoing the transition from current export-oriented, low tech, few branding and OEM-oriented manufacturing to the more sustainable development model featured with significant growth of domestic sales, high tech, better quality, and more offerings of proprietary brands and products. We believe that a more sustainable development model means the reliance on the ability of the industry in general to address this evolving marketplace by taking steps to improve product quality and safety through technology, innovation, and branding with a goal of attract international and domestic distributors to continue to buy from Chinese toy suppliers.

Growth Strategy

In addition to the focus on export sales through BT Brunei, our growth strategies include both near term and long-term strategies including the following:

1.           Build satellite sales offices and branches in major target countries and regions. One goal of our near term growth strategy is to open a satellite office in the United States to expand our customer base in North and South America.  We expect to also will use this office as a hub for sourcing potential products outside of China to expand our distribution offerings.  Additionally, we expect to open  sales offices in several major cities of China to further grow our customer base.

2.           Acquire major regional distributors.   A long term growth strategy is the development of additional propriety products to complement the Big Tree Magic Puzzle (3D) and to offer our propriety products at sales locations or through distributors with sales locations or stores in high traffic areas such as shopping malls where customers can try our products and see just how fun, unique and educational they are for children. .

3.           Additional acquisitions. We believe that as our business grows there are certain strategic acquisitions that could enhance the value of our company and improve our long-term growth.  These potential acquisitions include the Yunjia and Xinzhongyang, both related parties.  We believe that the possible acquisition of Yunjia which would include its commercial real estate property where our current offices and toy showroom is located, could provide us with additional space to permit us to expand our business services, including the addition of more showrooms and an OEM procurement center while controlling our overhead expenses. Second, in the event sales of our Big Tree Magic Puzzle (3D) begin to build to a sustainable level, of which there are no assurances, we believe the acquisition of our contract manufacturer, Xinzhongyang, could enable us to have greater control over our production process and provide an avenue for further business expansion through the provision of contract manufacturing services to third parties.

We are in the early stages of development of the plan to implement this growth strategy, including the timeline, milestones and costs.  We are also in the early stages of evaluating the potential cost savings to us of an acquisition of either Yunjia or Xinzhongyang and we are not presently a party to any agreement or understanding related to any potential acquisition.  Depending upon the continued growth of our revenues from our existing business, of which there are no assurances, our ability to undertake many of these components to our growth strategy is subject to the availability of sufficient working capital.  As described later in this report, we do not have any external sources of working capital at the present time and there are no assurances we will be able to raise additional working capital.  Accordingly, our ability to execute on this growth strategy may be limited if we are unable to continue to increase our revenues or raise working capital as may be necessary.  In addition, even if we should proceed with any of these growth strategies, there are no assurances that they will be effective.

Competition

The Chinese toy industry is highly competitive and regionally concentrated. There are numerous toy manufacturers, trading companies, and distributors scattered throughout the PRC. We face intense competition from existing competitors and new market entrants.  Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our competitors offer similar products or alternatives to our products, .as well as significantly longer operating histories, more widespread brand recognition and greater financial resources that we do.

We believe that we have transformed our company from being a small privately owned trading enterprise that competed on pricing into a sophisticated sourcing and distribution company, providing “one-stop-shop” services for distributors and wholesalers globally. We also believe that its development of  a proprietary product could further sets Big Tree apart from some of its other competitions. In an effort to effectively compete, Big Tree intends to build its reputation and brand recognition and compete primarily based on product quality, brand recognition, reputation, extensive sourcing distribution capability.  The barriers to entry into the Chinese toy industry, however, are low and we expect that competition will continue to increase.  There are no assurances that our efforts will be successful or that we will ever effectively compete within our market segment.

GOVERNMENT REGULATION

General Regulatory Environment

We operate our business in the PRC under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the State Administration for Industry and Commerce, or SAIC, the Ministry of Commerce, or MOFCOM, the State Administration of Foreign Exchange, or SAFE, and their respective authorized local counterparts.

Toy Safety Regulations

Our products are subject to various laws, including China's National Safety Technical Code for Toys - GB 6657-2003 and Safety of Electric Toys – GB19865-2005. These laws establish mandatory safety standards for the mechanical and physical safety, toxicity and flammability of toys and electronic toys.  In addition, our suppliers are required to obtain Export Toy Quality Licenses as mandated by General Administration of Quality Supervision, Inspection and Quarantine of the People’s Republic of China (the “AQSIQ”) and Certification and Accreditation Administration of the People’s Republic of China (the “CNCA”).  Any failure to comply with these requirements could result in product liability claims, loss of sales, diversion of resources, damage to our reputation, increased warranty costs and removal of our products from the market.  Similar laws exist in some states and cities and in various international markets. We maintain a quality control program designed to ensure compliance with all applicable laws.

We believe our operations in the PRC comply with the current toy safety and export laws. We are not subject to any admonition, penalty, investigations or inquiries imposed by government regulators, nor is it subject to any claims or legal proceedings to which it was named as a defendant for violation of any toy safety or export laws.

Regulation of Foreign Exchange

The PRC government imposes restrictions on the convertibility of the RMB and on the collection and use of foreign currency by PRC entities. Under current regulations, the RMB is convertible for current account transactions, which include dividend distributions, and the import and export of goods and services. Conversion of RMB into foreign currency and foreign currency into RMB for capital account transactions, such as direct investment, portfolio investment and loans, however, is still generally subject to the prior approval of or registration with SAFE.

Under current PRC regulations, foreign-invested enterprises such as our PRC subsidiaries are required to apply to SAFE for a Foreign Exchange Registration Certificate for Foreign-Invested Enterprise. With such a certificate (which is subject to review and renewal by SAFE on an annual basis), a foreign-invested enterprise may open foreign exchange bank accounts at banks authorized to conduct foreign exchange business by SAFE and may buy, sell and remit foreign exchange through such banks, subject to documentation and approval requirements. Foreign-invested enterprises are required to open and maintain separate foreign exchange accounts for capital account transactions and current account transactions. In addition, there are restrictions on the amount of foreign currency that foreign-invested enterprises may retain in such accounts.

Regulation of foreign exchange in certain onshore and offshore transaction

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-Raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Circular 75, which became effective as of November 1, 2005. According to SAFE Circular 75, prior to establishing or assuming control of an offshore company for the purpose of financing that offshore company with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete certain overseas investment foreign exchange registration procedures with the relevant local SAFE branch. An amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (i) the injection of equity interests or assets of an onshore enterprise to the offshore company or (ii) the completion of any overseas fund-raising by such offshore company. An amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change involving a change in the capital of the offshore company, such as (i) an increase or decrease in its capital, (ii) a transfer or swap of shares, (iii) a merger or division, (iv) a long-term equity or debt investment or (v) the creation of any security interests.

SAFE Circular 75 applies retroactively. As a result, PRC residents who established or acquired control of offshore companies that made onshore investments in the PRC in the past were required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under SAFE Circular 75, failure to comply with the registration procedures may result in restrictions on the relevant onshore entity, including restrictions on the payment of dividends and other distributions to its offshore parent or affiliate and restrictions on the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under the PRC foreign exchange administration regulations.

As a U.S. company, we are considered a foreign entity in the PRC. If we purchase the assets or equity interests of a PRC company owned by PRC residents in exchange for our equity interests, such PRC residents will be subject to the registration procedures described in SAFE Circular 75. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.

In addition, on August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process.

Regulations on dividend distribution

The principal regulations governing dividend distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended;
•	Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;
•	Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and
•	Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Regulation of overseas listings

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC"), promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006 and was amended by the MOFCOM on June 22, 2009. This regulation, among other things, has certain provisions that require offshore special purpose vehicles, or SPVs, formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.

There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required in connection with our acquisition of BT Brunei, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, restrict or prohibit payment or remittance of dividends by our PRC subsidiaries to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

SAFE regulations on employee share options

On March 28, 2007, SAFE promulgated the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plan or Share Option Plan of Overseas Listed Company, or the Share Option Rule. The purpose of the Share Option Rule is to regulate foreign exchange administration of PRC domestic individuals who participate in employee share holding plans and share option plans of overseas listed companies. According to the Share Option Rule, if a PRC domestic individual participates in any employee share holding plan or share option plan of an overseas listed company, a PRC domestic agent or the PRC subsidiary of such overseas listed company is required to, among others things, file, on behalf of such individual, an application with SAFE to obtain approval for an annual quota with respect to the purchase of foreign exchange in connection with share holding or share option exercises as PRC domestic individuals may not directly use overseas funds to purchase shares or exercise share options. Concurrently with the filing of such application with SAFE, the PRC subsidiary shall obtain approval from SAFE to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the share purchase or option exercise, any returned principal or profits from sales of shares, any dividends issued on the shares and any other income or expenditures approved by SAFE. The PRC subsidiary is also required to obtain approval from SAFE to open an overseas special foreign exchange account at an overseas bank to hold overseas funds used in connection with any share purchase or option exercise. All proceeds obtained by PRC domestic individuals from sales of shares shall be remitted back to China after relevant overseas expenses are deducted. The foreign exchange proceeds from these sales can be converted into RMB or transferred to such individuals foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at the PRC domestic bank. If the share option is exercised in a cashless exercise, the PRC domestic individuals are required to remit the proceeds to the special foreign exchange account.

We do not currently have any share option plans. Although further clarification is required as to how the Share Option Rule will be interpreted or implemented, we believe that if we were to adopt such a plan, we and our PRC employees who have been granted share options will be subject to the Share Option Rule when our company becomes an overseas listed company. If we or our PRC employees fail to comply with the Share Option Rule, we and/or our PRC employees may face sanctions imposed by foreign exchange authority or any other PRC government authorities.

In addition, the State Administration of Taxation has recently issued circulars concerning employee share options. Under these circulars, our employees working in the PRC who exercise share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents relating to employee share options with relevant tax authorities and withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

Employees

As of December 22, 2011, we had approximately 87 full time employees in the PRC.

DIRECTORS AND EXECUTIVE OFFICERS

In connection with the change of control of the Company described in Item 5.01 of this Current Report on Form 8-K, we have appointed the following individuals to serve as our executive officers and directors:

Name	Age	Positions
Wei Lin	40	Chief Executive Officer and Chairman of the Board of Directors
Chaojun Lin	48	Director
Chaoqun Xian	29	Director
Jiale Cai	33	Chief Financial Officer

Wei Lin is the founder and the Chairman of BT Shantou since its formation in 2003 and our Chief Executive Officer and Chairman of the Board since December 30, 2011.  Mr. Lin has extensive experience with small businesses and in corporate management. Mr. Lin was  the founder and president of Guangtong Network Calling Station, former CEO of Jieyang Toys Complex Group Co., Ltd, and former Chairman of Beijing Junze Cultural Communications Co., Ltd. and Shanghai Xikang Electronic Technology Development Co., Ltd.  Mr. Lin is the majority owner of Xinzhongyang Toy Industrial Co., Ltd. and Yunjia Fashion Clothing Co., Ltd., each companies with whom we engage in related party transactions as described later in this section. Mr. Lin graduated with an Associates Degree in Economic Management from Central South University, China (formerly known as Central South Industrial University) in 1996.

Chaojun Lin is the Deputy General Manager of BT Shantou and a member of our Board of Directors since December 30, 2011. Mr. Lin was the former deputy principal of Chenghai Tantou School. Since 1995, he was  the former deputy general manager of Guangtong Network Calling Station and the principal of Guangtong Computer Training School. Mr. Lin is experienced in managing operations. Mr. Lin graduated from Chenghai Normal School, China in 1985.

Chaoqun Xian, is current International Trading Director of BT Shantou and a member of our Board of Directors since December 30, 2011. Ms. Xian is experienced in marketing and team management. In January 2006, Ms. Xian joined BT Shantou  and has successfully established a stable and productive sales team and a large base of customers that we expect to lead to future growth in sales. Ms. Xian graduated from Xiamen University, China with a Bachelor’s Degree in Automation in 2005.

Jiale Cai has been the Accounting Director of BT Shantou since July 2011 and our Chief Financial Officer since December 30, 2011. Mr. Cai has extensive experience in management accounting and was also accounting manager and director for state-owned, private, and foreign-owned enterprises including Guangdong Kinde Network & Technology Co., Ltd. Fukutomi (Shantou) Industrial Limited from, Shantou Longhu Dongnan Industrial Co., Ltd. and Shantou Zhongmin Group Corp.  Mr. Cai obtained an Associate Degree in Accounting through the professional continuous education program from Guangdong Jinan University, China in 2009.

Key Employees

We employ certain individuals who, while not executive officers, make significant contributions to our business and operations and hold various positions within our subsidiaries.

Dore Scott Perler  (age 51) was appointed as the Assistant Secretary of our company on December 30, 2011. Based in Florida, Mr. Perler consults with BT Shantou for the marketing and business development in North and South America. Mr. Perler brings over 25 years experience in management, sales, marketing, and technology development. Mr. Perler, since 2007 has been the CEO of Pearl Group Advisors, an international representative and management firm. Mr. Perler also held the position of CEO and President of China America Holdings, Inc. and Sense Holdings, Inc.  until January 2009, a biometric technology developer providing security solutions to corporate, government, and private sector clients. From 1996 to 1998, Mr. Perler was vice president of sales for Ansel Communications. From 1993 to 1996, Mr. Perler was the vice president of sales and marketing for LatinRep Associates/ LatinChannels, Inc. Mr. Perler helped develop the company’s organizational infrastructure, designed business processes and operating procedures, planned and executed strategies, recruited and managed professional staff, and created and implemented marketing and business development campaigns. Mr. Perler grew up in New York and has also been a contributing speaker and columnist in the fields of biometric technology and explosives detection.

Our History

We were incorporated in the State of Colorado in 1987 originally under the name Vega-Atlantic Corporation. We were a development stage company initially engaged in the business of exploration of gold and precious metals within the United States.  During 2001 we acquired interests in certain co-operative joint ventures to develop mineral properties in the PRC. Due, however, to our inability to raise sufficient capital to meet funding commitments, we sold or disposed of certain of our interests in the joint ventures during 2001.

In August 2003 we acquired 100% of the outstanding of Transax International Limited in exchange for shares of our common stock in a transaction treated as a reverse merger which resulted in a change of control of our company.  Transax International Limited, through its wholly owned subsidiary TDS Telecommunication Data Systems Ltda. , was an international provider of information network solutions specifically designed for the healthcare providers and health insurance companies. The MedLink SolutionTM enabled the real time automation of routine patient eligibility, verification, authorizations, claims processing and payment functions.  Thereafter, we changed our name to Transax International Limited.

On March 26, 2008, we executed a stock purchase and option agreement with Engetech, Inc., a Turks & Caicos corporation controlled and owned 20% by Americo de Castro, director and President of Medlink Conectividade, and 80% by Flavio Gonzalez Duarte or assignees. In accordance with the terms and provisions of the agreement, we sold to the buyer 45% of the total issued and outstanding stock of our wholly-owned subsidiary, Transax International Limited, which owned 100% of the total issued and outstanding shares of: (i) Medlink Conectividade, and (ii) Medlink Technologies, Inc., (“Medlink”) a Mauritius corporation. However, the buyer defaulted on payments and on November 24, 2010, pursuant to an agreement, the buyer returned the 45 shares of Transax International Limited held in escrow and forfeited its initial deposit of $937,700 in full and complete satisfaction of any amounts due to us.

On April 4, 2011, pursuant to a Quota Purchase and Sale Agreement amongst Transax International Limited, QC Holding I Participacoes S.A., a corporation organized under the laws of Brazil (“QC Holding”), and Medlink Conectividade, we sold 100% of our interest in Medlink Conectividade. As such all related operations have been retroactively presented as discontinued operations for all periods presented and related operating assets and liabilities have been classified as assets from discontinued operations and liabilities from discontinued operations, respectively for all periods presented.

In accordance with the terms and provisions of the agreement: (i) QC Holding acquired the equity interest of Medlink Conectividade resulting in the sale of our operating subsidiary. As consideration for the purchase and sale of 100% of our interest in Medlink Conectividade, QC paid to us approximately $298,000; (ii) QC Holding agreed to assume all debt and other contingent liabilities of Medlink Conectividade, which as of December 31, 2010 was approximately $7,800,000 including $5,300,000 in past taxes and social security contributions due to the Brazil Government; and (iii) QC contributed to Medlink Conectividade approximately $1,402,000 which will be used to repay us approximately $1,402,000 in loans and interest due to our subsidiary, Transax Limited, which owned 100% of Medlink Conectividade.  In accordance with the further terms and provisions of the Agreement, we retained our relevant technology assets consisting of software code and the Postilion network processor software to carry on business outside of Brazil.

Our board of directors considered the sale of Medlink Conectividade to be in our best interests and of our shareholders. Factors considered included (i) the high levels of debt in Medlink Conectividade, (ii) its continuing net operating losses and (iii) reports from Brazil counsel to Medlink Conectividade indicating that immediate tax and social security payments were due to the Brazilian Government of over $1,000,000.

Subsequent to April 4, 2011 until December 30, 2011, we had no revenues and limited operations consisting of financial reporting, general administration, and seeking new business opportunities with a merger candidate.

On December 30, 2011 we acquired BT Brunei and BT Shantou as discussed above under Item 1.01 of this Current Report.

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this report before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you may lose part or all of your investment. This report also contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks described below and elsewhere in this report.

Risk Factors Relating to Our Business

Our inability to extend our existing products as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products and product, may materially and adversely impact our business, financial condition and results of operations.

Our business and operating results depend largely upon the appeal of our products. Our continued success in the toy industry will depend on our ability to extend our existing core products and product lines as consumer preferences evolve, and to develop, introduce and gain customer acceptance of new products. Several trends in recent years have presented challenges for the toy industry, including:

•	The phenomenon of children outgrowing toys at younger ages, particularly in favor of interactive and high technology products;
•	Increasing use of technology;
•	Shorter life cycles for individual products; and
•	Higher consumer expectations for product quality, functionality and value.

We cannot assure you that:

•	our current products will continue to be popular with consumers;
•	the product lines or products that we introduce will achieve any significant degree of market acceptance; or
•	the life cycles of our products will be sufficient to permit us to recover design, manufacturing, marketing and other costs associated with those products.

Our failure to achieve any or all of the foregoing benchmarks may cause the infrastructure of our operations to fail, thereby adversely affecting our business, financial condition and results of operations.

The toy industry is highly competitive and our inability to compete effectively may materially and adversely impact our business, financial condition and results of operations.

The toy industry is highly competitive. Globally, certain of our competitors have financial and strategic advantages over us, including:

•	greater financial resources;
•	larger sales, marketing and product development departments;
•	stronger name recognition;
•	longer operating histories; and
•	greater economies of scale.

In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our competitors offer similar products or alternatives to our products. We cannot assure you that we will be able to expand our sales of products or that we will be able to continue to compete effectively against current and future competitors.

As all of the toys we sell are manufactured in China, our revenues in future periods could be adversely impacted by consumer concerns regarding the safety of toys made in the PRC.

In the recent past there have been product quality and safety issues for producers of toys that manufacture their goods in China including related to the use of excessive levels of lead paint.  Based upon our internal research we believe that environmental concerns and toy safety are becoming key issues in customers' purchases following the large recall of Chinese manufactured toys in 2008.  Europe and United States both have updated their toys quality and safety standards through the passage of the Toy Safety Directive of the European Union effective in 2011 and the Consumer Product Safety Improvement Act in 2008.  While toys manufactured in China which we will seek to export to Europe and the United States will be subject to compliance with the rules and regulations of the import countries, it is possible that consumers in those countries will be less likely to purchase toys manufactured in China as result of legacy environmental and safety concerns.  Any significant consumer rejection of toys manufactured in China will adversely impact our ability to expand our business in future periods.

A limited number of customers historically account for a large portion of our revenues, so that if one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations.

We have been historically dependent upon sales to a limited number of customers.  During 2010 five customers accounted for 100 % of our revenues, with three of our customers each accounting for more than 10% of our revenues.  The principal customers included Pacific Toys HK, Ltd. (47.7%), Jiangsu Tianyuan Company (20.0%) and Big Tree (HK) Limited (19.7%).  During the nine months ended September 30, 2011, however, Pacific Toys HK Ltd. accounted for 10% of revenues and no other customer accounted for more than 10%.  The change in customer dependence during the 2011 period reflects our efforts to broaden our customer base, however, there are no assurances we will not return to a dependence upon a limited number of customers in future periods. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking price reductions, financial incentives, changes in other terms of sale or for us to bear the risks and the cost of carrying inventory also could adversely affect our business, financial condition and results of operations. If one or more of our major customers were to experience difficulties in fulfilling their obligations to us, cease doing business with us, significantly reduce the amount of their purchases from us or return substantial amounts of our products, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the bankruptcy or other lack of success of one or more of our significant retailers could negatively impact our revenues and bad debt expense.

We depend on Xinzhongyang, and if our relationship with this company is harmed or if they independently encounter difficulties in their manufacturing processes, we could experience product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis, any of which could adversely affect our business, financial condition and results of operations.

Although we have a long term contract with Xinzhongyang, our sales of the Big Tree Magic Puzzle (3D) would be adversely affected if we lost our relationship with Xinzhongyang or if Xinzhongyang’s operations were disrupted or terminated even for a relatively short period of time.  Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay Xinzhongyang to produce the Big Tree Magic Puzzle (3D), depending on what they pay for their raw materials.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time TNSX and its subsidiaries enter into transactions with related parties which include purchases from or sales to a related party, lease of facilities, financing transactions, business consulting services, among other transactions. The conduct of our business and operations are materially dependent upon these related party transactions, which include:

•           during 2011 we began purchasing toys from Universal Toys, a company owned by the brother-in-law of our Chairman and Chief Executive Officer.  Purchases from this company represented 83.3% of our vendor purchases during the first nine months of 2011;

•           Xinzhongyang, which manufactures the Big Tree Magic Puzzle (3D), is owned by our Chairman and Chief Executive Officer and his wife.

•           we lease our principal executive offices from Yunjia, a company owned by our Chairman and Chief Executive Officer and his wife,

•           we have sold products to Big Tree Toys (HK) Limited, a company owned by our Chairman and Chief Executive Officer. In 2010, sales to this related party represented 19.7% of our revenues, and

•           China Direct Investments, Inc., a principal shareholder of our company, provides business consulting services to us.

We are subject to risks as a result of our significant reliance on these related parties including the risk that the business terms are not as fair to us and that our management is subject to conflicts of interest which may not be resolved in our favor.  We cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.  In addition, should we ultimately determine to proceed with an acquisition of either Yunjia or Xinzhongyang, of which there is no assurance, we cannot assure you that the terms of one or both of those transactions will be as fair as we might receive in a similar transaction with an unrelated third party.

We are dependent on third-party manufacturers and we are subject to risks of unexpected price increases and the failure of these manufacturers to timely fulfill our orders.

We depend on third-party manufacturers who develop, provide and use the tools, dyes and molds that we generally own to manufacture our products. However, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

We do not have long-term contracts with our third-party manufacturers. Although we believe we could secure other third-party manufacturers to produce our products, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers’ operations were disrupted or terminated even for a relatively short period of time. Our tools, dyes and molds are located at the facilities of our third-party manufacturers.

Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.  There are no assurances that we would be able to pass along any unexpected price increase to our customers which would adversely impact our results of operations in future periods.

We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a large degree, attributable to Wei Lin our Chief Executive Officer and Mr. Jiale Cai  our Chief Financial Officer.  Messrs. Lin and Cai are responsible for the management, sales and marketing, and operational expertise of our PRC subsidiary and perform key functions in the operation of our business. Although we have no reason to believe that these individuals would discontinue their services with us, the loss of one or more of these key employees could have a material adverse effect upon our business, financial condition and results of operations.

We may not be able to manage our business expansion and increasingly complicated operations effectively, which could harm our business.

We plan to expand by opening additional retail stores, expansion of our product offerings, increase our sales network and development of an international distribution business. If our planned expansion is successful, it will result in substantial demands on our management and personnel and our operational, technological and other resources. To manage the expected growth of our operations, we will be required to expand our existing operational, administrative and technological systems and our financial systems, procedures and controls, and to expand, train and manage the planned growth in our employee base. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, or that we will be able to effectively and efficiently manage the growth of our operations, and recruit and retain qualified personnel. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our financial condition and results of operations.

We may lose revenue if our intellectual property rights are not protected and counterfeit Big Tree Carnival or Big Tree brand products are sold in the market.

We believe our intellectual property rights are important to our success and competitive position. A portion of our products are manufactured and marketed under our “Big Tree Carnival,” and “Big Tree” labels. We have filed our labels as trademarks in the PRC. We cannot assure you that there will not be any unauthorized usage or misuse of our trademarks or that our intellectual property rights will be adequately protected as it may be difficult and costly to monitor any infringements of our intellectual property rights in the PRC. If we cannot adequately protect our intellectual property, we may lose revenue.

In addition, we believe the branding of our products and the brand equity in our “Big Tree Carnival,” and “Big Tree” trademarks is important to our expansion effort and the continued success of our business. Our efforts to build our brand may be undermined by the sale of counterfeit goods. The counterfeiting of our products may increase if our products become more popular.

In order to preserve and enforce our intellectual property rights, we may have to resort to litigation against the infringing or counterfeiting parties. Such litigation could result in substantial costs and diversion of management resources which may have an effect on our financial performance.

We may inadvertently infringe third-party intellectual property rights, which could negatively impact our business and financial results.

We are not aware of, nor have we received any claims from third parties for, any violations or infringements of intellectual property rights of third parties by us as of the date of this report. Nevertheless, there can be no assurance that as we develop new product designs and production methods, we would not inadvertently infringe the intellectual property rights of others or others would not assert infringement claims against us or claim that we have infringed their intellectual property rights. Claims against us, even if untrue or baseless, could result in significant costs, legal or otherwise, cause product shipment delays, require us to develop non-infringing products, enter into licensing agreements or may be a distraction to our management. Licensing agreements, if required, may not be available on terms acceptable to us or at all. In the event of a successful claim of intellectual property rights infringement against us and our failure or inability to develop non-infringing products or to license the infringed intellectual property rights in a timely or cost-effective basis, our business and/or financial results will be negatively impacted.

We have not purchased insurance coverage and any loss resulting from product liability or third party liability claims or casualty losses must be paid by us.

We have not purchased insurance coverage for product liability or third party liability and are therefore not covered or compensated by insurance in respect of losses, damages, claims and liabilities arising from or in connection with product liability or third party liability. In addition, we currently do not maintain any property insurance policies covering losses due to fire, flood, earthquake, equipment failure, break-ins, typhoons and similar events, nor do we maintain business interruption insurance. As a result, our business and prospects could be adversely affected in the event of such problems in our operations and may suffer losses that could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Violation of Foreign Corrupt Practices Act or China anti-corruption law could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act (“FCPA”) which generally prohibits United States public companies from bribing or making prohibited payments to foreign officials to obtain or retain business. PRC law also strictly prohibits bribery of government officials. While we take precautions to educate our employees about the FCPA and Chinese anti-corruption law, there can be no assurance that we or the employees or agents of our subsidiaries will not engage in such conduct, for which we may be held responsible. If that were to occur, we could suffer penalties that may have a material adverse effect on our business, financial condition and results of operations.

Risks related to doing business in China

Our business is subject to extensive government regulation and any violation by us of such regulations could result in product liability claims, loss of sales, diversion of resources, damage to our reputation, increased warranty costs or removal of our products from the market, and we cannot assure you that our product liability insurance for the foregoing will be sufficient.

Our business is subject to various laws, including China's National Safety Technical Code for Toys - GB 6657-2003 and Safety of Electric Toys – GB19865-2005. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

•	product liability claims;
•	loss of sales;
•	diversion of resources;
•	damage to our reputation;
•	increased warranty costs; and
•	removal of our products from the market.

Any of these results may adversely affect our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could harm us.

Our operations in China are governed by PRC laws and regulations. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, prior court decisions have limited precedential value.  BT Shantou is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some-time after the violation has occurred. Moreover, some regulatory requirements issued by certain PRC government authorities may not be consistently applied by other government authorities, including local government authorities, thus making strict compliance with all regulatory requirements impractical, or in some circumstances, impossible. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

In addition, on August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of its capital contribution in foreign currency into RMB. The notice requires that the capital of a foreign-invested company settled in RMB converted from foreign currencies shall be used only for purposes within the business scope as approved by the authorities in charge of foreign investment or by other competent authorities and as registered with the Administration for Industries and Commerce and, unless set forth in the business scope or in other regulations, may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the capital of a foreign-invested company settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, including heavy fines. As a result, Circular 142 may significantly limit our ability to capitalize our PRC operations, which could adversely affect our ability to invest in or acquire any other PRC companies.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Because substantially all of our revenue is denominated in RMB, restrictions on currency exchange may limit our ability to use revenue generated in RMB to fund any business activities we may have outside China or to make dividend payments to our shareholders in U.S. dollars. The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, RMB is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loan or investment in securities outside China unless the prior approval of SAFE is obtained. Although the PRC government regulations now allow greater convertibility of RMB for current account transactions, significant restrictions still remain. For example, foreign exchange transactions under our subsidiaries capital accounts, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls. These limitations could affect our ability to obtain foreign exchange for capital expenditures. We cannot be certain that the PRC regulatory authorities will not impose more stringent restrictions on the convertibility of RMB, especially with respect to foreign exchange transactions.

Fluctuations in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Recently, the PRC has decided to proceed further with reform of the RMB exchange regime and to enhance the RMB exchange rate flexibility. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the RMB against the U.S. dollar.

As a result of inflation and continuous appreciation of RMB currency in the past few years, the toy manufacturers are facing the challenge of increased costs of raw materials and stagnant sale prices of final products which has resulted in reduced gross profit margins.  Any significant revaluation of the RMB could adversely impact the price we pay for toys which could reduce our margins in future periods and adversely impact our ability to compete in our market segment.  Any significant revaluation of the RMB may also have a material adverse effect on the value of, and any dividends payable on, our common stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Consequently, appreciation or depreciation in the value of the RMB relative to the U.S. dollar could materially adversely affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Recent PRC regulations relating to offshore investment activities by PRC residents and employee stock options granted by overseas-listed companies may increase our administrative burden, restrict our overseas and cross-border investment activity or otherwise adversely affect the implementation of our acquisition strategy. If our shareholders who are PRC residents, or our PRC employees who are granted or exercise stock options, fail to make any required registrations or filings under such regulations, we may be unable to distribute profits and may become subject to liability under PRC laws.

In 2005, SAFE promulgated regulations that require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under the SAFE regulations, PRC residents who make, or have previously made, direct or indirect investments in offshore companies, will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to file or update the registration with the local branch of SAFE, with respect to that offshore company, any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger, division, long-term equity or debt investment or creation of any security interest. If any PRC shareholder fails to make the required SAFE registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation, to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into their PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We cannot provide any assurances that all of our shareholders who are PRC residents will make or obtain any applicable registrations or approvals required by these SAFE regulations. The failure or inability of our PRC resident shareholders to comply with the registration procedures set forth in the SAFE regulations may subject BT Shantou to fines and legal sanctions, restrict our cross-border investment activities, or limit BT Shantou ability to distribute dividends to or obtain foreign-exchange dominated loans from our company.

As it is uncertain how the SAFE regulations will be interpreted or implemented, we cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and obtaining foreign currency denominated borrowings, which may harm our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the SAFE regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

The New M&A Rules establish more complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisition in China.

The New M&A Rules that became effective on September 8, 2006 established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could materially adversely affect our ability to grow our business through acquisitions in China.

Under The PRC Enterprise Income Tax Law, our company and/or China Ziyang Technology may be classified as a “resident enterprise” of the PRC. Such classification could result in tax consequences to us, our non-PRC resident shareholders and China Ziyang Technology.

On March 16, 2007, the National People’s Congress approved and promulgated a new tax law, the PRC Enterprise Income Tax Law, or “EIT Law” which took effect on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define “de facto management bodies” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise; however, it remains unclear whether the PRC tax authorities would deem our managing body as being located within China. Due to the short history of the EIT Law and lack of applicable legal precedents, the PRC tax authorities determine the PRC tax resident treatment of a foreign company on a case-by-case basis.

If the PRC tax authorities determine that our company and/or BT Brunei are a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, our company and/or BT Brunei could be subject to the enterprise income tax at a rate of 25 percent on our and/or BT Brunei’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if our company and/or BT Brunei are treated as PRC “qualified resident enterprises” all dividends paid from BT Shantou to us (through BT Brunei) should be exempt from PRC tax.

Finally, the new “resident enterprise” classification could result in a situation in which a 10 percent PRC tax is imposed on dividends we pay to our non-PRC stockholders that are not PRC tax “resident enterprises” and gains derived by them from transferring our common stock, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, we may be required to withhold a 10 percent PRC tax on any dividends paid to non-PRC resident stockholders. Our non-PRC resident stockholders also may be responsible for paying PRC tax at a rate of 10 percent on any gain realized from the sale or transfer of our common stock in certain circumstances. We would not, however, have an obligation to withhold PRC tax with respect to such gain.

Moreover, the State Administration of Taxation (“SAT” released Circular Guoshuihan No. 698 (“Circular 698” on December 15, 2009 that reinforces the taxation of non-listed equity transfers by non-resident enterprises through overseas holding vehicles. Circular 698 addresses indirect share transfers as well as other issues. Circular 698 is retroactively effective from January 1 2008. According to Circular 698, where a foreign (non-PRC resident) investor who indirectly holds shares in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the PRC tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. A reasonable commercial purpose may be established when the overall international (including U.S.) offshore structure is set up to comply with the requirements of supervising authorities of international (including U.S.) capital markets.

If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the seller to PRC tax on the capital gain from such transfer. Since Circular 698 has a short history, there is uncertainty as to its application. We (or a foreign investor) may become at risk of being taxed under Circular 698 and may be required to expend significant resources to comply with Circular 698 or to establish that we (or such foreign investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such foreign investor’s investment in us).

If any such PRC tax applies, a non-PRC resident investor may be entitled to a reduced rate of PRC tax under an applicable income tax treaty and/or a deduction against such investor’s domestic taxable income or a foreign tax credit against such investor’s domestic income tax liability (subject to applicable conditions and limitations). In the case of a U.S. holder, if a PRC tax applies to dividends paid on our common stock, or to gain from the disposition of our common stock, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, the U.S. holder should be entitled to certain benefits under the agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”, including the treatment of any such income as arising in the PRC for purposes of calculating such foreign tax credit, if such holder is considered a resident of the United States for the purposes of the U.S.-PRC Tax Treaty. Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Under PRC laws, arrangements and transactions among related parties may be subject to a high level of scrutiny by the PRC tax authorities.

Under PRC laws, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. Under the Regulation on the Implementation of the Enterprise Income Tax Law of the PRC, the “related party” means the enterprises, other organizations or individuals that have any of the following relations with an enterprise:

•                      direct or indirect control relationship with respect to capital, management, sale or purchase, etc.;
•                      directly or indirectly controlled by a common third-party;
•                      any other relationship of interest.

We engage in a number of transactions with related parties.  If any of the transactions we enter into with related parties are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow any tax savings, adjust the profits and losses of such possible future PRC entities and assess late payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for any such tax savings would in all likelihood substantially increase our possible future taxes and thus reduce our net income in future periods.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. In April 2009, an outbreak of the H1N1 virus, also commonly referred to as “swine flu” occurred in Mexico and has spread to other countries. Cases of swine flu have been reported in Hong Kong and mainland China. The Chinese government and certain regional governments within China have enacted regulations to address the H1N1 virus, which may have an effect on our business. If the outbreak of swine flu were to become widespread in China or increase in severity, it could have an adverse effect on economic activity in China, and could require the temporary closure of manufacturing facility. Such events could severely disrupt our business operations and harm our results of operations. Any future natural disasters or health epidemics in the PRC could also have a material adverse effect on our business and results of operations.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008. The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially adversely affecting our financial condition and results of operations.

Risks related to our common stock

We have convertible preferred stock which is convertible into our common stock.  A conversion of such stock will have a dilutive effect onto existing shareholders.

In connection with our acquisition of 100% of the outstanding shares of BT Brunei on December 30, 2011, we issued BT Hong Kong 6,500,000 shares of our series C convertible preferred stock. The series C convertible preferred stock is  convertible into 6,500,000 shares of our common stock, giving effect to the anticipated 1 for 700 reverse stock split of our outstanding common stock.  In addition, we issued China Direct Investments 2,542,743 shares of our series B preferred stock  as compensation for services and 520,010 shares under the terms of a Debt Exchange Agreement.  The 3,062,753 shares of our series B preferred stock which is convertible into 3,062,753 shares of our common stock, giving effect to the anticipated 1 for 700 reverse stock split of our outstanding common stock.  At such time as BT Hong Kong and China Direct Investments convert their preferred stock, the 9,562,753 shares of our common stock we will issue are expected to represent approximately 95.1% of our then issued and outstanding common stock.   The issuance of these additional shares will be dilutive to our existing shareholders.

We expect to undertake a reverse stock split of our outstanding common stock in order to satisfy our obligations to issue common stock under the terms of the convertible preferred stock issued to BT Hong Kong,  China Direct Investments and former creditors.

We expect to undertake a 1 for 700 reverse stock split of our common stock in the near future.  The primary objective of the reverse split will be to allow for the issuance of shares of our common stock to BT Hong Kong,  China Direct Investments and the our former creditors under the terms of the convertible preferred stock we issued to them. Our board of directors believes that the additional shares are necessary to fulfill our obligations under the convertible preferred stock. On the market effective date of the reverse stock split the number of shares of our common stock will be reduced from 96,078,960 to 137,256. There are no assurances that the current trading price of our common stock will remain at the pre-split level and it is likely that it will decline given the limited following for our common stock.  In addition, because the reverse split will have the effect of increasing the number of authorized but unissued shares of our common stock which are available for issuance by our company, the reverse split may also be construed as having an anti-takeover effect.

Due to recent Chinese accounting scandals, the price of our common stock might fluctuate significantly and if our stock price drops sharply, we may be subject to shareholder litigation, which could cause our stock price to fall further.

In the past few months, there have been well-publicized accounting problems at several U.S.-listed Chinese companies that have resulted in significant drops in the trading prices of their shares and, in some cases, have led to the resignation of outside auditors, trading halts or share delistings by NASDAQ or the New York Stock Exchange, and investigations by the Division of Enforcement of the Securities and Exchange Commission. Many, but not all, of the companies involved in these scandals had entered the U.S. trading market through “reverse mergers” into publicly traded shells. The scandals have had a broad effect on Chinese companies with shares listed or quoted in the United States.  Because we were a shell company which has undertaken a reverse merger with a PRC-based company, past or future accounting scandals in other Chinese companies could have a material adverse effect on the market for shares of our common stock and the interest of investors in our company or generally in PRC companies.  In this event, the fluctuations in the market prices of our common stock could result in decreased liquidity and/or declining stock prices unrelated to our results of operation or business. In addition, as set forth in the risk factor immediately below, we do not have any audit committee financial experts on our Board of Directors and, accordingly, the risk of future errors in our financial statements is increased.

None of our board of directors are considered audit committee financial experts.  If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Our internal accounting staff and our Board of Directors are relatively inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Although our accounting staff is professional and experienced in accounting requirements and procedures generally accepted in the PRC, management has determined that they require additional training and assistance in U.S. GAAP matters. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions. Finally, we have not established an Audit Committee of our Board of Directors.

Although we have not evaluated the internal controls over financial reporting of the business activities at BT Shantou which we acquired on December 30, 2011, we cannot assure investors that we maintained effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. For these reasons, we  are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) our recent hiring of a business consulting firm that has expertise in accounting and U.S. GAAP matters with publicly-traded companies (ii) hiring additional personnel with sufficient U.S. GAAP experience and (iii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel.  If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

The tradability of our common stock is limited under the penny stock regulations which may cause the holders of our common stock difficulty should they wish to sell the shares.

Because the quoted price of our common stock is less than $5.00 per share, our common stock is considered a “penny stock” and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Our controlling stockholders may take actions that conflict with your interests.

As of December 30, 2011, BT Hong Kong has the right to appoint two directors and assuming the conversion of the convertible preferred stock and completion of the reverse stock split, two of our shareholders, BT Hong Kong and China Direct Investments, will beneficially own approximately 95.1% of our common stock.  In this case, these shareholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions including the proposed 1 for 700 reverse stock split agreed to in connection with our acquisition of 100% of the issued and outstanding shares of BT Brunei, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This report includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,‿ “expect," “anticipate," “estimate," “intend," “plan," “targets," “likely," “aim," “will," “would," “could," and similar expressions or phrases identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and future events and financial trends that we believe may affect our financial condition, results of operation, business strategy and financial needs. Forward-looking statements include, but are not limited to, statements about:

•	Factors affecting consumer preferences and customer acceptance of new products.
•	Competition in the toy industry.
•	Loss of one or more key customers.
•	Dependence on third-party contract manufacturers.
•	Dependence on certain key personnel.
•	Inability to manage our business expansion.
•	Infringement by third parties on our intellectual property rights.
•	Our inadvertent infringement of third-party intellectual property rights.
•	PRC government fiscal policy that affect real estate development and consumer demand.
•	Availability of skilled and unskilled labor and increasing labor costs.
•	Lack of insurance coverage and the impact of any loss resulting from product liability or third party liability claims or casualty losses.
•	Violation of Foreign Corrupt Practices Act or China anti-corruption laws.
•	Economic, legal restrictions and business conditions in China.
•	Dilution attributable to our convertible preferred stock.
•	Impact of proposed reverse stock split of our outstanding common stock.
•	Limited public market for our common stock.
•	Potential conflicts of interest between our controlling shareholders and our shareholders.

You should read thoroughly this report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in “Risk Factors." Other sections of this report include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation for the nine month periods ended September 30, 2011 and 2010 and for the years ended December 31, 2010 and 2009 should be read in conjunction with the financial statements and the notes to those statements that are included in this report.

Overview

Acquisition of  BT Brunei and BT Shantou

Shantou Big Tree Toys Co., Ltd. (“BT Shantou”), our principal operating subsidiary in the People’s Republic of China (the “PRC”) was established under the laws of the PRC on November 21, 2003. Big Tree International Co., Ltd. (“BT Brunei”) was formed in the State of Brunei Darussalam by a Hong Kong company Lins (HK) International Trading Limited (the “BT Hong Kong”) on April 13, 2011.

On July 5, 2011, BT Brunei agreed to acquire 100% of the equity interest of BT Shantou in exchange for paying the shareholders of BT Shantou the price of RMB 5,000,000 (approximately US$774,881). On September 6, 2011, Bureau of Foreign Trade and Economic Cooperation of Shantou approved the acquisition to be effective as of October 13, 2011. BT Shantou received its business license as a wholly foreign owned enterprise that recognizes BT Brunei as its sole shareholder.

On December 31, 2011, we ("TNSX") entered into a Share Exchange Agreement (the “Share Exchange Agreement" among us, BT Brunei and its shareholder BT Hong Kong. Under the Share Exchange Agreement, we exchanged 6,500,000 shares of TNSX's Series C Convertible Stock (the "Series C Preferred Stock") to acquire 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong. The number of shares of TNSX’s common stock to be issued upon conversion of the Series C Preferred Stock and after giving effect to a 1 for 700 reverse stock split (the “Reverse Stock Split”) will represent approximately 65% of the issued and outstanding shares of TNSX,  and is hereinafter referred to as the “Exchange”. On the Closing Date, BT Hong Kong will become a shareholder of TNSX. The Share Exchange Agreement was approved by our Board of Directors on December 30, 2011 and no approval of our shareholders was necessary under Colorado law. The transaction will be accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our common stock  were accounted for as paid in capital of  TNSX. As a result of the consummation of the Share Exchange, BT Brunei and BT Shantou are now our wholly-owned subsidiaries.

As compensation for services under the  December 30, 2011 consulting agreement we entered into with China Direct Investments we issued China Direct Investments 2,542,743 shares of our common stock after giving effect to the Reverse Stock Split, which will represent approximately 25.40% of the issued and outstanding shares of TNSX. The services China Direct Investments provided to us included an evaluation of several different business opportunities, including the acquisition of  BT Brunei and BT Shantou. The China Direct shares will be accounted for as an expense of our company prior to the merger and recapitalization with BT Brunei and the resulting effect in net equity was eliminated upon completion of reverse merger and recapitalization with BT Brunei.

BT Brunei and BT Shantou are in the business of toys sourcing, distribution and contractual manufacturing  targeting  international and domestic distributors and customers in the toys industry.  BT Brunei and BT Shantou are collectively called “Big Tree” in this report.

Business Overview

Our main business focus is to function as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  We conduct these operations through both BT Brunei, which focuses on export sales, and our BT Shantou subsidiary which concentrates on domestic sales. We are located in Shantou City of Guangdong province, the geographical region well-known for toys manufacturing and exporting in China. Since its inception in 2003, BT Shantou has provided a number of procurement services for domestic and international toy distributors and wholesalers, including identifying, evaluating, and engaging local manufacturers for supply of toys, as well as to arrange for OEM services in which local OEMs produce toy products to the specific specifications of one of our customers.  BT Brunei’s operations are currently focused on procurement services for export customers. We do not manufacturer any products. We sources a wide variety of 800,000 toys made of plastic, wood, metal, wool, and electronic materials, primarily targeting children from infants to teenagers.

We source toys to distributors, trading companies, and wholesalers primarily located in mainland China, Hong Kong, Europe, Mexico, South America, and Asia.  The end customers are typically children, ranging from infants to teenagers, in these countries and regions. During the first nine months of 2011, sales to Britain and Mexico represented 14% and 10% of our total revenues respectively. During the first nine months of 2011, our top five customers represented approximately 37% of our total revenues, and one of those customers, Pacific Toys (HK) Limited, represented 10% of our total revenues. The products sourced to these top five customers are primarily battery-operated plastic toys and regular plastic toys.

Additionally, during the first nine months of 2011 one of our vendor- suppliers, Universal Toys, a related party,  accounted for 83% of our toy purchases while for the same period in 2010,  66% of our purchases were diversified through five different suppliers, with four of them accounting for more than 10%  of our purchases-refer to Note-14 for details on concentration of vendors.

In 2011, we started selling Big Tree Magic Puzzle (3D) directly to Chinese domestic end consumers including children and grown-ups through our own sales counters in Dennis Department Store (the “Dennis”) and online store at Taobao Mall (www. Tmall.com), the biggest B2C online retailing platform in China. The sales from this segment represented less than 1% of our total revenue during the first nine months of 2011.  During 2012 we expect to utilize our existing distribution channels in an effort to increase the sales of this proprietary product.  In addition, and subject to the availability of additional capital, should sales of this product increase in 2012 we expect to open additional retail locations from which this propriety product can be offered.  While we are in the early stages of planning these additional locations and have not finalized any of these expansion plan, including the target number of locations, we estimate that the cost per new location with be approximately RMB50,000 to RMB100,000 (approximately US$8,000 to US$16,000).

In addition to a continued focus on increasing our revenues from our procurement and OEM sourcing services and sales of our Big Tree Magic Puzzle (3D), our growth strategies include possibly opening satellite sales offices and branches in the U.S. and other cities in China as well as the potential acquisition of distributors.  We are in the early stages of development of these plans as well and have not finalized any cost or timing estimates and are not a party to any agreements.  Our ability to undertake any of these expansion plans is also dependent upon our ability to raise additional capital, of which there are no assurances.

Lastly, we are evaluating the financial and operating benefits of acquisitions of Yunjia and/or Xinzhongyang, related parties, as discussed earlier in this report.  If we should determine to proceed with the acquisition of Yunjia or Xinzhongyang, or both, of which there is no assurance, it is likely that we would acquire these companies for equity in our company which will be dilutive to our existing shareholders.  We are not a party to any agreements at this time for an acquisition of either Yunjia Xinzhongyang and we may determine that neither acquisition would provide a financial or operating benefit to our company.

Results of Operations

The following discussion of our financial condition and results of operation for the nine month periods ended September 30, 2011 and 2010 and for the years ended December 31, 2010 and 2009 should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this report.  Our results for the nine months ended September 30, 2011 are not necessarily indicative of the results that should be expected for the full year ending December 31, 2011.

For the nine month ended September 30, 2011 compared to the same period in 2010

Our consolidated revenues for the nine month period ended September 30, 2011 amounted to  $ 17.1 million, an increase of $15.3 million, as compared to the same period in 2010. During the 2011 period, our consolidated revenues included sales revenues from BT Brunei as well as sale revenues from BT Shantou.  The increase in the 2011 period was primarily due to revenues from BT Brunei sales which accounted for approximately  $14.4 million of the increase  During the 2010 period, our consolidated revenues included sales revenues from BT Shantou only as BT Brunei was established after the 2010 period.  BT Shantou sales revenue in the 2011 period increased to $2.8 million, or 48.7%, as compared to the same period in 2010.  Our strategy is to utilize BT Brunei to continue to increase our customer base for export sales of toys , while continuing to expand our domestic distribution sales channels within China through BT Shantou. BT Brunei is organized in the State of Brunei Darussalam which is a non-taxable jurisdiction.  Sales revenues from BT Brunei are not subject to income taxes as compared to sales revenues from BT Shantou which are subject to a PRC tax rate of 25%.  These operational costs savings have permitted the Company to leverage our export sales contacts to significantly expand the Company’s export sales in 2011 by permitting the Company to be more price competitive.  As the majority of our revenues in the 2011 period were generated from exports of toys, we are susceptible to the fluctuations and uncertainty of international trading conditions, currency exchange rates, and global financial crisis. In addition, due to the inflation and continuous appreciation of RMB in the past few years which has resulted in an increase in the wholesale price of toys, we will continue to face challenges in finding ways to effectively compete in the pricing of toy products in our domestic and export markets while maintaining our margins.

Cost of revenues amounted to $15.1 million for the nine month period ended September 30, 2011, an increase of  $13.4 million, while cost of revenues as a percentage of revenues decreased to 88.2%  in 2011 from 93.6% for the same period in 2010 due to lower cost of toy products and improved efficiencies in our supply chain. Cost of revenues attributable to BT Brunei accounted for approximately $12.6 million of the total increase of $13.4 million in the 2011 period. As a result of increased sales during the 2011 period, we were able to take advantage of more favorable pricing for both the cost of toy products from our suppliers as well as reduced supply chain costs, including logistics, as a result of the increased volume.

 Our gross margin was $2.0 million for the nine months ended September 30, 2011, an increase of $1.9 million, as compared to the same period in 2010. For the nine months ended September 30, 2011, sales attributable to BT Brunei had a gross margin of 11.9%, while sales attributable to BT Shantou had a gross margin of 11.3%. As a percentage of revenues, gross margin was 11.8% for 2011, as compared to 6.4% for the same period in 2010.  This increase  was primarily due to higher sales and the resulting volume pricing discussed above.

Operating expenses, composed of selling and general and administrative expenses, amounted to $0.8 million for the nine months ended September 30, 2011, an increase of $0.6 million, as compared to the same period in 2010.  Selling expense was less than 1% of revenue for the nine months ended September 30, 2011 as compared to 3.5% for the same period in 2010.  Selling expenses consists of salaries and related costs associated with BT Shantou’s full-time salesmen employed at our headquarters who staff our toy showroom and are responsible for servicing customers who visit our showroom.  The decline in selling expense as a percentage of revenue in the 2011 period as compared to the 2010 period reflect the increase in sales attributable to BT Brunei. General and administrative expenses amounted to $0.7 million for the nine month period ended September 30, 2011, an increase of $0.6 million, as compared to the same period of 2010. This increase was primarily due to higher salary and employee benefits of approximately $0.1 million due to additional sales employees, coupled with  procurement service fees of approximately $0.4 million paid to Universal Toys, a related party, for toy purchases .

BT Shantou is governed by the Income Tax Law of the People’s Republic of China Concerning Foreign Investment Enterprise and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, BT Shantou is subject to tax at a maximum statutory rate of 25% (inclusive of state and local income taxes).BT Brunei was incorporated in the State of Brunei Darussalam, and are not subject to any corporate income taxes in accordance to the laws and regulations of that country.

Our effective tax rate for the nine months ended September 30, 2011 was negligible since approximately  all  of  the consolidated taxable income was attributable to  BT Brunei's  operating income which were not subject to  corporate income taxes under the Brunei Income Tax Law. BT Shantou was subject to minimal corporate income taxes in the PRC resulting in  less than $21,000 of tax provision  due to abated taxes permanent timing differences.

Our net income amounted to $1.2 million, an increase of $1.3 million, for the nine months ended September 30, 2011, as compared to a net loss of  ($0.1) million for same period in 2010. The increase was primarily due to higher  revenues, gross profit margins and favorable tax treatment for sales by BT Brunei, partially offset by an increase of  $0.6 million in selling, general and administrative expenses.

For the year ended December 31, 2010 compared to 2009

Revenues amounted to $2.7 million for the year ended December 31, 2010, an increase of $1.4 million,  compared to the same period in 2009. All revenues in 2010 and 2009 are attributable to BT Shantou.  The increase was primarily due to higher export sales revenue  of approximately $0.8 million, coupled with an increase in domestic market sales of  approximately $0.6 million. We were able to compete effectively both  in marketing our toy products and in price to existing customer base while adding more customers in 2010 as compared to 2009.

Cost of revenues amounted to $2.5 million for the year ended December 31, 2010, an increase of $1.3 million,  while cost of revenues as a percentage of revenues increased slightly to 92.8%  in 2010 from 91.7%  for the same period in 2009. The increase is primarily due to higher cost of  plastic toy products.

Our gross margin was $197,519 for the year ended December 31, 2010,  an increase of $90,345, or 84.3%, as compared to the same period in 2009. As a percentage of revenues, gross margin was 7.2%  for 2010, as compared to 8.3% for the same period in 2009. This decrease  in gross margin was primarily due to higher cost of products.

Our operating expenses, composed of selling and general and administrative expenses, amounted to $278,108  for the year ended December 31, 2010, an increase of  $97,394, or 53.9%,  as compared to the same period in 2009. General and administrative expenses amounted to $194,172  for the year ended December 31, 2010, an increase of $63,376, or 48.5%, as compared to the same period of 2009. This increase was primarily due to higher salary and employee benefits due to additional sales and marketing employees  to serve the sales growth and customers' demand as well as the expansion of our sales network.

Our net loss amounted to ( $94,557)  for the year ended December 31, 2010, as compared to a net loss of  ($69,351) for the same period in 2009. The increase in net loss is due to higher cost of revenues, lower margins and higher general and administrative expenses for 2010 as compared to 2009.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate sufficient cash to meet its operational cash requirements.

We had a working capital of $1.4 million as of  September 30, 2011 as compared to a working capital deficit of $94,221 as of December 31, 2010,  due primarily to higher sales revenues in 2011.

Our primary uses of cash have been for purchases of  toy products, selling, and general and administrative expenses. Our primary sources of cash are derived from revenues from the sales of our toy products.

We expect that our cash on hand and cash flow from operations will be sufficient to sustain our operations for at least the next twelve months.  However, the following trends are reasonably likely to require us to raise additional capital.

•	An increase in working capital requirements to finance near term and long term growth strategy including possible acquisitions;
•	Increases in capital expenditures, marketing and administrative expenses to support the sales growth of our company;
•	The costs for recruitment and retention of additional management and personnel to support our operations and expansion plans; and
•	The additional costs, including legal accounting and consulting fees, associated with a public company and related compliance activities.

We do not have any external sources of working capital.  We may seek to raise capital through the sale of equity in our company, however, we are not a party to any agreement or understandings at this time and there are no assurances we will be able to raise capital on terms satisfactory to us, or at all.  If we are unable to raise additional capital as may be needed, our ability to grow our company and increase our revenues in future periods will be adversely impacted.  Total current liabilities increased by $2.5 million in 2011  as compared to December 31, 2010 primarily  due  to $0.9 million in advances from customers  for products to be delivered, and $1.0 million due to related parties for working capital advances and toy purchases from Universal Toys, as disclosed in Note 11.

Cash Flows Analysis

For the nine months ended September 30, 2011 compared to the same period in 2010

NET CASH FLOW (USED IN)/ PROVIDED BY OPERATING ACTIVITIES:

Net cash used in operating activities was $0.6 million for the nine months ended September 30, 2011, as compared to net cash provided by operating activities of $0.3 million for the same period in 2010. The decrease resulting from cash used in operating activities was primarily due to an  increase of $4.0 million in accounts receivable from higher sales and prepaid expenses, offset by increases in accounts payable due  to related party as a result of  higher purchases for products and advances from customers for sales orders received.

NET CASH FLOW USED IN INVESTING ACTIVITIES:

Net cash provided by investing activities amounted to $0.3 million for the nine months ended September 30, 2011 as a result of proceeds received from disposition of  building,  with no comparable investing activity for the same period  in 2010.

NET CASH FLOW USED IN FINANCING ACTIVITIES:

Net cash provided by financing activities was $0.4 million for the nine months ended September 30, 2011, as compared to net cash used of $0.2 million for the same period in 2010. The increase in net cash provided by financing activities in 2011 was  due to advances received from related party while the net cash used in financing activities for 2010 was primarily due to repayments to related party.

For the year ended December  31, 2010 compared to the same period in 2009

NET CASH FLOW PROVIDED BY (USED IN)/ OPERATING ACTIVITIES:

Net cash provided by operating activities was $0.3 million for the  year ended December 31, 2010, as compared to net cash used in operating activities of $0.6 million for the same period in 2009. The increase resulting from cash provided by operating activities  for  2010 was primarily due to a  decrease of $0.3 million in  accounts receivable coupled with $0.3 million from inventories due to anticipated export sales,  offset by $0.3 million in prepayments to suppliers of inventory. The  increase in net cash used in operating  activities for 2009 was primarily due to lower inventories and increase in accounts receivable due to export sales.

NET CASH FLOW USED IN INVESTING ACTIVITIES:

There was no cash flow used in or provide by operating activities for the year ended December 31, 2010, as compared to $4,691 cash used for purchases of property, plant and equipment during the same period in 2009.

NET CASH FLOW USED IN FINANCING ACTIVITIES:

Net cash used in financing activities was $0.2 million for the year ended December 31, 2010 primarily due to repayments of advances from related party, while  for the same period in 2009 we had net cash provided of $0.6 million due to advances from related party.

At September 30, 2011 and December 31, 2010, we maintained cash and cash equivalents of $139,742 and $44,377, respectively, in financial institutions located in China.  Cash held in banks in the PRC is not insured. The value of cash on deposit in China has been converted to U.S. dollars based on the exchange rate as of respective balance sheet dates. In 1996, the Chinese government introduced regulations, which relaxed restrictions on the conversion of the RMB; however restrictions still remain, including but not limited to restrictions on foreign invested entities. Foreign invested entities may only buy, sell or remit foreign currencies after providing valid commercial documents at only those banks authorized to conduct foreign exchanges. Furthermore, the conversion of  RMB for capital account items, including direct investments and loans, is subject to PRC government approval. Chinese entities are required to establish and maintain separate foreign exchange accounts for capital account items. We cannot be certain Chinese regulatory authorities will not impose more stringent restrictions on the convertibility and outflow of RMB, especially with respect to foreign exchange transactions. Accordingly, cash on deposit in banks in the PRC is not readily deployable by us for purposes outside of China.

Off Balance Sheet Arrangements

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us as a party, under which we have:

•	Any obligation under certain guarantee contracts,
•	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,
•
Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in stockholder’s equity in our statement of financial position, and

•
Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes.  The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.  Based on this definition, we have identified the critical accounting policies and judgments addressed below.  We also have other significant accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results, which are described in Note 2 to our financial statements.  Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available.  Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Revenue recognition

We follow the guidance of ASC 605, “Revenue Recognition,” and the SEC Staff Accounting Bulletin (SAB) No. 104 and SAB Topic 13 for revenue recognition.  In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable and collectability is reasonably assured.

Revenues for our product sales are recognized when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists through a formal purchase order; (ii) delivery of the products has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable based upon an agreement between our company and our customer; and (iv) collectability is reasonably assured.  For any advance payments from customers, revenues are deferred until such a time when all the four criteria mentioned above are fully met.

Estimates

Significant estimates for the periods reported include the allowance for doubtful accounts which is based on an evaluation of our outstanding accounts receivable including the age of amounts due, the financial condition of our specific customers and historical bad debt experience.  This evaluation methodology has proven to provide a reasonable estimate of bad debt expense in the past and we intend to continue to employ this approach in our analysis of collectability.  However, we are aware that given the current global economic crises, including that of the PRC, meaningful time horizons may change.  We intend to enhance our focus on the evaluation of our customers' sustainability and adjust our estimates as may be indicted.

We rely on assumptions such as volatility, forfeiture rate, and expected dividend yield when calculating the fair value of our derivative liability related to common stock purchase warrants. We also rely on assumptions and estimates to calculate our reserve for obsolete inventory and the depreciation of property, plant and equipment. We make assumptions of expiration of our products held as inventory based on historical experience and if applicable, regulatory recommendation. We also group property plant and equipment into similar groups of assets and estimate the useful life of each group of assets.

Further, we rely on certain assumptions and calculations underlying our provision for taxes in the PRC.  Assumptions and estimates employed in these areas are material to our reported financial conditions and results of operations.  These assumptions and estimates have been materially accurate in the past and are not expected to materially change in the future.  Actual results could differ from these estimates.

PROPERTIES

Description of Property

Our principal executive offices are located at BT Shatou’s facilities. BT Shantou’s principal executive offices and our toy showroom are located at South Part No.1-101, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District in Shantou, Guangdong, China. We lease approximately 16,146 square feet of office space from Yunjia Fashion Clothing Co., Ltd. (the “Yunjia”), a related party, for an annual expense of RMB 72,000 (approximately $11,430).  In addition, Yunjia has orally agreed to allow BT Shantou the right to use 21,258 square feet space at this location for use as our toy showroom.  The lease for BT Shantou’s offices expires on December 31, 2021. Mr. Wei Lin, our Chief Executive Officer and his wife Ms. Guihong Zheng own 80% and 20%, respectively, of  Yunjia.

We operate six retail sales counters located in Dennis Department Stores and at the locations listed below, all of which are located in Henan Province, China:

Store Name	Store Location
CBD Department Store	Inner Ring Road, W.Zhongyi Road, Zhengzhou City
Zhongyuan Department Store	Songshan Road and Mianfang Road, Zhengzhou City
Dashiqiao Department Store	Nanyang Road and Jinshui Road, Zhengzhou City
Fengchan Department Store	Huayuan Road and Fengchan Road, Zhengzhou City
Pingdingshan Department Store	Huafu Mansion at Kuanggong Road and Zhongxin Road, Pingdingshan City
Xinzheng Department Store	Interaction of Renmin Road and Yuqian Road, Xinzheng City

Each location is approximately 66 square feet.  We pay rent based on a percentage of our sales from each location subject to a maximum. Dennis has orally agreed to extend the term of the agreement for these locations until December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At December 30, 2011, upon completion of our acquisition of  BT Brunei, we had 96,078,960 shares of common stock issued and outstanding.  The following table sets forth information known to us as of December 30, 2011 relating to the beneficial ownership of shares of our voting securities by:

•	each person who is known by us to be the beneficial owner of more than 5% of our outstanding voting stock;
•	each director;
•	each named executive officer; and
•	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of Shantou Big Tree Toys Co., Ltd., South Part 1-101, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District,  Shantou, Guangdong, China, 515023.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock		Series C Preferred Stock
Name of Beneficial Owner	Number of Shares	% of Class	Number of Shares	% of Class
Wei Lin, CEO and Director(1)	-	-	6,500,000	100%
Chaojun Lin, Director	-	-	-	-
Chaoqun Xian, Director	-	-	-	-
Jiale Cai, CFO	-	-	-	-
All officers and directors as a group (four persons)	-	-	6,500,000	100%
Stephen Walters (2)	43,528,076	45.3%	-	-

Carlingford Investments Limited (3)	40,593,257	42.2%	-	-
China Direct Industries, Inc. (4)	-	-	-	-
Lins (HK) Int’l Trading Limited(5)	-	-	6,500,000	100%

(1)           Mr. Lin is the chief executive officer of our company and a member of the Board of Directors. The number of shares of our Series C Convertible Preferred Stock beneficially owned by Mr. Lin includes: 6,500,000 shares owned by Lins (HK) Int’l Trading Limited (“BT Hong Kong”), a company over which Mr. Lin exercises voting and dispositive control; and excludes shares of the Series C Convertible Preferred Stock issuable upon exercise of options issued by BT Hong Kong to Mr. Lin at an exercise price of $0.00001 per share as follows: (a) 2,080,000  shares currently exercisable and (b) 4,160,000 shares not exercisable within 60 days of the date of this report. The options were granted to Mr. Lin by BT Hong Kong pursuant to an option agreement (the “Option Agreement”) expiring on December 30, 2016 described in note 3 below. Shares issuable to Mr. Lin under the Option Agreement were excluded from the computations of beneficial ownership as such shares are included in the shares owned by BT Hong Kong and are already attributable to Mr. Lin. Holders of the Series C Convertible Preferred Stock are entitled to certain voting rights as provided for in the Certificate of Designations of the Series C Convertible Preferred Stock.

(2)           The number of shares of our common stock beneficially owned by Mr. Walters includes: 2,934,819 shares owned of record by Mr. Walters and 40,593,257 shares owned of record by Carlingford Investments Limited over which Mr. Walters has sole voting and dispositive control and excludes 118,010 shares of our Series B Convertible Preferred Stock owned of record by Mr. Walters and 146,165 shares of our Series B Convertible Preferred Stock owned of record by Carlingford Investments Limited. Mr. Walters address is Bali View Block A4/7, Jl. Cirendeu Raya 40 Jakarta Selatan, 13419 Indonesia.

(3)           The number of shares of our common stock beneficially owned by Carlingford Investments Limited includes 40,593,257 shares owned of record and excludes 146,165 shares of our Series B Convertible Preferred Stock it owns of record. Mr. Stephen Walters has voting and dispositive control over securities owned by Carlingford Investments Limited.  Carlingford Investments Limited’s address is: 80 Raffles Place, #16-20 UOB Plaza II, Singapore 048624.

(4)           The number of securities beneficially owned by China Direct Industries, Inc. and its subsidiaries excludes: 2,216,020 shares of our Series B Convertible Preferred Stock owned of record by China Direct Investments, Inc. and 846,733 share of our Series B Convertible Preferred Stock owned of record by Capital One Resource Co., Ltd., both of which are subsidiaries of China Direct Industries, Inc. The Series B Convertible Preferred Stock is convertible into 3,062,753 shares of our common stock after giving effect to a 1 for 700 reverse stock split we plan to implement as provided for in the Certificate of Designations of the Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has no voting rights. James Wang Ph.D., has voting and dispositive control over securities held by China Direct Industries, Inc. whose address is 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

(5)           Wei Lin has voting and dispositive control over the shares of our Series C Convertible Preferred Stock held by BT Hong Kong. Shares owned by BT Hong Kong are subject to the Option Agreement. No beneficial owner entitled to purchase owns more than 10% of the issuer's securities nor is any beneficial owner an officer or director of our company except for Mr. Lin who is entitled to purchase 6,240,000 shares of the Series C Convertible Preferred Stock. We agreed to issue these shares to BT Hong Kong under the terms of the Series C Convertible Preferred Stock we issued in connection with our acquisition of 100% of the shares of BT Brunei. Holders of the Series C Convertible Preferred Stock are entitled to certain voting rights as provided for in the Certificate of Designations of the Series C Convertible Preferred Stock.

DIRECTORS AND EXECUTIVE OFFICERS

In connection with the change of control of the Company described in Item 5.01 of this Current Report on Form 8-K, we have appointed the following individuals to serve as our executive officers and directors:

Name	Age	Positions
Wei Lin	40	Chief Executive Officer and Chairman of the Board of Directors
Chaojun Lin	48	Director
Chaoqun Xian	29	Director

Director Qualifications

The following is a discussion for each director of the specific experience, qualifications, attributes or skills that led to our conclusion that such person should be serving as a member of our Board of Directors as of the date of this report in light of our business and structure.  In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collectively skills and experience of our Board members are well suited to guide us as we make the transition from a company with limited operations to a company which seeks to expand through acquisitions.

Wei Lin. Mr. Lin has over 14 years experience in the operation and management of companies engaged in the sale and distribution of toys and product development.

Chaojun Lin. Ms. Lin has over 16 years  experience in the operation and management of a variety of companies engaged in sales and marketing.

Chaoqun Xian. Ms. Xian has over 6 years experience in the marketing and sales management in the toy distribution business.

Committee of our Board of Directors

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, any committee performing a similar function. The functions of those committees are being undertaken by Board of Directors as a whole.  Because none of our directors are independent, we believe that the establishment of these committees would be more form over substance.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed.  Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors.  Given our relative size and lack of directors and officers insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.  In considering a director nominee, it is likely that our Board will consider the professional and/or educational background of any nominee with a view towards how this person might bring a different viewpoint or experience to our Board.

None of our directors is an “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-K. In general, an “audit committee financial expert” is an individual member of the audit committee or Board of Directors who:

•           understands generally U.S. GAAP and financial statements,
•           is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
•           has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
•           understands internal controls over financial reporting, and
•           understands audit committee functions.

Members of the Company’s board of directors have a limited knowledge of U.S. GAAP and internal control over financial reporting.  The Company’s board of directors relies on its outside consultant China Direct Investments to provide assistance with the preparation of U.S. GAAP compliant financial statements and requires additional training and assistance in U.S. GAAP compliance.

EXECUTIVE COMPENSATION

The following table sets forth information concerning cash and non-cash compensation paid by BT Shantou to Mr. Lin for each of the fiscal two years ended December 31, 2010 and December 31, 2009. No current executive officer of ours or any of our subsidiaries received compensation in excess of $100,000 for any of those two years.

Summary Compensation Table (BT Brunei)

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Wei Lin, Chief Executive Officer and Chairman of the Board of Directors(1)	2010	$47,544	-	-	-	-	-	-	$47,544
	2009	$38,035	-	-	-	-	-	-	$38,035

(1)           All amounts are approximate, were paid in RMB and assume a conversion rate of RMB 6.31 to U.S. $1.00. a Mr. Lin was appointed as our Chief Executive Officer and Chairman of the Board on December 30, 2011 and will continue to be paid an annual salary of approximately $47,544 beginning on January 1, 2012. There is no specific term of Mr. Lin’s employment with us.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of our named executive officer outstanding as of December 31, 2011:

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Wei Lin	-	-	-	-	-	-	-	-	-

Compensation of Directors

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  Neither Mr. Lin or Ms. Xian received any compensation specifically for their services as a director.  Mr. Lin was paid an annual salary of RMB 100,000 (approximately $18,850) in fiscal 2010 and Ms. Xian was paid an annual salary of RMB 53,000 (approximately $8,400).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we engage in business transactions with related parties. Following is a brief summary of these related party transactions:

BT Shantou purchases products from Universal Toys that it distributes. The sole shareholder of Universal Toys is Mr. Xiaodong Ou,  the brother-in-law of our Chairman and Chief Executive Officer,  Mr. Wei Lin. All purchases from Universal Toys are made on a purchase order basis.

On June 1, 2010 BT Shantou entered into a 10-year contract manufacturing agreement with Xinzhongyang to produce the Big Tree Magic Puzzle (3D). Pursuant to the agreement, BT Shantou is responsible for product research and development and providing the designs and technical support to Xinzhongyang for production. BT Shantou has contracted to place a monthly order on the fifth day of each month, and Xinzhongyang is required to confirm the order within three business days upon the receipt of the order and begin delivery of the products at Xinzhongyang’s facility on the 15th day after the receipt of the order. In addition to its production requirements, BT Shantou has permitted Xinzhongyang to sell the Big Tree Blocks to third parties. The Chief Executive Officer of BT Shantou, Ms. Guihong Zheng, owns a 16.7% equity interest in Xinzhongyang. Ms. Zheng is the wife of Mr. Wei Lin.  Mr. Lin, Chairman of BT Shantou, owns the remaining 83.3% equity interest in Xinzhongyang.

BT Shantou leases its principal executive offices and our toy showroom located at South Part No.1-101, Nanshe Area, Pengnan Industrial Park on North Yingbinbei Road in Waisha Town of Longhu District in Shantou, Guangdong, China from Yunjia . The lease for this facility covers approximately 16,146 square feet of office space for an annual expense of RMB 72,000 (approximately $11,430).  In addition, Yunjia has orally agreed to allow BT Shantou the right to use 21,258 square feet space at this location for use as our toy showroom.  The lease for BT Shantou’s offices expires on December 31, 2021. Mr. Wei Lin, our Chief Executive Officer and his wife Ms. Guihong Zheng own 80% and 20%, respectively, of Yunjia.

On December 30, 2011, we entered into the Debt Exchange Agreements with the holders of $848,878.39 in our outstanding debt whereby we exchanged 820,016 shares of our Series B convertible preferred stock (the “Series B Convertible Preferred Stock”) for this debt.  The following table sets forth the name of the debt holder, amount of debt exchanged and number of shares exchanged:

Name of Holder of Debt	Amount of Debt to be Exchanged	No. of Shares of Series B Convertible Preferred Stock to be Exchanged
Stephen Walters	$122,163.92	118,010
Carlingford Investments Limited	151,309.58	146,165
CFO Oncall, Inc.	37,092.00	35,831
China Direct Investments, Inc.	538,312.89	520,010
Total	$848,878.39	820,016

Stephen Walters is TNSX’s former Chief Executive Officer and Chairman of the Board of Directors and a substantial shareholder of the Company.  In addition, Mr. Walters owns or controls Carlingford Investments Limited.

CFO Oncall, Inc. is owned or controlled by Adam Wasserman, TNSX’s former Chief Financial Officer.

China Direct Investments, Inc. is a wholly owned subsidiary of China Direct Investments, Inc., which has voting and dispositive control over 3,062,753 shares of our Series B Convertible Preferred Stock which is convertible into 3,062,753 shares of our common stock after giving effect to a 1 for 700 reverse stock split we plan to implement as provided for in the Certificate of Designations of the Series B Convertible Preferred Stock (the “Reverse Stock Split”).

As compensation for services under the December 30, 2011 consulting agreement we entered into with China Direct Investments, Inc. and its affiliate Capital One Resource Co., Ltd. (collectively, “China Direct”), we issued China Direct 2,542,743 shares of our Series B Convertible Preferred Stock.  Each share of the Series B Preferred Stock is convertible into one share of our common stock after giving effect to the Reverse Stock Split. The services China Direct provided to us included an evaluation of several different business opportunities, including the acquisition of BT Brunei and BT Shantou.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted in the over-the-counter market on the OTC Bulletin Board under the symbol TNSX.  The reported high and low last sale prices for the common stock are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	Low	High
Fiscal 2009
Quarter ended March 31, 2009	$0.0005	$0.002
Quarter ended June 30, 2009	$0.0005	$0.0034
Quarter ended September 30, 2009	$0.0015	$0.0056
Quarter ended December 31, 2009	$0.002	$0.0069

Fiscal 2010
Quarter ended March 31, 2010	$0.0013	$0.007
Quarter ended June 30, 2010	$0.002	$0.005
Quarter ended September 30, 2010	$0.0018	$0.0028
Quarter ended December 31, 2010	$0.0015	$0.0033

Fiscal 2011
Quarter ended March 31, 2011	$0.0016	$0.0029
Quarter ended June 30, 2011	$0.0014	$0.0033
Quarter ended September 30, 2011	$0.002	$0.0032
Quarter ended December 31, 2011	$0.002	$0.0025

The last sale price of our common stock as reported on the OTC Bulletin Board was $0.0025 per share on December 26, 2011.  As of November 29, 2011, there were approximately 169  record owners of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees or other fiduciaries.

Dividend Policy

Payment of dividends will be within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition. We presently intend to retain all earnings, if any, to implement our business plan and do not anticipate the declaration of any dividends in the foreseeable future. In addition, as a result of Chinese laws our operating subsidiaries may be subject to restrictions on their ability to make distributions to us, including as a result of restrictions on the conversion of local currency into U.S. dollars, or other hard currency, and other regulatory restrictions.

RECENT SALES OF UNREGISTERED SECURITIES

Please see Item 3.02 - “Unregistered Sales of Equity Securities" of this Current Report.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 and 20,000,000 shares of preferred stock, no par value per share. As of December 30, 2011, there were 96,078,960  shares of our common stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Series B Convertible Preferred Stock

We have designated 5,000,000 shares of our preferred stock as Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) of which we issued 820,016 shares in exchange for $848,878.39 of our debt pursuant to the Debt Exchange Agreements. Each share of the Series B Convertible Preferred Stock is automatically convertible into one share of our common stock, $0.00001 par value after giving effect to an anticipated 1 for 700 reverse stock split of our common stock (the “Reverse Stock Split”) following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holder of the Series B Convertible Preferred Stock.  The number of shares in which the Series B Convertible Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.

Series C Convertible Preferred Stock

We have designated 6,500,000 shares of our preferred stock as Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”) which we issued in connection with our acquisition of BT Shantou and in exchange for 100% of the issued and outstanding shares of BT Brunei from BT Hong Kong pursuant to the Share Exchange Agreement Agreements. Each share of the Series C Convertible Preferred Stock is automatically convertible into one share of our common stock after giving effect to the Reverse Stock Split following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holder of the Series C Convertible Preferred Stock.  The number of shares in which the Series C Convertible Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.  Holders of the Series C Convertible Preferred Stock are entitled to elect two directors to our Board of Directors.

Designations Series B Preferred Stock and Series C Preferred Stock

In addition to the rights discussed above, holders of the Series B Preferred Stock and Series C Preferred Stock common stock have no preemptive or other subscription rights and have preference over the holders of our common stock  in the payment of dividends and distributions in the event of liquidation. All outstanding shares of our preferred stock are duly authorized, validly issued, fully paid and non-assessable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Colorado Corporation Code permits the indemnification of directors, employees, officers and agents of Colorado corporations. Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Colorado Corporation Code.

The provisions of the Colorado Corporation Code that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Colorado law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Please see Item 9.01 - “Financial Statements and Exhibits” of this Current Report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”), located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and other reports, statements and information as required under the Securities Exchange Act of 1934, as amended.

The reports, statements and other information that we have filed with the SEC may be read and copied at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

Item 3.02                      Unregistered Sales of Equity Securities.

Under the Debt Exchange Agreements Share Exchange Agreement described in Item 1.01 of this report, we exchanged 820,016 shares of our Series B convertible preferred stock (the “Series B Convertible Preferred Stock”) with the holders of an aggregate of $848,878.39 in our outstanding debt.  The following table sets forth the name of the debt holder, amount of debt exchanged and number of shares exchanged:

Name of Holder of Debt	Amount of Debt to be Exchanged	No. of Shares of Series B Convertible Preferred Stock to be Exchanged
Stephen Walters	$122,163.92	118,010
Carlingford Investments Limited	151,309.58	146,165
CFO Oncall, Inc.	37,092.00	35,831
China Direct Investments, Inc.*	538,312.89	520,010
Total	$848,878.39	820,016

*           China Direct Investments, Inc. purchased this debt acquired from Stephen Walters for $75,000.00 pursuant to a Bill of Sale and Assignment dated December 30, 2011.

Each share of the Series B Convertible Preferred Stock is automatically convertible into one share of our common stock, $0.00001 par value after giving effect to an anticipated 1 for 700 reverse stock split of our Common Stock  (the “Reverse Stock Split”) following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holders of the Series B Convertible Preferred Stock.  The number of shares in which the Series B Convertible Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.

Under the Share Exchange Agreement described in Item 1.01 of this report, we exchanged 6,500,000  shares of our Series C Convertible Preferred Stock for 100% of the outstanding shares of BT Brunei owned by BT Hong Kong.. The Series C Convertible Preferred Stock is automatically convertible into one share of our common stock after giving effect to the Reverse Stock Split following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holders of the Series C Convertible Preferred Stock.  The number of shares in which the Series C Convertible Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.

  In the issuances of our Series B Convertible Preferred Stock and Series C Convertible Preferred Stock , the recipients were accredited investors and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

Item 5.01                      Changes in Control of Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02                                                                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.06                      Change in Shell Company Status.

As a result of the consummation of the transactions described in Item 1.01 of this Form 8-K, we are no longer a shell company as that term is defined in Rule 405 of the Securities Act of 1933, as amended, and Rule 12b-2 of the Exchange Act of 1934, as amended.

Item 9.01                      Financial Statements and Exhibits.

(a)           Financial statements of business acquired.

The Audited Financial Statements of BT Shantou as of December 31, 2010 and 2009 and the Unaudited Consolidated Financial Statements of BT Shantou and BT Brunei as of September 30, 2011  and 2010 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

(b)           Pro forma financial information.

The unaudited pro forma balance sheet as of  September 30, 2011 and unaudited pro forma statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 to give effect to the acquisition of BT Brunei and BT Shantou are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(d)           Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit
Number	Description of Exhibit

3.1	Articles of Incorporation - incorporated by reference to the Company's Report filed on Form 10-SB filed on October 27, 1999.
3.2	By Laws - Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 as filed with the SEC on May 9, 2006.
3.3
Certificate of Designation of Series A Convertible Preferred Stock of Transax International, Ltd. Incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

4.1	2004 Stock Option Plan, effective January 1, 2004 incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 as filed with the SEC on April 18, 2005.
10.1
Merger Agreement, dated July 22, 2003, by and among the Company, Vega-Atlantic Acquisition Corporation, Transax Limited and certain selling shareholders of Transax International Limited Incorporated by reference to the Company's Annual Report filed on Form 10-KSB for the year ended December 31, 2003 as filed with the SEC on April 14, 2004.

10.2
Securities Purchase Agreement, dated April 1, 2005, by and between the Company and Scott and Heather Grimes - Joint Tenants With Rights of Survivorship - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on April 6, 2005.

10.3
Investors Registration Rights Agreement, dated April 1, 2005, by and between the Company and Scott and Heather Grimes - Joint Tenants With Rights of Survivorship - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on April 6, 2005.

10.4
Secured Convertible Debenture, dated April 1, 2005, issued to Scott and Heather Grimes - Joint Tenants with Rights of Survivorship - incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on April 6, 2005.

10.5
Termination Agreement, dated May 17, 2005, related to the 2004 Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on May 20, 2005.

10.6
Standby Equity Distribution Agreement, dated May 17, 2005, by and between the Company and Cornell Capital Partners, LP - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on May 20, 2005.

10.7
Registration Rights Agreement, dated May 17, 2005, by and between the   Company and Cornell Capital Partners, LP - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on May 20, 2005.

10.8
Placement Agent Agreement, dated May 17, 2005, by and between the Company and Monitor Capital, Inc. Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on May 20, 2005.

10.9
Promissory Note, dated May 17, 2005, issued by the Company to Cornell Capital Partners, LP - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on May 20, 2005.

10.10
Securities Purchase Agreement, dated October 25, 2005, by and between the Company and Cornell Capital Partners, LP - Incorporated by reference to the Company's Current Report on Form 8-K as filed with the SEC on November 3, 2004.

10.11
Termination Agreement, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP -  Incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.12
Letter from Cornell Capital Partners, LP, regarding the surrender of a Promissory Note - Incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.13
Investment Agreement, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP -  Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.14
Investor Registration Rights Agreement, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP - Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.15
Warrant, dated as of January 13, 2006, issued to Cornell Capital Partners, LP - Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.16
Warrant, dated as of January 13, 2006, issued to Cornell Capital  Partners, LP - Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.17
Escrow Agreement dated January 13, 2006, by and among Transax International, Ltd., Cornell Capital Partners, LP and David Gonzalez, Esq. - Incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.18
Irrevocable Transfer Agent Instructions, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP - Incorporated by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K as filed with the SEC on January 20, 2006.

10.19
Investor Relations Agreement, dated January 17, 2006, by and between Transax International Limited and David Sasso - Incorporated by reference to Exhibit 10.11 to the Company's Amended Annual Report on Form 10-KSB/A as filed with the SEC on July 10, 2006.

10.20
Consulting Agreement, dated July 15, 2005, by and between Transax International Limited and Geoff Eiten Incorporated by reference to Exhibit 10.12 to the Company's Amended Annual Report on Form 10-KSB/A as filed with the SEC on July 10, 2006.

10.21
Consulting Agreement, dated March 31, 2005, by and between Transax International Limited and Aiden Capital Management - Incorporated by reference to Exhibit 10.13 to the Company's Amended Annual Report on Form 10-KSB/A as filed with the SEC on July 10, 2006.

10.22
Consulting Agreement, dated January 14, 2005, by and between Transax International Limited and Mirador Consulting, Inc. - Incorporated by reference to Exhibit 10.14 to the Company's Amended Annual Report on Form 10-KSB/A as filed with the SEC on July 10, 2006.

10.23
Service Agreement and Proposal, dated March 20, 2006 by and Between the Company and ROI Group Associates, Inc. - Incorporated by reference to Exhibit 10.23 to the Company's Registration Statement on Form SB-2 as filed with the SEC on May 9, 2006.

10.24
Management Consulting Services Agreement dated July 1, 2007 among Transax International Limited, Transax Limited, and Carlingford Investments Limited - Incorporated by reference to Exhibit 10.1 to the Company's Form 10-QSB as filed with the SEC on November 19, 2007.

10.25
Stock Purchase And Option Agreement dated March 26, 2008 between Transax International Limited and Engetech, Inc.- Incorporated by reference to Exhibit 10.1 to the Company's Form 8-K as filed with the SEC on March 31, 2008.

10.26
Escrow Agreement dated March 26, 2008 among Engetech, Inc., Transax International Limited and Carlton Fields PA. - Incorporated by reference to Exhibit 10.2 to the Company's Form 8-K as filed with the SEC on March 31, 2008.

10.27
Intellectual Property License Agreement dated March 26, 2008 between Medlink Technologies Inc., and Transax International Limited - Incorporated by reference to Exhibit 10.3 to the Company's Form 8-K as filed with the SEC on March 31, 2008.

10.28
Promissory Note dated March 26, 2008 between Engetech, Inc., and Transax International Limited. - Incorporated by reference to Exhibit 10.4 to the Company's Form 8-K as filed with the SEC on March 31, 2008.

10.29
Stock Pledge Agreement dated March 26, 2008 between Engetech, Inc. and Transax International Limited - Incorporated by reference to Exhibit 10.5 to the Company's Form 8-K as filed with the SEC on March 31, 2008.

10.30
Quota purchase and sale agreement and other covenants date April 4, 2011 related to sale of Medlink Conectividade Em Sade Ltda. - Incorporated by reference to Exhibit 10.5 to the Company's Form 8-K as filed with the SEC on April 8, 2011.

10.31	*	Contract Manufacturing Agreement dated June 1, 2010 between Shantou Big Tree Toys Co., Ltd. and Shantou Xinzhongyang Toy Industrial Co., Ltd.
10.32	*	Building Lease Agreement between Shantou Yunjia Fashion Handicraft Co., Ltd. and Shantou Big Tree Toys Co., Ltd. for the period beginning January 1, 2011.
10.33	*	Stock Transfer Agreement dated July 5, 2011 between the shareholders of Shantou Big Tree Toys Co., Ltd. and Big Tree International Co., Ltd.
10.34	*	Option Agreement dated December 29, 2011 between Lins (HK) Intl Trading Limited and certain shareholders of Big Tree International Co., Ltd..
10.35	*	Share Exchange Agreement dated December 30, 2011 between Transax International Limited, Big Tree International Co., Ltd., and Lins (HK) Int’l Trading Limited.
10.36	*	Bill of Sale and Assignment dated December 30, 2011 between Stephen Walters and China Direct Investments, Inc.
10.37	*	Debt Exchange Agreement dated December 30, 2011 between China Direct Investments, Inc. and Transax International Limited.
10.38	*	Debt Exchange Agreement dated December 30, 2011 between Stephen Walters and Transax International Limited.
10.39	*	Debt Exchange Agreement dated December 30, 2011 between Carlingford Investments Limited and Transax International Limited.
10.40	*	Debt Exchange Agreement dated December 30, 2011 between CFO Oncall, Inc. and Transax International Limited.
10.41	*	Consulting Agreement dated December 30, 2011 between Transax International Limited and China Direct Investments, Inc. and Capital One Resource Co., Ltd.
10.42	*	Stock Option Termination Agreement dated December 30, 2011 between Transax International Limited and Laurie Bewes.
10.43	*	Stock Option Termination Agreement dated December 30, 2011 between Transax International Limited and Stephen Walters.
10.44	*	Stock Option Termination Agreement dated December 30, 2011 between Transax International Limited and Adam Wasserman
10.45	*	Management Termination Agreement dated December 30, 2011 between Transax International Limited and Carlingford Investments Limited.
10.46	*	Certificate of Grant of Patent No. HK1133784.
10.47	*	Certificate of Registration of Design No. 0902157.3.
10.48	*	Utility Model Patent Certification No. 1657120 for Patent No. ZL. 2009 2 0292981.6.
10.49	*	Design Patent Certification No. 1321347 for Patent No. ZL 2010 3 0103327.4.
10.50	*	Design Patent Certification No. 1315842 for Patent No. ZL 2009 3 0680023.1.
10.51	*	Trademark Registration of Big Tree Carnival dated December 14, 2010.
10.52	*	Trademark Registration of Big Tree dated December 14, 2010.
10.53	*	Assignment Agreement for patent No. ZL 2009 3 0680023.1 dated December 29, 2011 between Shantou Big Tree Toys Co., Ltd. and Wei Lin.
10.54	*	Assignment Agreement for patent No. ZL 2010 3 0103327.4 dated December 29, 2011 between Shantou Big Tree Toys Co., Ltd. and Wei Lin.
10.55	*	Assignment Agreement for patent No. ZL. 2009 2 0292981.6 dated December 29, 2011 between Shantou Big Tree Toys Co., Ltd. and Wei Lin.
14.1		Code of Ethics - Incorporated by reference to Exhibit 14.1 to the Company's Registration Statement on Form SB-2 as filed with the SEC on May 9, 2006.

21.1	*	Subsidiaries of the Registrant.
23.1	**	Consent of Sherb & Co, LLP
99.1	**
Audited Financial Statements of Shantou Big Tree Toys Co., Ltd as of December 31, 2010 and 2009 and the Unaudited Consolidated Financial Statements of Big Tree International Co., Ltd for the nine month period ended September 30, 2011.

99.2	**	Unaudited pro forma balance sheet as of September 30, 2011 and unaudited pro forma statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011.

*           Previously filed
**           Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Transax International Limited

Date: February 8, 2012	By: /s/ Wei Lin
Wei Lin, Chief Executive Officer and Chairman of the Board of Directors

Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Shantou Big Tree Toys Co., Ltd.

We have audited the accompanying balance sheets of Shantou Big Tree Toys Co., Ltd. (the "Company") as of December 31, 2010 and 2009 and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shantou Big Tree Toys Co., Ltd. as of December 31, 2010 and 2009 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
January 5, 2012

BIG TREE
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$139,742	$44,377	$14,321
Accounts receivable	3,901,546	57,213	400,519
Inventories	221,005	121,567	388,022
Other receivable	225,995	145,448	272,456
Prepaid taxes	36,099	26,926	68,423
Advance to suppliers and prepaid expenses	116,601	308,285	4,400
Total Current Assets	4,640,988	703,816	1,148,141

Fixed assets, net	39,487	297,796	293,977
Intangible assets, net	14,239	-	-
Total Assets	$4,694,714	$1,001,612	$1,442,118

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$194,919	$95,726	$217,810
Advance from customers	901,905	16,433	11,533
Salary payable	30,133	-	8,740
Other payables	398,420	-	-
Tax payable	21,777	-	-
Due to related parties	1,703,991	685,878	1,353,483
Total Current Liabilities	3,251,145	798,037	1,591,566

Total Liabilities	3,251,145	798,037	1,591,566

SHAREHOLDERS' EQUITY (DEFICIT)
Paid-in capital	697,045	697,045	241,934
Retained earnings (Accumulative deficit)	677,188	(537,334)	(442,777)
Accumulated other comprehensive lncome	69,336	43,865	51,395
Total Shareholders' Equity (DEFICIT)	1,443,569	203,576	(149,448)
Total Liabilities and Shareholders' Equity	$4,694,714	$1,001,613	$1,442,118

See notes to financial statements.

BIG TREE
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHESIVE INCOME

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
Revenues	$17,137,266	$1,286,594	$2,193,725	$1,297,652
Revenues – related party		534,755	537,745
Total revenues	17,137,266	1,821,349	2,731,470	1,297,652

Cost of revenues	15,111,298	1,704,885	2,533,951	1,190,478
Gross profit	2,025,968	116,464	197,519	107,174

OPERATING EXPENSES
Selling	91,529	64,182	83,936	49,918
General and administrative	716,999	162,662	194,172	130,796
Total operating expenses	808,528	226,844	278,108	180,714

Operating income (Loss)	1,217,440	(110,380)	(80,589)	(73,540)

OTHER INCOME (EXPENSES):
Other income (expenses)	17,088	(3,090)	(7,152)	4,114
Interest income	193	-	396	75
Total other income (expenses)	17,282	(3,090)	(6,756)	4,189

Income (loss) before income taxes	1,234,722	(113,470)	(87,345)	(69,351)

Income taxes	(20,199)	(4,914)	(7,212)	-
Net income (loss)	$1,214,523	$(118,384)	$(94,557)	$(69,351)

COMPREHENSIVE INCOME (LOSS):

Net income (loss)	$1,214,523	$(118,384)	$(94,557)	$(69,351)
Foreign currency translation gain (loss)	25,471	(49,264)	(7,530)	(42)

COMPREHENSIVE INCOME (LOSS)	$1,239,994	$(167,648)	$(102,087)	$(69,393)

See notes to financial statements.

BIG TREE
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Additional paid-in capital	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total shareholders' equity (deficit)

Balance, December 31, 2008	$241,934	$(373,426)	$51,437	$(80,055)

Comprehensive income (loss):
Net loss for the year	-	(69,351)		(69,352)
Other comprehensive income, net of tax:
Foreign currency translation adjustment			(42)	(42)
Comprehensive loss	-	-	-	(69,394)

Balance, December 31, 2009	$241,934	$(442,777)	$51,395	$(149,448)

Paid in Capital 2010	$455,111			$455,111
Comprehensive income:
Net loss for the year	-	(94,557)	-	(94,557)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment			(7,530)	(7,530)
Comprehensive income	-	-	-	353,024

Balance, December 31, 2010	$697,045	$(537,334)	$43,865	$203,576

Comprehensive income:
Net income for the year	-	1,214,523	-	1,214,523
Other comprehensive income, net of tax:
Foreign currency translation adjustment			25,471	25,471
Comprehensive income	-	-	-	1,239,994

Balance, September 30, 2011 (unaudited)	$697,045	$677,189	$69,336	$1,443,570

See notes to consolidated financial statements

BIG TREE
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,214,523	$(118,384)	$(94,557)	$(69,351)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	7,804	4,532	6,078	6,098
Gain on disposition of property, plant and equipment	(29,036)	-	-	-
Changes in current assets and liabilities:
Accounts receivable	(3,783,351)	369,660	348,093	(202,014)
Advance to suppliers	192,924	(119,857)	(288,601)	-
Prepaid expenses and other current assets	(77,469)	29,559	168,112	(70,319)
Inventories	(94,097)	63,186	272,742	(387,794)
Accounts payable and accrued expenses	124,337	(139,787)	(135,114)	164,665
Other payables	392,286	-	-	-
Due to related party payable for toy products	596,078
Taxes payable	21,442	-	-	(4,378)
Advance from customers	871,323	180,900	4,393	-

Net cash (used in) provided by operating activities	(563,236)	269,809	281,146	(563,093)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets (software)	(14,020)	-	-	-
Proceeds from disposition of property, plant and equipment	301,648	-	-	(4,691)
Net cash provided by (used in) investing activities	287,628	-	-	(4,691)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in due to related party	384,868	(653,327)	(696,072)	570,191
Proceeds from shareholders' equity investment	-	455,111	455,111	-
Net cash provided by (used in) financing activities	384,868	(198,216)	(240,961)	570,191

Effect of exchange rate on cash	(13,895)	(12,487)	(10,130)	-
Net increase in cash	95,365	59,106	30,055	2,407

Cash - beginning of period	44,377	14,322	14,322	11,914

Cash - end of period	$139,742	$73,428	$44,377	$14,321

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$20,199	$4,914	$7,212	$-

See notes to financial statements.

NOTE 1 – ORGANIZATION AND OPERATIONS

We are in the business of toys sourcing, distribution and contractual manufacturing targeting international and domestic distributors and customers in the toys industry. We operate our business with two legal entities, which are collectively referred to as “Big Tree” in this report.

Shantou Big Tree Toys Co., Ltd. (“BT Shantou”), our principal operating subsidiary in the People’s Republic of China (the “PRC”) was established under the laws of the PRC on November 21, 2003.

Big Tree International Co., Ltd. (“BT Brunei”) was formed in the State of Brunei Darussalam, by a Hong Kong company, Lins (HK) International Trading Limited (the “BT Hong Kong”) on April 13, 2011.

On July 5, 2011, BT Brunei agreed to acquire 100% of the equity interest of BT Shantou in exchange for paying the shareholders of BT Shantou the price of RMB 5,000,000 (approximately US$774,881). On September 6, 2011, Bureau of Foreign Trade and Economic Cooperation of Shantou approved the acquisition to be effective as of October 13, 2011. BT Shantou received the business license as a wholly foreign owned enterprise (the “WFOE”) that recognized BT Brunei as its sole shareholder. BT Shantou is now the wholly-owned subsidiary of BT Brunei. BT Shantou and BT Brunei are collectively referred to as "Big Tree" in this report.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements and related notes were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying financial statements as of and for the year ended December 31, 2010 and 2009, and for the nine months ended September 30, 2010 reflect the financial position and result of operations of BT Shantou, while the financial statements as of and for the nine months ended September 30, 2011 reflect the consolidated financial position and result of operations of BT Brunei and BT Shantou, as BT Shantou became the wholly-owned subsidiary of BT Brunei in 2011.

The accompanying financial statements as of and for the nine month period ending September 30, 2011 and 2010 are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the period presented.  Interim results are not necessarily indicative of the results for the full year.

Foreign Currency Translation

Our functional currency is the Chinese Renminbi (“RMB”).  In accordance with Section 830-20-35 of Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”), the financial statements were translated into United States dollars using balance sheet date rates of exchange for assets and liabilities, and average rates of exchange for the period for the income statements.  Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and comprehensive income.  Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“$”) was made at the following exchange rates for the respective periods:

December 31, 2009:
Balance sheet	RMB 6.8172 to $1.00
Statement of operations and comprehensive income	RMB 6.8212 to $1.00
December 31, 2010:
Balance sheet	RMB 6.5918 to $1.00
Statement of operations and comprehensive income	RMB 6.7605 to $1.00
September 30, 2011:
Balance sheet	RMB 6.3885 to $1.00
Statement of operations and comprehensive income	RMB 6.4884 to $1.00

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash and equivalents

We consider all highly liquid investments with maturities of three months or less  to be cash and equivalents.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of the amount of probable credit losses in our existing accounts receivable. We determined the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expense, if any.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Based on historical collection record and the accounts receivable aging distribution as of the balance sheets dates, we determined no bad debt allowances were needed. Accordingly, there is no bad debt expense during the years ended December 31, 2010 and 2009, and for the nine months ended September 30, 2011.

Advance to suppliers and other prepaid expenses

Advance to suppliers and other prepaid expenses consist of (i) advance to suppliers for merchandise that had not yet been shipped, and (ii) prepaid advertising expenses.

Property, Plant and equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized. Maintenance and repairs are expensed as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts. Certain property, plant and equipment is pledged as collateral to secure loans to commercial banks.

Impairment of long-lived assets

In accordance with ASC 360, “Property, Plant and Equipment”, our long-lived assets, which include property, equipment and automobiles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

  We assess the recoverability of our long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. We determined there were no impairments of long-lived assets as of September 30, 2011, December 31, 2010 and 2009.

Advance from customers

Advance from customers represent prepayments to us for merchandise that had not yet been shipped to customers.

Fair value of financial instruments

We adopted ASC Topic 820, “Fair Value Measurements”, for our financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of our financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

We follow the U.S. Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 104 for revenue recognition.  Revenue is recognized when earned and is reported net of refunds.

We follow the guidance of ASC 605, "Revenue Recognition,” and the Securities and Exchange Commission's Staff Accounting Bulletin (“SAB”) No. 104 and SAB Topic 13 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Revenues for our product sales are recognized when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists through a formal purchase order or contract; (ii) delivery of the products has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable based on agreement between us and our customer; and (iv) collectability is reasonably assured.  For any advance payments from customers, revenues are deferred until such a time when all the four criteria mentioned above are fully met.

In accordance with ASC 605-45, “Principal Agent Considerations”, we report our revenue from sales of toys on the gross basis as we meet the criteria of gross revenue reporting as follows.

●                    We are the primary obligor to provide the product or services desired by our customers;
●                    We have latitude in establishing price;
●                    We have credit risk – see Note 14 for customer concentrations and credit risk;
●                    We have general inventory risk – before customer order is placed and upon customer return; and
●                    We have discretion in supplier selection.

Income taxes

We account for income taxes under ASC 740, “Expenses – Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

All of BT Shantou operations are in the PRC and are governed by the Income Tax Law of the People’s Republic of China and local income tax laws (the PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, we are subject to tax at a maximum statutory rate of 25% (inclusive of state and local income taxes).

Big Tree International Co., Ltd. (“BT Brunei”) was incorporated in the State of Brunei Darussalam, and isnot subject to any corporate income taxes in accordance to the laws and regulations of that country.

Value added taxes

Pursuant to the Provisional Regulation of China on Value Added Tax (“VAT”) and their rules, all entities and individuals that are engaged in the sale of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne.

Comprehensive income (loss)

Comprehensive income (loss) consists of net income and foreign currency translation adjustments, and is presented in our Consolidated Statements of Operations and Comprehensive Income (Loss).

Recently issued accounting pronouncements

In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles – Goodwill and Other , which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. The adoption of ASU 2011-08 does not have an impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Under the amendments, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The presentation option under current GAAP to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. We already comply with this presentation.

In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASC 805”). The objective of this standard is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This standard specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This standard also expands the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This standard is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of ASU 2010-29 did not have an impact on our consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles — Goodwill and Other (ASC 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts . The objective of this standard is to address questions about entities with reporting units with zero or negative carrying amounts because some entities concluded that Step 1 of the test is passed in those circumstances because the fair value of their reporting unit is greater than zero. The amendments in this standard modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of ASU 2010-28 did not have an impact on our consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables.  This guidance is effective for interim and annual periods ending on or after December 15, 2010.  There was no material impact on our consolidated financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary, which clarifies the scope of the guidance for the decrease in ownership of a subsidiary in ASC Topic 810, “Consolidations,” and expands the disclosures required for the deconsolidation of a subsidiary or de-recognition of a group of assets. This guidance was effective on January 1, 2010. We have adopted this guidance and it did not have an impact on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-01, Accounting for Distributions to Shareholders with Components of Stock and Cash, which clarifies that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend for purposes of applying ASC Topic 505,  “Equity,” and ASC Topic 260, “Earnings Per Share.” This guidance is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The application of the requirements of this guidance had no impact on our consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, we have not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3 – INVENTORIES

We value inventories, consisting of finished goods only, at the lower of cost or market value. Cost is determined on the first in-first out method. We regularly review our inventories on hand and, when necessary, record a provision for excess or obsolete inventories based primarily on the current selling price. For the nine months ended September 30, 2011 and for the years ended December 31, 2010 and 2009, there were no charges for inventory reserve provision.

NOTE 4 – ADVANCE TO SUPPLIERS AND PREPAID EXPENSES

Advance to suppliers and prepaid expenses consist of the following:

	As of September 30, 2011	As of December 31, 2010	As of December 31, 2009
	(Unaudited)
Advance to suppliers	$109,465	$295,987
Prepaid expenses	7,136	12,298	$4,400
Total	$116,601	$308,285	$4,400

Prepaid expenses reflect the amount paid for advertising that has not been utilized.

NOTE 5 – OTHER RECEIVABLE

Other receivable consists of export tax refund from China's State Administration of Taxation. As a measure to encourage export, the Chinese tax code provides for a tax refund based on the amount and products exported by Chinese corporate taxpayers. The maximum statutory tax refund rate is approximately 17%.

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, consists of the following:

	Estimated Life	September 30, 2011	December 31, 2010	December 31, 2009
		(unaudited)
Plant and Buildings	10-25 Years		$273,067	$264,038
Auto	5 Years	$28,736	31,794	30,743
Machinery and Equipment	5 -10 Years	33,143	22,319	21,581
		61,879	327,179	316,362
Less: Accumulated Depreciation		(22,392)	(29,383)	(22,385)
		$39,487	$297,796	$293,977

In May 2011, we decided to dispose of a building not being used in our business operations. We sold the building to Mr. Wei Lin, our principal shareholder, for RMB 1,988,400 (approximately $301,648), and recognized a gain of $29,036 from disposition of property, plant and equipment, which is included in other income in the statement of operations and comprehensive income for the nine months ended September 30, 2011.

Depreciation expenses amounted to $6,889, $4,632 for the nine months ended September 30, 2011 and 2010, respectively, and $6,078 and $6,098 for the year ended December 31, 2010 and 2009, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets represent accounting software purchased in 2011, which is amortized on a straight line basis during its useful life of 5 years. For the nine months ended September 30, 2011, amortization expenses amounted to $915.

NOTE 9 – OTHER ACCOUNTS PAYABLES

Other accounts payable consist of procurement service fee due to third party that operates as an agent of Big Tree for procurement services covering arrangements for overseas freight and domestic transportation needs for our toy export business. The procurement service fee is calculated at approximately 3% of toys purchased for delivery.

NOTE 10 – ADVANCE FROM CUSTOMERS

Advance from customers represent prepayment to us for merchandise that had not been shipped to customers. Advance from customers amounted to $901,905, $16,433 and $11,533 as of September 30, 2011 and December 31, 2010 and 2009, respectively.

NOTE 11 – DUE TO RELATED PARTIES

On September 30, 2011 and December 31, 2010 and 2009, due to related parties consisted of the following:

	September 30, 2011	December31, 2010	December 31, 2009
	(Unaudited)
Due to Wei Lin	$1,077,615	$685,878	$1,353,483
Due to Chaojun Lin	12,523
Due to Yunjia	8,453
Due to Universal Toys	605,400
Total	$1,703,991	$685,878	$1,353,483

Mr. Wei Lin is the founder and the Chairman of BT Shantou since its formation in 2003.  The balances of due to Mr. Lin primarily consisted of advances for working capital.

Chaojun Lin is the Deputy General Manager of BT Shantou since March 2004. The balance due to Mr. Chaojun Lin as of September 30, 2011, consisted of advances for working capital.

Yunjia is an apparel company, where our principal shareholder, Mrs. Guihong Zheng, is a principal shareholder. The balance due to Yunjia as of September 30, 2011, was the rent payable related to our office building (16,000 square feet) pursuant to our lease agreement, which provides for a ten year lease term (from January 1, 2011 to December 31, 2020), at a annual rent of RMB 72,000 (approximately, $11,400).

   Universal Toys is a supplier, whose sole shareholder is Mr. Xiaodong Ou, the brother-in-law of the Chairman of BT Shantou, Mr. Wei Lin. The amount due to Universal Toys as of September 30, 2011 was related to unpaid toy products we received from Universal Toys. See Note 14 – Concentrations and Credit Risk.

NOTE 12 - EQUITY

In May 2010, the shareholders of Big Tree Shantou, Mr. Wei Lin, invested 3 million RMB (approximately $455,111) in cash as paid in capital.

NOTE 13– INCOME TAXES

BT Shantou is governed by the Income Tax Law of the People’s Republic of China Concerning Foreign Investment Enterprise and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, BT Shantou is subject to tax at a maximum statutory rate of 25% (inclusive of state and local income taxes). For the periods presented in this report, BT Shantou had no taxable income. The income tax provision described in the table below was due to permanent differences.

Big Tree International Co., Ltd. (“BT Brunei”) was incorporated in the State of Brunei Darussalam, and are not subject to any corporate income taxes in accordance to the laws and regulations of that country.

The table below summarizes the reconciliation of our income tax provision computed at the statutory rate and the actual tax provision:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Income tax provision at the statutory rate	$0	$0	$0	$0
Permanent differences	20,199	4,914	7,212	0
Tax provision	$20,199	$4,914	$7,212	$0

NOTE 14 – CONCENTRATIONS AND CREDIT RISK

(i)    Customer Concentrations

Customer concentrations for the nine months ended September 30, 2011 and 2010 and year ended December 31, 2010 and 2009 are as follows:

	Net Sales				Accounts Receivable
	For the nine months ended September 30,		For the year ended December 31,		As of September 30,		As of December 31,
	2011	2010	2010	2009	2011	2010	2010	2009
Pacific Toys (HK) Ltd	10.0%	54.5%	47.7%	82.3%	2.2%	97.3%	100.0%	50.5%
Zhengzhou Danis Company		4.0%	4.5%	3.7%				0.0%
Jiangsu Tianyuan Company			20.0%	6%			0.0%	0.0%
Big Tree Toys (HK) Limited (1)		29.0%	19.7%				0.0%
Heilongjian Feihe Company		12.1%	8.1%				0.0%
Poundland Far East Ltd	8.8%				4.3%
Guangdong Athletic Goods	6.1%				16.3%
Nova Distes	5.4%				5.0%

Total	30.3%	99.6%	100.0%	92.0%	27.7%	97.3%	100.0%	50.5%
(1)      Big Tree Toys (HK) Limited is a related party, which is owned by Mr. Wei Lin, the founder and the Chairman of BT Shantou since its formation in 2003. See Note 15 – Related Party Sales.

A reduction in sales from or loss of such customers would have a material adverse effect on our results of operations and financial condition.

(ii)    Vendor Concentrations

Vendor purchase concentrations for nine months ended September 30, 2011 and 2010 and year ended December 31, 2010 and 2009 are as follows:

	Net Purchases				Accounts Payable
	For the nine months ended September 30,		For the year ended December 31,		As of September 30,		As of December 31,
	2011	2010	2010	2009	2011	2010	2010	2009
Universal Toys (HK) Ltd (1)	83.3%				75.6%
Shantou Yade Toys	2.8%				0.0%
Shantou Dongdexing Toys		18.2%	12.2%
Shantou Wanshun Toys		15.8%	9.9%	39.1%		75.5%		23.2%
Shantou Huada Toys		12.5%	10.7%	8.0%				34.0%
Shantou Chanhui Toys		11.5%	8.9%
Shantou Sandazhu Packaging		8.0%	7.5%	10.3%		16.6%	45.2%	7.2%
Longxiang Toys				15.2%				0.0%
Qingsong Toys				7.7%				0.0%

Total	86.0%	66.0%	49.2%	80.3%	75.6%	92.1%	45.2%	64.3%

(1)             Universal Toys is a related party, whose sole shareholder is Mr. Xiaodong Ou, the brother-in-law of the Chairman of BT Shantou, Mr. Wei Lin. See Note 11 – Due to Related Parties.

(iii)    Credit Risk

Financial instruments that potentially subject us to significant concentration of credit risk consist primarily of cash and equivalents. As of September 30, 2011, substantially all of our cash and equivalents were held by major financial institutions located in the PRC, none of which are insured.  However, we have not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(iv)    Foreign currency risk

We cannot guarantee that the current exchange rate will not fluctuate. There is always the possibility that we could post the same amount of profit for two comparable periods, and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

NOTE 15 – RELATED PARTY SALES

BT Shantou sold toy products during the year 2010 to Big Tree Toys (HK) Limited, a related party company owned by Mr. Wei Lin, the founder and Chairman of BT Shantou. For the nine months ended September 30, 2010, revenues related to sales to Big Tree Toys (HK) Limited totaled $534,755. For the year ended December 31, 2010, revenues related to sales to Big Tree Toys (HK) Limited totaled $537,745. As of the balance sheet date of September 30, 2011 there were no accounts receivable outstanding on these sales to Big Tree Toys (HK) Limited. See Note 14 – Concentrations and Credit Risk.

Exhibit 99.2

The following unaudited pro forma financial statements of Transax International Limited (“TNSX”) are based on, and should be read in conjunction with:

1.      TNSX’s audited financial statements for the fiscal year ended December 31, 2010, its unaudited financial statements for the quarter ended September 30, 2011 and the related notes thereto, which are incorporated by reference into this Current Report on Form 8-K;

2.      The audited financial statements of Shantou Big Tree Toys Co., Ltd. (“BT Shantou”) for the years ended December 31, 2010 and 2009, the unaudited consolidated financial statements of Big Tree International Co., Limited, a Brunei Company, ("BT Brunei") and BT Shantou, collectively referred to as "Big Tree", for the nine months ended September 30, 2011 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" for such periods, all of which appear in sections of this report.

The pro forma financial statements give effect to the reverse acquisition and recapitalization of TNSX and the consolidation of BT Brunei and BT Shantou, as a wholly owned subsidiary, as well as the additional shares of convertible preferred stock in conjunction with the reverse acquisition and recapitalization, as if the transaction had taken place on the date or at the beginning of the periods presented. The convertible preferred stock was accounted for as equity in accordance with Financial Accounting Standards Board ("FASB"), Accounting Standard Codification ("ASC") 505 as they provide for automatic conversion into our common shares after giving effect to a 1 for 700 reverse share split ( the "Reverse Stock Split").

In addition, on December 30, 2011, TNSX shareholder, Stephen Walters assigned $538,313 of debt to CDII, which was converted into 520,000 shares of Series B preferred stock and will, in turn, will be converted into 520,000 shares of TNSX common stock after giving effect to a 1 for 700 reverse share split. Other $310,566 debt was exchanged to 300,006 shares of same class of convertible preferred stock.

The unaudited pro forma financial statements of TNSX are for informational purposes only, are not indications of future performance, and should not be considered indicative of actual results that would have been achieved had the recapitalization transactions actually been consummated on the date or at the beginning of the periods presented.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
PROFORMA CONSOLIDATED BALANCE SHEET
September 30, 2011

	Transax International Historical	Big Tree Historical	Pro Forma Adjustments		Pro Forma Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$38,942	$139,742			178,684.00
Accounts receivable		3,901,546			3,901,546.00
Inventories		221,005			221,005.00
Other receivable		225,995			225,995.00
Prepaid taxes		36,099			36,099.00
Prepaid expenses and other assets	$277	116,601			116,878.00
Total current assets	39,219	4,640,988			4,680,207
					-
Property and equipment, net	328	39,487			39,815
Intangible assets, net		14,239			14,239
Total assets	$39,547	$4,694,714	$-		$4,734,261
					-
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:					-
Loans payable - related party	$98,376				$98,376
Convertible loan - related party	$149,555				149,555
Accounts payable and accrued expenses	22,580	194,919			217,499
Advance from customers		901,905			901,905
Salary payable		30,133			30,133
Other payable		398,420			398,420
Taxes payable		21,777			21,777
Due to related parties	614,337	1,703,991	(848,878)	(a)	1,469,450
Total current liabilities	884,848	3,251,145	(848,878)		3,287,115
					-
Total Liabilities	884,848	3,251,145	(848,878)		3,287,115
					-
SHAREHOLDERS' EQUITY:					-
Common stock	961				$961
Additional paid-in capital	9,821,550	697,045	(9,818,934)	(c)	699,661
(Accumulated deficit ) Retained earning	(10,667,812)	677,188	10,667,812	(b)	677,188
Accumulated other comprehensive income		69,336			69,336
Total shareholders' equity	(845,301)	1,443,569	848,878		1,447,146

Total liabilities and equity	$39,547	$4,694,714	$-		$4,734,261

(a)
Represents $538,313 due to related party assigned by the debt holder to China Direct Investment, Inc. ("CDII"), which has been converted to Series B Convertible Preferred Stock, and will then converted to 520,000 shares of TNSX common shares after giving effect to a 1 for 700 reverse stock split. Also represents other $310,566 debt exchanged to same class of convertible preferred stock.

(b)	Represents elimination of TNSX accumulated deficit by charging to additional paid in capital to reflect the recapitalization of Big Tree.
(c )
Represents: (1) $538,313 of Series B Convertible Preferred Stock as explained in note (a) above, and (2) a charge of $10,667,812 to eliminate the accumulated deficit of TNSX.
The adjustment also includes 6,500,000 shares of Series C Preferred Stock issued to BT Hong Kong as the recapitalization, and 2,542,777 shares of Series B preferred stock issued to CDII as consulting fee. The Series C Convertible Preferred Stock will automatically be converted into same number of TNSX common stock after giving effect to a 1 for 700 reverse split. The Series B Convertible Preferred Stock are valued at $1.75 per share based on the quoted TNSX common stock price on December 30, 2011, on the closing date. The Series B Convertible Preferred Stock was accounted for as increase in additional paid in capital as the cost of the recapitalization was charged to additional paid in capital.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

	Transax International Limited Historical	Big Tree Historical	Pro Forma Adjustments		Pro Forma Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)

Net revenues		$17,137,266			$17,137,266
Cost of sales		15,111,298			15,111,298
Gross profit	-	2,025,968			2,025,968
					-
Operating expenses:					-
Selling expenses		91,529			91,529
General and administrative	195,157	716,999			912,156
Total operating expenses	195,157	808,528	-		1,003,685
					-
Operating income (loss)	(195,157)	1,217,440	-		1,022,283
					-
Other income (expenses):					-
Foreign currency exchange gain (loss)	(14,285)				(14,285)
Gain from derivative liability	485,563		(485,563)	(c)	-
Registration rights penalty recovery	160,000		(160,000)	(c)	-
Interest expense - related party	(27,087)				(27,087)
Other income (expense)		17,088			17,088
Interest income		193			193
Total other income (expenses)	604,191	17,281	(645,563)		(24,091)
					-
Net income from continuing operations before income taxes	409,034	1,234,721	(645,563)		998,192
					-
Discontinued operations:					-
Gain from sale of discontinued operation	8,706,785		(8,706,785)	(b)	-
Loss from discontinued operations	(538,872)		538,872	(b)	-
Total income from discontinued operations	8,167,913	-	(8,167,913)		-
Income before income taxes	8,576,947	1,234,721	(8,813,476)		998,192

Income taxes		(20,199)			(20,199)

Net income	8,576,947	1,214,522	(8,813,476)		977,993
					-
Convertible preferred stock dividends	(24,833)		24,833	(c)	-
					-
Net income allocatable to common stockholders	$8,552,114	$1,214,522	$(8,788,643)		$977,993

Net income per common share (Basic)	$0.09				$0.01
Net income per common share (Diluted)	$0.02				$0.00
Weighted average shares outstanding
Basic	96,078,960				96,078,960
Diluted	484,559,179		6,693,920,800	(a)	7,178,479,979

(a)
Represents the dilution effect from shares of TNSX convertible preferred stock issued in conjunction with the reverse acquisition on the closing date, Which includes:
(1) 4,550,000,000 additional shares from the convertible preferred stock issued to Big Tree shareholder, Lins International.
(2) 1,779,920,800 additional shares from the convertible preferred stock issued to CDII as consulting fee for the recapitalization, and
(3) 364,000,000 additional shares from the convertible preferred stock owned by CDII prior to the recapitalization.
NOTE: All the additional shares above are calculated before the expected 1 for 700 reverse stock split because the expected reverse stock split has not occurred as of the recapitalization closing date.

(b)	Represents elimination of operating results related to Transax International Limited’s discontinued operations, as per Rule 11-02 of Regulation S-X.
(c)	Represents elimination of operating results related only to Transax International Limited, but not related to the continuing operations of Big Tree, as per Rule 11-02(a) of Regulation S-X.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2010

	Transax International Limited Historical	Big Tree Historical	Pro Forma Adjustments		Pro Forma Consolidated
					(Unaudited)
Revenues		$2,193,725			$2,193,725
Revenues – related party		537,745			537,725
Total revenues		2,731,470			2,731,470
Cost of sales		2,533,951			2,533,951
Gross profit	-	197,519			197,519
					-
Operating expenses:					-
Selling expenses		83,936			83,936
General and administrative	338,152	194,172			532,324
Total operating expenses	338,152	278,108	-		616,260
					-
Net loss from continuing operations before income taxes	(338,152)	(80,589)	-		(418,741)
					-
Other income (expenses):					-
Foreign currency exchange gain (loss)	16,728				16,728
Gain from derivative liability	142,524		(142,524)	(c)	-
Gain from forfeiture of deposit on sale of subsidiary	937,700		(937,700)	(c)	-
Interest expense - related party	(58,710)				(58,710)
Other income (expense)		(7,152)			(7,152)
Interest income		396			396
Total other income (expenses)	1,038,242	(6,756)	(1,080,224)		(48,738)
					-
Net income (loss) from continuing operations before income taxes	700,090	(87,345)	(1,080,224)		(467,479)
					-
Discontinued operations:					-
Gain from sale of discontinued operation					-
Loss from discontinued operations	(2,794,865)		2,794,865	(b)	-
Total loss from discontinued operations	(2,794,865)	-	2,794,865		-
Loss before income taxes	(2,094,775)	(87,345)	1,714,641		(467,479)

Income taxes		(7,212)			(7,212)

Net (loss) income	(2,094,775)	(94,557)	1,714,641		(474,691)
					-
Convertible preferred stock dividends	(100,100)		100,100	(c)	-
					-
Net income (loss) allocatable to common stockholders	$(2,194,875)	$(94,557)	$1,814,741		$(474,691)

Net income (loss) per common share (Basic)	$(0.02)				$(0.01)
Net income (loss) per common share (Diluted)	$(0.03)				$(0.00)

Weighted common shares outstanding
Basic	92,005,723				92,005,723
Diluted	1,200,589,473		6,693,920,800	(a)	7,894,510,273

(a)
Represents the dilution effect from shares of TNSX convertible preferred stock issued in conjunction with the reverse acquisition on the closing date, Which includes:
(1) 4,550,000,000 additional shares from the convertible preferred stock issued to Big Tree shareholder, Lins International.
(2) 1,779,920,800 additional shares from the convertible preferred stock issued to CDII as consulting fee for the recapitalization, and
(3) 364,000,000 additional shares from the convertible preferred stock owned by CDII prior to the recapitalization.
NOTE: All the additional shares above are calculated before the expected 1 for 700 reverse stock split because the expected reverse stock split has not occurred as of the recapitalization closing date.

(b)	Represents elimination of operating results related to Transax International Limited’s discontinued operations, as per Rule 11-02 of Regulation S-X.
(c)	Represents elimination of operating results related only to Transax International Limited, but not related to the continuing operations of Big Tree, as per Rule 11-02(a) of Regulation S-X.

Appendix B

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Transax International Limited,

We have audited the accompanying consolidated balance sheets of Transax International Limited and Subsidiaries as of December 31, 2010 and December 31, 2011 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity, and cash flows for each of the years in the two-year period ended and December 31, 2011.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transax International Limited and Subsidiaries as of December 31, 2010 and December 31, 2011, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been restated to give effect to the change of revenue recognition policy (see Note 2).

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida

March 30, 2012, except for Note 2, as to which the date is August 31, 2012.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF BALANCE SHEETS
(RESTATED)
	December 31, 2011	December 31, 2010

ASSETS
CURRENT ASSETS:
Cash	$246,720	$44,377
Accounts receivable (net of allowance of $26,578 and $0, respectively)	2,987,379	57,213
Inventories	699	121,567
Other receivable	266,318	145,448
Prepaid taxes	-	26,926
Due from related parties	66,597	-
Advance to suppliers and prepaid expenses	80,978	308,285
Total Current Assets	3,648,691	703,816

NON-CURRENT ASSETS

Fixed assets, net	131,812	297,796
Intangible assets, net	13,558	-

Total Assets	$3,794,061	$1,001,612

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$935,666	$95,725
Advance from customers	941,750	16,433
Salaries payable	23,330	-
Tax payable	2,123	-
Due to related parties	138,814	685,878
Total Current Liabilities	2,041,683	798,036

Total Liabilities	2,041,683	798,036

SHAREHOLDERS' EQUITY:
Series B convertible preferred stock, 5,000,000 shares authorized; 3,362,760 shares outstanding at December 31, 2011 and 2010.	-	-
Series C convertible preferred stock, 6,500,00 shares authorized; 6,500,000 shares outstanding at December 31, 2011 and 2010.	-	-
Common stock ($0.00001 par value; 100,000,000 shares authorized; 96,078,960 and 0 shares issued and outstanding at December 31, 2011 and 2010, respectively)	961	-
Additional paid-in capital	691,748	697,045
Retained earnings (Accumulated deficit)	1,072,327	(537,334)
Accumulated other comprehensive (loss) income	(12,658)	43,865
Total Shareholders' Equity	1,752,378	203,576
Total Liabilities and Shareholders' Equity	$3,794,061	$1,001,612

See notes to financial statements

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
	(RESTATED)
	December 31, 2011	December 31, 2010

Revenues	$15,785,510	$2,193,725
Revenues – related party	-	537,745
Total revenues	15,785,510	2,731,470

Cost of revenues	13,595,406	2,533,951
Gross profit	2,190,104	197,519

OPERATING EXPENSES
Selling	133,208	83,936
General and administrative	416,707	194,172
Total operating expenses	549,915	278,108

Operating income (Loss)	1,640,189	(80,589)

OTHER INCOME (EXPENSES):
Other income (expenses)	3,669	(7,152)
Interest income	289	396
Total other income (expenses)	3,958	(6,756)

Income (loss) before income taxes	1,644,147	(87,345)

Income taxes	(34,486)	(7,212)
Net income (loss)	$1,609,661	$(94,557)

COMPREHENSIVE INCOME (LOSS):

Net income (loss)	$1,609,661	$(94,557)
Foreign currency translation loss	(56,523)	(7,530)

COMPREHENSIVE INCOME (LOSS)	$1,553,138	$(102,087)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE
Basic	-	-
Diluted	-	-
Basic weighted average common shares outstanding	-	-
Diluted weighted average common shares outstanding	-	-

See notes to financial statements.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock Shares	Common Stock Amount	Additional paid-in capital	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total shareholders' equity (deficit)

Balance, December 31, 2009	-	-	$241,934	$(442,777)	$51,395	$(149,448)

Paid in Capital 2010	-	-	455,111	-	-	455,111
Comprehensive income:
Net loss for the year	-	-	-	(94,557)	-	(94,557)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	-	-	-	-	(7,530)	(7,530)

Balance, December 31, 2010	-	-	697,045	(537,334)	43,865	203,576

Adjustment for reverse acquisition	96,078,960	$961	(5,297)			(4,336)
Comprehensive income:
Net income for the year	-	-	-	1,609,661	-	1,609,661
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	-	-	-	-	(56,523)	(56,523)

Balance, December 31, 2011	96,078,960	$961	$691,748	$1,072,327	$(12,658)	$1,752,378

See notes to consolidated financial statements

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(RESTATED)
	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,609,661	$(94,557)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	8,822	6,078
Gain on disposition of property – related party	(29,036)	-
Bad debt expense	26,578
Changes in current assets and liabilities:
Accounts receivable	(2,881,692)	348,093
Advance to suppliers	258,549	(288,601)
Prepaid expenses and other current assets	(214,629)	168,112
Inventories	123,467	272,742
Accounts payable and accrued expenses	835,790	(135,114)
Other payables	5,548	-
Due from related party	(66,597)
Taxes payable	2,089	-
Advance from customers	910,069	4,393
Net cash provided by operating activities	588,619	281,146

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets (software)	(13,343)	-
Purchase of fixed assets	(70,148)
Proceeds from disposition of property – related party	301,648	-
Net cash provided by investing activities	218,157	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in due to related party	(547,064)	(696,072)
Proceeds from shareholders’ equity investment	-	455,111
Net cash (used in) financing activities	(547,064)	(240,961)

Effect of exchange rate on cash	(57,369)	(10,130)
Net increase in cash	202,343	30,055

Cash - beginning of year	44,377	14,322

Cash – end of year	$246,720	$44,377

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$34,486	$7,212
Cash paid for interest	-	-

See notes to financial statements.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 1 – ORGANIZATION AND OPERATIONS

The Company

Transax International Limited (“we”, “us”, “our,” "TNSX" or the "Company") was incorporated in the State of Colorado in 1987. The Company currently trades on the OTC Pink Sheet market under the symbol "TNSX" and the Frankfurt and Berlin Stock Exchanges. The Company, through its subsidiary, Medlink Conectividade em Saude Ltda (“Medlink Conectividade”) is an international provider of information network solutions specifically designed for healthcare providers and health insurance companies. The Company's MedLink Solution enables the real time automation of routine patient eligibility, verification, authorizations, claims processing and payment functions. The Company has offices located in Plantation, Florida and Rio de Janeiro, Brazil.

On March 26, 2008, the Company executed a stock purchase and option agreement (the “Agreement”) with Engetech, Inc., a Turks & Caicos corporation (the “Buyer”) controlled and owned 20% by Americo de Castro, director and President of Medlink Conectividade, and 80% by Flavio Gonzalez Duarte or assignees. In accordance with the terms and provisions of the Agreement, the Company sold to the Buyer 45% of the total issued and outstanding stock of its wholly-owned subsidiary, Transax Limited, which owns one hundred percent of the total issued and outstanding shares of: (i) Medlink Conectividade, and (ii) Medlink Technologies, Inc., (“MTI”) a Mauritius corporation (See Note 5). However, the Buyer defaulted on payments and on November 24, 2010, pursuant to an agreement, the Buyer returned the 45 shares of Transax Limited held in escrow and forfeited its initial deposit of $937,700 in full and complete satisfaction of any amounts due to the Company.

On April 4, 2011, pursuant to a Quota Purchase and Sale Agreement amongst Transax Limited, QC Holding I Participacoes S.A., a corporation organized under the laws of Brazil (“QC Holding”), and Medlink Conectividade, the Company sold 100% of its interest in Medlink Conectividade to QC Holding.

On December 30, 2011, TNSX entered into a Share Exchange Agreement (the “Share Exchange Agreement") among TNSX, BT Brunei and its shareholder BT Hong Kong. Under the Share Exchange Agreement, we exchanged 6,500,000 shares of TNSX's Series C Convertible Stock (the "Series C Preferred Stock") to acquire 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong. Each share of the Series C Preferred Stock is convertible into one share of our common stock after giving effect to a 1 for 700 reverse stock split (the “Reverse Stock Split”) and will represent approximately 65% of the issued and outstanding shares of TNSX’s common stock,  and is hereinafter referred to as the “Exchange”. On December 30, 2011, BT Hong Kong became a shareholder of TNSX. The Share Exchange Agreement was approved by our Board of Directors on December 30, 2011 and no approval of our shareholders was necessary under Colorado law. The transaction will be accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our Series C Preferred Stock were accounted for as paid in capital of  TNSX. As a result of the consummation of the Share Exchange, BT Brunei and BT Shantou are now our wholly-owned subsidiaries.

After the acquisition of BT Brunei, we are in the business of toys sourcing, distribution and contractual manufacturing targeting international and domestic distributors and customers in the toys industry. Our main business focus is to function as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  The Company conducts these operations through both BT Brunei and our BT Shantou subsidiary. We are located in Shantou City of Guangdong province, the geographical region well-known for toys manufacturing and exporting in China. We are not a manufacturer.  We provide procurement services for international toy distributors and wholesalers, including identifying, evaluating, and engaging one or more local manufacturers, trading companies or distributors for the requested supply of toys, as well as original equipment manufacturing (“OEM”) services. The OEM services include engaging toy manufacturers directly or through other toy trading companies or distributors to either manufacture toys to specific specifications requested by our customers, or customize an existing toy product to meet our customer’s request such as through changes in mechanical functionality, appearance, physical dimension, and materials. The majority of BT Brunei revenues were from OEM services. During 2011 approximately 58% of our consolidated revenues were derived from procurement services and approximately 42% were derived from arranging for OEM services.  We sources a wide variety of 800,000 toys made of plastic, wood, metal, wool, and electronic materials,

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

primarily targeting children from infants to teenagers. We enable our customers to view these toys either through our website or at our extensive toy showroom of approximately 21,528 square feet located in Shantou, China. Customers can easily contact our online representatives for inquiry and place orders, or visit the toy showroom and choose from the displayed toy samples provided by our manufacturing partners.

In a move to expand our business in 2009, BT Shantou developed a proprietary construction toy consisting of plastic pieces that can plug-in together to make a wide variety of objects, and which we refer to as our Magic Puzzle (3D).   We registered the patents for its utility model and appearance design in Hong Kong and mainland China during 2010 and 2011. On June 1, 2010, BT Shantou entered into a 10-year contract manufacturing agreement with a local toy manufacturer Shantou Xinzhongyang Toy Industrial Co., Ltd.  (“Xinzhongyang”) to produce this proprietary toy under the name of Big Tree Educational Magic Puzzle (the “Big Tree Magic Puzzle”). The Big Tree Magic Puzzle are currently promoted and distributed in the Chinese domestic market only through BT Shantou’s online store, which was subsequently closed in 2011, and at six Dennis Department Store locations. The Chief Executive Officer of BT Shantou, Ms. Guihong Zheng, owns a 16.7% equity interest in Xinzhongyang. Ms. Zheng is the wife of  the Chairman of BT Shantou Mr. Wei Lin.  Mr. Lin, our Chairman and Chief Executive Officer, owns the remaining 83.3% equity interest in Xinzhongyang.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements and related notes were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying financial statements as of and for the year ended December 31, 2011 and 2010, reflect the  consolidated financial position and result of operations of BT Brunei and BT Shantou, as BT Shantou became the wholly-owned subsidiary of BT Brunei in 2011.

Foreign Currency Translation

Our functional currency is the Chinese Renminbi (“RMB”).  In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 830-20-35, the financial statements were translated into United States dollars using balance sheet date rates of exchange for assets and liabilities, and average rates of exchange for the period for the income statements.  Net gains and losses resulting from foreign exchange transactions were included in the consolidated statements of operations and comprehensive income.  Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“$”) was made at the following exchange rates for the respective periods:

December 31, 2010:
Balance sheet	RMB 6.5918 to $1.00
Statement of operations and comprehensive income	RMB 6.7605 to $1.00
December 31, 2011:
Balance sheet	RMB 6.3523 to $1.00
Statement of operations and comprehensive income	RMB 6.4544 to $1.00

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash and equivalents

We consider all highly liquid investments with maturities of three months or less to be cash and equivalents.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of the amount of probable credit losses in our existing accounts receivable. We determined the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expense, if any.

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory

We value inventories, consisting of finished goods only, at the lower of cost or market value. Cost is determined on the first in-first out method. We regularly review our inventories on hand and, when necessary, record a provision for excess or obsolete inventories based primarily on the current selling price. For the years ended December 31, 2011 and 2010, there were no charges for inventory reserve provision.

Advance to suppliers and prepaid expenses

Advance to suppliers and other prepaid expenses consist of (i) advance to suppliers for merchandise that had not yet been shipped, and (ii) prepaid advertising expenses.

Property, Plant and equipment

 Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized. Maintenance and repairs are expensed as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

In accordance with ASC 360, “Property, Plant and Equipment”, our long-lived assets, which include property, equipment and automobiles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

  We assess the recoverability of our long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. We determined there were no impairments of long-lived assets as of December 31, 2011 and 2010.

Advance from customers

Advance from customers represent prepayments to us for merchandise that had not yet been shipped to customers.

Fair value of financial instruments

We adopted ASC Topic 820, “Fair Value Measurements”, for our financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of our financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition (AS RESTATED)

We follow the guidance of ASC 605, "Revenue Recognition,” and the Securities and Exchange Commission's Staff Accounting Bulletin (“SAB”) No. 104 and SAB Topic 13 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Revenues for our product sales are recognized when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists through a formal purchase order or contract; (ii) delivery of the products has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable based on agreement between us and our customer; and (iv) collectability is reasonably assured. For any advance payments from customers, revenues are deferred until such a time when all the four criteria mentioned above are fully met.

Revenue is accounted for in accordance with the ASC 605-45, reporting revenue either gross as a principal or net as an agent depending upon the nature of the sales transaction. Revenue is recognized on a gross basis when the Company determines the sale meets the conditions of ASC 605-45, “Reporting Revenue Gross as a Principal versus Net as an Agent.” When the Company does not meet the criteria for gross revenue recognition under ASC 605-45, the Company reports the revenue on a net basis.

     In accordance with ASC 605-45-45, “Principal Considerations - Other Presentation Matters”, we report our revenues from sales of toys as follows:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

(AS RESTATED) Revenue Recognition (1)
	2011			2010
Allocation of Revenues	Gross Method	Net Method	Total	Gross Method	Net Method	Total
Revenues, excluding sales reported on net basis	$14,889,132	-	$14,889,132	$2,731,470	-	$2,731,470
Net Revenues from sales reported on net basis	-	$896,378	$896,378	-	$-	$-
Total Revenues	$14,889,132	$896,378	$15,785,510	$2,731,470	$-	$2,731,470

(1)           Certain revenues from our sales are based on a net reporting because they do not meet the criteria for gross reporting method pursuant to ASC 605-45-45.  This means that all cost of purchases from those sales will be netted with the sales revenues generated by the sale of those toys. All other revenues from sales are based on gross reporting pursuant to criteria outlined in ASC 605-45-45, as follows:

•	we are the primary obligor to provide the product or services desired by our customers;
•	we have discretion in supplier selection.
•	we have latitude in establishing price;
•	we have credit risk – see Note 11 for customer concentrations and credit risk; and
•	we have inventory risk before customer order and upon customer return;

Income taxes

We account for income taxes under ASC 740, “Expenses – Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

All of BT Shantou operations are in the PRC and are governed by the Income Tax Law of the People’s Republic of China and local income tax laws (the PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, we are subject to tax at a maximum statutory rate of 25% (inclusive of state and local income taxes).

Big Tree International Co., Ltd. (“BT Brunei”) was incorporated in the State of Brunei Darussalam, and is not subject to any corporate income taxes in accordance to the laws and regulations of that country.

Value added taxes

Pursuant to the Provisional Regulation of China on Value Added Tax (“VAT”) and their rules, all entities and individuals that are engaged in the sale of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne.

Comprehensive income (loss)

Comprehensive income (loss) consists of net income and foreign currency translation adjustments, and is presented in our Consolidated Statements of Operations and Comprehensive Income (Loss).

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Recently issued accounting pronouncements

In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles – Goodwill and Other ,which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  Early adoption is permitted. The adoption of ASU 2011-08 does not have an impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Under the amendments, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The presentation option under current GAAP to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. We already comply with this presentation.

In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASC 805”). The objective of this standard is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This standard specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This standard also expands the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This standard is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of ASU 2010-29 did not have an impact on our consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles — Goodwill and Other (ASC 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts . The objective of this standard is to address questions about entities with reporting units with zero or negative carrying amounts because some entities concluded that Step 1 of the test is passed in those circumstances because the fair value of their reporting unit is greater than zero. The amendments in this standard modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of ASU 2010-28 did not have an impact on our consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables. This guidance is effective for interim and annual periods ending on or after December 15, 2010.  The adoption of this guidance had no material impact on our consolidated financial position, results of operations or cash flows.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

In January 2010, the FASB issued ASU No. 2010-02, Accounting and Reporting for Decreases in Ownership of a Subsidiary, which clarifies the scope of the guidance for the decrease in ownership of a subsidiary in ASC Topic 810, “Consolidations,” and expands the disclosures required for the deconsolidation of a subsidiary or de-recognition of a group of assets. This guidance was effective on January 1, 2010. We adopted this guidance and it did not have an impact on our consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-01, Accounting for Distributions to Shareholders with Components of Stock and Cash, which clarifies that the stock portion of a distribution to stockholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate is considered a share issuance that is reflected in earnings per share prospectively and is not a stock dividend for purposes of applying ASC Topic 505, “equity,” and ASC Topic 260, “Earnings Per Share.” This guidance is effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. We adopted this guidance and it did not have an impact on our consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, we have not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3 – ADVANCE TO SUPPLIERS AND PREPAID EXPENSES

Advance to suppliers and prepaid expenses consisted of the following:

	December 31, 2011	December 31, 2010

Advance to suppliers	$44,442	$295,987
Prepaid expenses	36,536	12,298
Total	$80,978	$308,285

Prepaid expenses reflect the amount paid for advertising that has not been utilized.

NOTE 4 – OTHER RECEIVABLE

Other receivable mainly consists of export tax refund from China's State Administration of Taxation. As a measure to encourage export, the Chinese tax code provides for a tax refund based on the amount and products exported by Chinese corporate taxpayers. The maximum statutory tax refund rate is approximately 17%. Other receivable consist of the following:

	December 31, 2011	December 31, 2010

Tax refund receivable	$247,722	$145,448
Other	18,596	-
Total	$266,318	$145,448

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, consisted of the following:

	Estimated Life	December 31, 2011	December 31, 2010

Office equipment	5 Years	$25,764	$273,066
Vehicles	5 Years	28,899	31,794
Machinery and Equipment	3 Years	101,696	22,319
		156,359	327,179
Less: Accumulated Depreciation		(24,547)	(29,383)
		$131,812	$297,796

In May 2011, we disposed of a building not being used in our business operations. We sold the building to Mr. Wei Lin, our principal shareholder, for RMB 1,988,400 (approximately $301,648), and recognized a gain of $29,036 from disposition of property, plant and equipment, which is included in other income in the statement of operations and comprehensive income and in our statement of cash flows for the year ended December 31, 2011.

Depreciation expenses amounted to $7,151 and $6,078 for the year ended December 31, 2011 and 2010, respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets represent accounting software purchased in 2011, which is amortized on a straight line basis during its useful life of 5 years. For the year ended December 31, 2011, amortization expenses amounted to $1,671.

NOTE 7 – ADVANCE FROM CUSTOMERS

 Advance from customers represent prepayment to us for merchandise that had not been shipped to customers. Advance from customers amounted to $941,750 and $16,433 as of December 31, 2011 and 2010, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

Due from related parties

Due from related parties total of $66,597 at December 31, 2011, reflect prepayments to related party suppliers for purchased toy products not received yet, including prepaid to Xinzhongyang Toys Industrial Co. Ltd. of $ 54,653 and prepaid to Universal Toys Trading (Hong Kong) Limited (the “Universal Toys”) of $ 11,944. The controlling shareholder of Xinzhongyang Toys Industrial Co. Ltd., and the sole shareholder of Universal Toys is Mr. Xiaodong Ou, brother-in-law of the Chairman of BT Shantou, Mr. Wei Lin.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Due to related parties

 On December 31, 2011 and 2010, due to related parties consisted of the following:

	December 31, 2011	December 31, 2010

Due to Wei Lin	$97,375	$685,878
Due to Chaojun Lin	12,594	-
Due to Guihong Zheng	28,845	-
Total	$138,814	$685,878

                    Mr. Wei Lin is the founder and the Chairman of BT Shantou since its formation in 2003.  The balances of due to Mr. Lin primarily consisted of advances for working capital.

                    Chaojun Lin is the Deputy General Manager of BT Shantou since March 2004. The balance due to Mr. Chaojun Lin as of December 31, 2011, consisted of advances for working capital.

Ms. Guihong Zheng is a principal Shareholder of Yunjia, an apparel company. Ms. Guihong Zheng is Mr. Wei Lin’s wife.

Related party sales

BT Shantou sold toy products during the year 2010 to Big Tree Toys (HK) Limited, a related party company owned by Mr. Wei Lin, the founder and Chairman of BT Shantou. For the year ended December 31, 2011, there were no revenues related to sales to Big Tree Toys (HK) Limited. See Note 11 – Concentrations and Credit Risk.

In May 2011, we decided to dispose of a building not being used in our business operations. We sold the building to Mr. Wei Lin, our principal shareholder, for RMB 1,988,400 (approximately $301,648), and recognized a gain of $29,036 from disposition of property, plant and equipment, which is included in other income in the statement of operations and comprehensive income for the year ended December 31, 2011.

Lease agreement with related parties

   We lease our principal executive offices from Yunjia, a company owned by our Chairman and Chief Executive Officer and his wife. In 2011, we paid Yunjia approximately $11,340 for rental expenses.

 NOTE 9 - EQUITY

  In May 2010, the shareholders of Big Tree Shantou, Mr. Wei Lin, invested 3 million RMB (approximately $455,111) in cash as paid in capital.

  On December 30, 2011, we entered into debt exchange agreements (the “Debt Exchange Agreements”) with the holders of $848,878.39 in our outstanding debt whereby we exchanged 820,016 shares of our Series B convertible preferred stock (the “Series B Convertible Preferred Stock”) for this debt.  The following table sets forth the name of the debt holder, amount of debt exchanged and number of shares exchanged:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

Name of Holder of Debt	Amount of Debt to be Exchanged	No. of Shares of Series B Convertible Preferred Stock to be Exchanged
Stephen Walters	$122,163	118,010
Carlingford Investments Limited	151,309	146,165
CFO Oncall, Inc.	37,094	35,831
China Direct Investments, Inc.*	538,312	520,010
Total	$848,878	820,016

*           China Direct Investments, Inc. purchased this debt acquired from Stephen Walters for $75,000 pursuant to a Bill of Sale and Assignment dated December 30, 2011.

Each share of the Series B Convertible Preferred Stock is automatically convertible into one share of our common stock, $0.00001 par value after giving effect to an anticipated 1 for 700 reverse stock split of our Common Stock.  (the “Reverse Stock Split”) following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holders of the Series B Convertible Preferred Stock.  The number of shares in which the Series B Convertible Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.

On December 30, 2011, TNSX entered into a Share Exchange Agreement (the “Share Exchange Agreement") among TNSX, BT Brunei and its shareholder BT Hong Kong. Under the Share Exchange Agreement, we exchanged 6,500,000 shares of TNSX's Series C Convertible Stock (the "Series C Preferred Stock") to acquire 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong. Each share of the Series C Preferred Stock is convertible into one share of our common stock after giving effect to a 1 for 700 reverse stock split (the “Reverse Stock Split”) and will represent approximately 65% of the issued and outstanding shares of TNSX’s common stock,  and is hereinafter referred to as the “Exchange”. On December 30, 2011, BT Hong Kong became a shareholder of TNSX. The Share Exchange Agreement was approved by our Board of Directors on December 30, 2011 and no approval of our shareholders was necessary under Colorado law. The transaction will be accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our Series C Preferred Stock were accounted for as paid in capital of  TNSX. As a result of the consummation of the Share Exchange, BT Brunei and BT Shantou are now our wholly-owned subsidiaries.

As compensation for services under the December 30, 2011 consulting agreement we entered into with China Direct Investments, Inc. and its affiliate Capital One Resource Co., Ltd. (collectively, “China Direct”), we issued China Direct Investments 2,542,743 shares of our Series B Convertible Preferred Stock.  Each share of the Series B Preferred Stock is convertible into one share of our common stock after giving effect to the Reverse Stock Split. The services China Direct provided to us included an evaluation of several different business opportunities, including the acquisition of BT Brunei and BT Shantou. The Series B Preferred Stock issued to China Direct will be accounted for as an expense of our company prior to the merger and recapitalization with BT Brunei and the resulting effect in net equity was eliminated upon completion of the reverse merger and recapitalization with BT Brunei.

NOTE 10– INCOME TAXES

We account for income taxes under ASC 740, “Expenses – Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

BT Shantou is governed by the Income Tax Law of the People’s Republic of China Concerning Foreign Investment Enterprise and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, BT Shantou is subject to tax at a maximum statutory rate of 25% (inclusive of state and local income taxes). The income tax provision described in the table below was due to permanent differences.

BT Brunei was incorporated in the State of Brunei Darussalam, and is not subject to any corporate income taxes in accordance to the laws and regulations of that country. Due to the nature of BT Brunei’s operations and sales to export customers, BT Brunei is not subject to PRC income tax, Since BT Brunei is not engaged in operations or sales within the PRC, and management does not expect to repatriate earnings of BT Brunei for use in China, there would not be potential income tax implications. As we entered into the Share Exchange Agreement with our US parent on December 30, 2011, there was minimal recorded US operation for the years ended December 31, 2011 and 2010.

The components of income (loss) before income tax consist of the following:

	Years Ended December 31,
	2011	2010
U.S. Operations	$-	$-
Brunei Operations (BT Brunei)	1,506,203
Chinese Operations (BT Shantou)	137,944	(87,345)
Total	$1,644,147	$(87,345)

The components of the provision (benefit) for income taxes are as follows:

	Years Ended December 31,
	2011	2010
Federal, State and Local	$-	$-
Peoples Republic of China - Federal and Local	34,486	7,212
Total	$34,486	$7,212

The table below summarizes the reconciliation of our income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision (presented to the nearest thousand):

	Years Ended December 31,
	2011	2010
Income tax (benefit) provision at Federal statutory rate	$560,000	$(29,000)
State income taxes, net of Federal Benefit	76,000	(4,000)
Permanent differences	(378,000)	28,000
U.S. tax rate in excess of foreign tax rate	(224,000)	12,000
Tax provision	$34,000	$7,000

We have a net operating loss (“NOL”) carry forward for U.S. income tax purposes at December 31, 2011 expiring through the year 2031. Management estimates the NOL as of December 31, 2011 to be approximately $7,990,000. The utilization of our NOL’s may be limited because of a possible change in ownership as defined under Section 382 of Internal Revenue Code. Such change in ownership, for purposes of utilization of the Company’s NOL’s under Section 382, may have occurred with the Share Exchange Agreement entered into on December 30, 2011.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Included in the deferred tax asset is the aforementioned NOL. We are not able to predict if such future taxable income will be more likely than not sufficient to utilize the benefit. As such, we do not believe the benefit is more likely than not to be realized and we recognize a full valuation allowance for those deferred tax assets. Our deferred tax asset as of December 31, 2011 and 2010 is as follows:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

	December 31,
	2011	2010
Total deferred tax asset - from NOL carry forwards	$3,085,000	$2,994,000
Valuation allowance	(3,085,000)	(2,994,000)
Deferred tax asset, net of allowance	$-	$-

NOTE 11– CONCENTRATIONS AND CREDIT RISK

(i)    Customer Concentrations

Customer concentrations for the year ended December 31, 2011 and 2010 are as follows:

	Net Sales		Accounts Receivable
	For the year ended December 31,		As of December 31,
	2011	2010	2011	2010
Pacific Toys (HK) Ltd	12.9%	47.7%	22.7%	100.0%
Zhengzhou Danis Company	-	4.5%	-	-
Jiangsu Tianyuan Company	-	20.0%	-	-
Big Tree Toys (HK) Limited (1)	-	19.7%	-	-
Heilongjian Feihe Company	-	8.1%	-	-
Poundland Far East Ltd	9.6%	-	10.2%	-
Guangdong Athletic Goods	5.1%	-		-
Dheeraj Impex	3.4%	-	13.5%	-
Total	31.0%	100.0%	46.4%	100.0%

(1)	Big Tree Toys (HK) Limited is a related party, which is owned by Mr. Wei Lin, the founder and the Chairman of BT Shantou since its formation in 2003. See Note 8 – Related Party Transactions.

A reduction in sales from or loss of such customers would have a material adverse effect on our results of operations and financial condition.

(ii)    Vendor Concentrations

Vendor purchase concentrations for December 31, 2011 and 2010 are as follows:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2011

	Net Purchases		Accounts Payable
	For the year ended December 31,		As of December 31,
	2011	2010	2011	2010
Universal Toys (HK) Ltd--(1)	77.8%	-	-	-
Shantou Yade Toys	-	-	-	-
Shantou Dongdexing Toys	-	12.2%	-	-
Shantou Wanshun Toys	-	9.9%	33.5%	75.5%
Shantou Huada Toys	-	10.7%	-	-
Shantou Chanhui Toys	-	8.9%	-	-
Shantou Sandazhu Packaging	-	7.5%	-	16.6%
Changsheng Toys	-	-	24.8%	-
Yintai International Shares	-	-	11.9%	-
Jinwei Corp Ltd.	-	-	21.7%	-
Total	77.8%	49.2%	91.9%	92.1%

(1)	Universal Toys is a related party, whose sole shareholder is Mr. Xiaodong Ou, the brother-in-law of the Chairman of BT Shantou, Mr. Wei Lin. See Note 8 – Related Party Transactions.

(iii)    Credit Risk

Financial instruments that potentially subject us to significant concentration of credit risk consist primarily of cash and equivalents. As of December 31, 2011, substantially all of our cash and equivalents were held by major financial institutions located in the PRC, none of which are insured.  However, we have not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(iv)    Foreign currency risk

We cannot guarantee that the current exchange rate will not fluctuate. There is always the possibility that we could post the same amount of profit for two comparable periods, and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

NOTE 12 - EARNINGS PER SHARE

In conjunction with the BT Brunei reverse acquisition of TNSX on December 30, 2011, we issued Series B convertible preferred stock convertible into 820,016 shares of our common stock and Series C convertible preferred stock convertible into 9,042,744 shares of our common stock, respectively, giving effect to a proposed 700 to 1reverse stock split. Conversion was conditioned on the Company effecting the 700:1 reverse stock split that has not been consummated by the end of the reporting period of this report and only after all relevant filings have been cleared and approved by regulatory agencies. Because the conditions could only be satisfied after the end of the reporting period of this report, in accordance with ASC 260 Earnings Per Share, these shares were not included in the dilutive EPS calculation.

Appendix C

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$653,988	$246,720
Accounts receivable (net of allowance of $26,760 and $26,578, respectively)	4,831,841	2,987,379
Advance to suppliers and prepaid expenses	270,072	80,978
Inventories	1,414,189	699
Due from related parties	-	66,597
Other receivable	410,171	266,318
Total Current Assets	7,580,261	3,648,691

NON-CURRENT ASSETS

Fixed assets, net	222,165	131,812
Intangible assets, net	12,115	13,558

Total Assets	$7,814,541	$3,794,061

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,185,711	$935,666
Advance from customers	618,982	941,750
Salaries payable	53,727	23,330
Taxes payable	4,066	2,123
Due to related parties	2,183,093	138,814
Other payable	145,107	-
Total Current Liabilities	5,190,686	2,041,683

Total Liabilities	5,190,686	2,041,683

SHAREHOLDERS' EQUITY:
Series B convertible preferred stock (5,000,000 shares authorized, 3,362,760 and 0 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	-	-
Series C convertible preferred stock (6,500,000 shares authorized, 6,500,000 and 0 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	-	-
Common stock ($0.00001 par value; 100,000,000 shares authorized; 96,078,960 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively)	961	961
Additional paid-in capital	691,748	691,748
Retained earnings	1,819,205	1,072,327
Accumulated other comprehensive income (loss)	111,941	(12,658)
Total Shareholders' Equity	2,623,855	1,752,378
Total Liabilities and Shareholders' Equity	$7,814,541	$3,794,061

See notes to unaudited consolidated financial statements

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)
	(RESTATED) Three Months Ended		(RESTATED) Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$5,960,742	$4,050,389	$10,712,827	$4,310,292
Cost of revenues	5,154,695	3,371,121	9,385,758	3,573,897
Gross profit	806,047	679,268	1,327,069	736,395

Operating expenses:
Selling expenses	130,774	26,170	258,263	45,929
General and administrative	173,937	34,953	353,405	52,430
Total operating expenses	304,711	61,123	611,668	98,359

Operating income	501,336	618,145	715,401	638,036

Other income (expenses):
Other income	17,499	16,728	31,688	15,703
Interest (expenses) income	(345)	88	(211)	120
Total other income	17,154	16,816	31,477	15,823

Net Income before income taxes	518,490	634,961	746,878	653,859

Income taxes	-	6,815	-	10,627

Net Income	$518,490	$628,146	$746,878	$643,232

Comprehensive Income:

Net Income	$518,490	$628,146	$746,878	$643,232

Foreign currency translation gain	809	10,885	124,599	3,355

Comprehensive income	$519,299	$639,031	$871,477	$646,587

Basic and diluted income per common share		-		-
Basic	$0.01	-	$0.01	-
Diluted	0.01		0.01
Basic weighted average common shares outstanding	96,078,960	-	96,078,960	-
Diluted weighted average common shares outstanding	96,078,960	-	96,078,960	-

The accompanying notes are an integral part of these unaudited financial statements.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2012	2011
OPERATING ACTIVITIES:	Unaudited	Unaudited
Net income	$746,878	$643,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	23,022	3,429
Changes in current assets and liabilities:
Accounts receivable	(1,825,705)	(3,218,870)
Advance to suppliers	44,791	152,182
Prepaid expenses and other current assets	(375,678)	(82,841)
Inventories	(1,414,875)	98,297
Accounts payable and accrued expenses	1,280,769	89,898
Due to related party	1,617,578	1,707,893
Due from related party	67,121	-
Other payables	139,568	-
Taxes payable	1,931	21,884
Advance from customers	(329,571)	457,876
NET CASH USED IN OPERATING ACTIVITIES	(24,171)	(127,020)

INVESTING ACTIVITIES:
Proceeds from disposition of property, plant and equipment	-	263,745
Purchase of property, plant and equipment	(111,041)	-
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(111,041)	263,745

FINANCING ACTIVITIES:
Increase in due to related party	518,497	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	518,497	-

EFFECT OF EXCHANGE RATE CHANGES ON CASH	23,983	2,300

NET INCREASE IN CASH	407,268	139,025

CASH - beginning of period	246,720	44,377

CASH - end of period	$653,988	$183,402

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$11,334	$6,251

The accompanying notes are an integral part of these unaudited consolidated financial statements.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

NOTE 1 – ORGANIZATION AND OPERATIONS

Transax International Limited (“we”, “us”, “our,” or the "Company") was incorporated in the State of Colorado in 1987. Prior to December 2011, the Company, through its subsidiary, Medlink Conectividade em Saude Ltda (“Medlink Conectividade”) was an international provider of information network solutions specifically designed for healthcare providers and health insurance companies. On March 26, 2008, the Company executed a stock purchase and option agreement with Engetech, Inc., a Turks & Caicos corporation (controlled and owned 20% by Americo de Castro, director and President of Medlink Conectividade, and 80% by Flavio Gonzalez Duarte or assignees. In accordance with the terms and provisions of the agreement, the Company sold to the buyer 45% of the total issued and outstanding stock of its wholly-owned subsidiary, Transax Limited, which owned 100% of the total issued and outstanding shares of: (i) Medlink Conectividade, and (ii) Medlink Technologies, Inc., (“MTI”) a Mauritius corporation. However, the buyer defaulted on payments and on November 24, 2010, pursuant to an agreement, the buyer returned the 45 shares of Transax Limited held in escrow and forfeited its initial deposit of $937,700 in full and complete satisfaction of any amounts due to the Company.

On April 4, 2011, pursuant to a Quota Purchase and Sale Agreement amongst Transax Limited, QC Holding I Participacoes S.A., a corporation organized under the laws of Brazil (“QC Holding”), and Medlink Conectividade, the Company sold 100% of its interest in Medlink Conectividade to QC Holding.

On December 30, 2011, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement") with Big Tree International Co., Ltd., a Brunei company (“BT Brunei”) and its shareholder Lins (HK) International Trading Limited (“BT Hong Kong”). Under the Share Exchange Agreement, we exchanged 6,500,000 shares of our Series C Convertible Preferred Stock (the "Series C Preferred Stock") to acquire 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong. Each share of the Series C Preferred Stock is convertible into one share of our common stock after giving effect to a pending 1 for 700 reverse stock split (the “Reverse Stock Split”) and will represent approximately 65% of the issued and outstanding shares of our common stock, and is hereinafter referred to as the “Exchange”. On December 30, 2011, BT Hong Kong became a shareholder of the Company. The Share Exchange Agreement was approved by our Board of Directors on December 30, 2011 and no approval of our shareholders was necessary under Colorado law. The transaction will be accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our Series C Preferred Stock were accounted for as paid in capital of our company. As a result of the consummation of the Share Exchange, BT Brunei and its subsidiary, Shantou Big Tree Toys Co., Ltd., a Chinese company (“BT Shantou”), are now our wholly-owned subsidiaries.

After the acquisition of BT Brunei, we are in the business of toys sourcing, distribution and contractual manufacturing targeting international and domestic distributors and customers in the toys industry. Our main business focus is to function as a “one stop shop” for the sourcing, distribution and specialty manufacturing of toys and related products.  The Company conducts these operations through both BT Brunei and our BT Shantou subsidiary. We are located in Shantou City of Guangdong province, the geographical region well-known for toys manufacturing and exporting in China. We are not a manufacturer. We provide procurement services for international toy distributors and wholesalers, including identifying, evaluating, and engaging one or more local manufacturers, trading companies or distributors for the requested supply of toys, as well as original equipment manufacturing (“OEM”) services. The OEM services include engaging toy manufacturers directly or through other toy trading companies or distributors to either manufacture toys to specific specifications requested by our customers, or customize an existing toy product to meet our customer’s request such as through changes in mechanical functionality, appearance, physical dimension, and materials. For the first six months of 2012, our OEM services generated about 37.2% of our total sales and procurement services accounted for approximately 62.8% of our total sales. We sources a wide variety of 800,000 toys made of plastic, wood, metal, wool, and electronic materials, primarily targeting children from infants to teenagers. We enable our customers to view these toys either through our website or at our extensive toy showroom of approximately 21,528 square feet located in Shantou, China. Customers can easily contact our online representatives for inquiry and place orders, or visit the toy showroom and choose from the displayed toy samples provided by our manufacturing partners.

In 2009, BT Shantou developed a proprietary construction toy consisting of plastic pieces that can plug-in together to make a wide variety of objects, and which we refer to as the Big Tree Magic Puzzle (3D).   We registered the patents for its utility model and appearance design in Hong Kong and mainland China during 2010 and 2011. On June 1, 2010, BT Shantou entered into a 10-year contract manufacturing agreement with a local toy manufacturer Shantou Xinzhongyang Toy Industrial Co., Ltd.  (“Xinzhongyang”) to produce this proprietary toy under the name of Big Tree Educational Magic Puzzle (the “Big Tree Magic Puzzle”).

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements and related notes were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The accompanying financial statements as of and for the six months ended June 30, 2012 and 2011, reflect the consolidated financial position and result of operations of BT Brunei and BT Shantou, as BT Shantou became the wholly-owned subsidiary of BT Brunei in 2011.

Foreign Currency Translation

Our functional currency is the Chinese Renminbi (“RMB”).  In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 830-20-35, the financial statements were translated into United States dollars using balance sheet date rates of exchange for assets and liabilities, and average rates of exchange for the period for the income statements.  Net gains and losses resulting from foreign exchange transactions were included in the consolidated statements of operations and comprehensive income.  Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“$”) was made at the following exchange rates for the respective periods:

As of June 30, 2012	RMB 6.3089 to $1.00
As of December 31, 2011	RMB 6.3523 to $1.00
Three months ended June 30, 2012	RMB 6.3078 to $1.00
Three months ended June 30, 2011	RMB 6.4924 to $1.00
Six months ended June 30, 2012	RMB 6.3027 to $1.00
Six months ended June 30, 2011	RMB 6.5316 to $1.00

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash and equivalents

We consider all highly liquid investments with maturities of three months or less to be cash and equivalents.

Accounts receivable

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of the amount of probable credit losses in our existing accounts receivable. We determined the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expense, if any.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

Outstanding account balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventory

We value inventories, consisting of finished goods only, at the lower of cost or market value. Cost is determined on the first in-first out method. We regularly review our inventories on hand and, when necessary, record a provision for excess or obsolete inventories based primarily on the current selling price. As of June 30, 2012 and December 31, 2011, there were no charges for inventory reserve provision.

Advance to suppliers and prepaid expenses

Advance to suppliers and other prepaid expenses consist of (i) advance to suppliers for merchandise that had not yet been shipped, and (ii) prepaid advertising expenses.

Property, Plant and equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized. Maintenance and repairs are expensed as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations. Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

In accordance with ASC 360, “Property, Plant and Equipment”, our long-lived assets, which include property, equipment and automobiles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

We assess the recoverability of our long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts.  Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. We determined there were no impairments of long-lived assets as of June 30, 2012 and December 31, 2011.

Advance from customers

Advance from customers represent prepayments to us for merchandise that had not yet been shipped to customers.

Fair value of financial instruments

We adopted ASC Topic 820, “Fair Value Measurements”, for our financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of our financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

Revenue Recognition Policy and Presentation:

We follow the guidance of ASC 605, "Revenue Recognition,” and the Securities and Exchange Commission's Staff Accounting Bulletin (“SAB”) No. 104 and SAB Topic 13 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Revenues for our product sales are recognized when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists through a formal purchase order or contract; (ii) delivery of the products has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable based on agreement between us and our customer; and (iv) collectability is reasonably assured. For any advance payments from customers, revenues are deferred until such a time when all the four criteria mentioned above are fully met.

Revenue is accounted for in accordance with the ASC 605-45, reporting revenue either gross as a principal or net as an agent depending upon the nature of the sales transaction. Revenue is recognized on a gross basis when the Company determines the sale meets the conditions of ASC 605-45, “Reporting Revenue Gross as a Principal versus Net as an Agent.” When the Company does not meet the criteria for gross revenue recognition under ASC 605-45,  the Company reports the revenue on a net basis.

In accordance with ASC 605-45-45, “Principal Considerations - Other Presentation Matters”, we report our revenues from sales of toys as follows:

(AS RESTATED) Revenue Recognition (1)
	For the Second Quarter of 2012			For the Second Quarter of 2011
Allocation of Revenues	Gross Method	Net Method	Total	Gross Method	Net Method	Total
Revenues, excluding sales reported on net basis	$5,584,344	-	$5,584,344	$3,774,450	-	$3,774,450
Net Revenues from sales reported on net basis	-	$376,398	$376,398	-	$275,939	$275,939
Total Revenues	$5,584,344	$376,398	$5,960,742	$3,774,450	$275,939	$4,050,389

(AS RESTATED) Revenue Recognition (1)
	For the Six Months Ended June 30, 2012			For the Six Months Ended June 30, 2011
Allocation of Revenues	Gross Method	Net Method	Total	Gross Method	Net Method	Total
Revenues, excluding sales reported on net basis	$10,198,830	-	$10,198,830	$4,000,077	-	$4,000,077
Net Revenues from sales reported on net basis	-	$513,997	$513,997	-	$310,215	$310,215
Total Revenues	$10,198,830	$513,997	$10,712,827	$4,000,077	$310,215	$4,310,292

(1)           Certain revenues from our sales are based on a net reporting because they do not meet the criteria for gross reporting method pursuant to ASC 605-45-45.  This means that all cost of purchases from those sales will be netted with the sales revenues generated by the sale of those toys. All other revenues from sales are based on gross reporting pursuant to criteria outlined in ASC 605-45-45, as follows:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

•                      we are the primary obligor to provide the product or services desired by our customers;
•                      we have discretion in supplier selection.
•                      we have latitude in establishing price;
•                      we have credit risk – see Note 10 for customer concentrations and credit risk; and
•                      we have inventory risk before customer order and upon customer return;

Income taxes

We account for income taxes under ASC 740, “Expenses – Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

All of BT Shantou operations are in the PRC and are governed by the Income Tax Law of the People's Republic of China and local income tax laws (the PRC Income Tax Law”). Pursuant to the PRC Income Tax Law, we are subject to tax at a maximum statutory rate of 25% (inclusive of state and local income taxes).

BT Brunei was incorporated in the State of Brunei Darussalam, and is not subject to any corporate income taxes in accordance to the laws and regulations of that country.

Value added taxes

Pursuant to the Provisional Regulation of China on Value Added Tax (“VAT”) and their rules, all entities and individuals that are engaged in the sale of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne.

Comprehensive income (loss)

Comprehensive income (loss) consists of net income and foreign currency translation adjustments, and is presented in our Consolidated Statements of Operations and Comprehensive Income (Loss).

Recently issued accounting pronouncements

In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles – Goodwill and Other , which simplifies how an entity is required to test goodwill for impairment. This ASU would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the ASU, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The ASU includes a number of factors to consider in conducting the qualitative assessment.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.   The adoption of ASU 2011-08 did not have an impact on our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. Under the amendments, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The presentation option under current US GAAP to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity has been eliminated. The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of ASU 2011-05 did not have an impact on our consolidated financial statements.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASC 805”). The objective of this standard is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This standard specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This standard also expands the supplemental pro forma disclosures under ASC 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This standard is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of ASU 2010-29 did not have an impact on our consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles — Goodwill and Other (ASC 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts . The objective of this standard is to address questions about entities with reporting units with zero or negative carrying amounts because some entities concluded that Step 1 of the test is passed in those circumstances because the fair value of their reporting unit is greater than zero. The amendments in this standard modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. This standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The adoption of ASU 2010-28 did not have an impact on our consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, we have not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

NOTE 3 – ADVANCE TO SUPPLIERS AND PREPAID EXPENSES

Advance to suppliers and prepaid expenses consisted of the following:

	June 30, 2012	December 31, 2011

Advance to suppliers	$-	$44,442
Prepaid expenses	270,072	36,536
Total	$270,072	$80,978

Prepaid expenses reflect the amount paid for advertising that has not been utilized.

NOTE 4 – OTHER RECEIVABLE

Other receivable mainly consists of export tax refund from China's State Administration of Taxation. As a measure to encourage export, the Chinese tax code provides for a tax refund based on the amount and products exported by Chinese corporate taxpayers. The maximum statutory tax refund rate is approximately 17%. Other receivable consisted of the following:

	June 30, 2012	December 31, 2011

Tax refund receivable	$399,549	$247,722
Other	10,622	18,596
Total	$410,171	$266,318

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, consisted of the following:

	Estimated Life	June 30, 2012	December 31, 2011

Office equipment	5 Years	$26,461	$25,764
Vehicles	5 Years	72,451	28,899
Machinery and Equipment	3 Years	169,455	101,696
		268,367	156,359
Less: Accumulated Depreciation		(46,202)	(24,547)
		$222,165	$131,812

Depreciation expenses amounted to $21,486 and $3,429 for the six months ended June 30, 2012 and 2011, respectively. For the three months ended June 30, 2012 and 2011, depreciation expenses amounted to $12,746 and $1,860 respectively.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets represent accounting software purchased in July 2011, which is amortized on a straight line basis over its useful life of 5 years. For the six months ended June 30, 2012 and 2011, amortization expenses amounted to $1,536 and $0 respectively.

NOTE 7 – ADVANCE FROM CUSTOMERS

Advance from customers represent prepayment to us for merchandise that had not been shipped to customers. Advance from customers amounted to $618,982 and $941,750 as of June 30, 2012 and December 31, 2011, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

Due from related parties

Due from related parties reflect prepayments to related party suppliers for purchased toy products not yet received. As of June 30, 2012 and December 31, 2011, due from related parties consisted of the following:

	June 30, 2012	December 31, 2011
Due from Universal Toys	-	11,944
Due from Xin Zhongyang	-	54,653
Total	$-	$66,597

Due to related parties

As of June 30, 2012 and December 31, 2011, due to related parties consisted of the following:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

	June 30, 2012	December 31, 2011
Due to Wei Lin	$438,342	$97,375
Due to Chaojun Lin	88,763	12,594
Due to Guihong Zheng	-	28,845
Due to Universal Toys	47,466	-
Due to Xin Zhongyang	1,568,512	-
Due to China Direct Investments, Inc.	40,010	-
Total	$2,183,093	$138,814

Mr. Wei Lin is our Chairman and Chief Executive Officer.  The balances of due to Mr. Lin primarily consisted of advances for working capital.

Chaojun Lin is the Deputy General Manager of BT Shantou since March 2004. The balance due to Mr. Chaojun Lin as of December 31, 2011, consisted of advances for working capital.

Ms. Guihong Zheng is Mr. Wei Lin’s wife, and the amounts due consisted of advances for working capital.

The controlling shareholder of Universal Toys (HK) Ltd. (“Universal Toys”), and Xin Zhongyang Toys Industrial Co. Ltd. (“Xing Zhongyang”), is Mr. Xiaodong Ou, brother-in-law of Mr. Wei Lin. The balance due to Xin Zhongyang primarily consisted of advances for working capital.

China Direct Investments, Inc. is a principal shareholder of the Company. The balance on June 30, 2012 consisted of amounts China Direct Investments, Inc. advanced to the Company to pay certain legal and accounting fees.

NOTE 9 - OTHER PAYABLE

On June 30, 2012 other payable of $145,107 consisted of social security liability payable.

NOTE 10– CONCENTRATIONS AND CREDIT RISK

(i)    Customer Concentrations

Customer concentrations for the six months ended June 30, 2012 and 2011 were as follows:

	Net Sales		Accounts Receivable
	For six months ended June 30		June 30,	December 31,
	2012	2011	2012	2011
Pacific Toys (HK) Ltd	-	20.32%	-	22.7%
Aowei Trade	8.54%	-	8.7%	-
Guangdong Athletic Goods	-	-	19.0%	-
Poundland Far East Ltd	10.95%	10.38%	7.7%	10.2%
Dheeraj Impex	-	-	-	13.5%
Total	19.49%	30.70%	35.4%	46.4%

A reduction in sales from or loss of such customers would have a material adverse effect on our results of operations and financial condition

(ii)    Vendor Concentrations

Vendor purchase concentrations for June 30, 2012 and 2011 were as follows:

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

	Net Purchases		Accounts Payable
	For six months ended June 30,		June 30,	December 31,
	2012	2011	2012	2011
Universal Toys (HK) Ltd--(1)	4.64%	80.13%	7.8%	-
Changtai Toys (Prosperous Toys)	45.53%	-	21.9%	24.8%
Yintai International(Win Tide)	29.78%	-	13.5%	11.9%
Chenghua Weida Plastic Toys	-	-	-	-
Yade Plastic Toys	-	4.52%	-	-
Jiada Toys	7.6%	-	37.4%	-
Shantou Wanshun Toys	-	-	-	33.5%
Jinwei Corp Ltd.	-	-	-	21.7%
Total	87.55%	84.65%	80.6%	91.9%

(1)             Universal Toys is a related party, whose sole shareholder is Mr. Xiaodong Ou, the brother-in-law of Mr. Wei Lin, our Chairman and CEO. See Note 8 – Related Party Transactions.

(iii)    Credit Risk

Financial instruments that potentially subject us to significant concentration of credit risk consist primarily of cash and equivalents. As of June 30, 2012, substantially all of our cash and equivalents were held by major financial institutions located in the PRC, none of which are insured. However, we have not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

 (iv)    Foreign currency risk

We cannot guarantee that the current exchange rate will not fluctuate. There is always the possibility that we could post the same amount of profit for two comparable periods, and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of RMB converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

NOTE 11 - EARNINGS PER SHARE

In conjunction with the BT Brunei reverse acquisition of the Company on December 30, 2011, we issued Series B convertible preferred stock (“Series B Preferred Stock”) which is convertible into 820,016 shares of our common stock and Series C Preferred Stock which is convertible into 9,042,744 shares of our common stock, giving effect to the Reverse Stock Split. Conversion is conditioned on the Company effecting the Reverse Stock Split which has not been consummated as of June 30, 2012, and only after all relevant filings have been cleared and approved by regulatory agencies. Because the conditions could only be satisfied after the end of the reporting period of this report, in accordance with ASC 260 Earnings per Share, these shares were not included in the dilutive earnings per share (EPS) calculation.

TRANSAX INTERNATIONAL LIMITED AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
June 30, 2012

 NOTE 12 - STOCKHOLDERS’ EQUITY

On December 30, 2011, we entered into debt exchange agreements with the holders of $848,878 in our outstanding debt whereby we exchanged 820,016 shares of our Series B Preferred Stock”) for this debt.  The following table sets forth the name of the debt holder, amount of debt exchanged and number of shares exchanged:

Name of Holder of Debt	Amount of Debt to be Exchanged	No. of Shares of Series B Convertible Preferred Stock to be Exchanged
Stephen Walters	$122,163	118,010
Carlingford Investments Limited	151,309	146,165
CFO Oncall, Inc.	37,094	35,831
China Direct Investments, Inc.*	538,312	520,010
Total	$848,878	820,016

*           China Direct Investments, Inc. purchased this debt acquired from Stephen Walters for $75,000 pursuant to a Bill of Sale and Assignment dated December 30, 2011.

Each share of the Series B Preferred Stock is automatically convertible into one share of our common stock after giving effect to  the Reverse Stock Split following the date on which we shall have filed Articles of Amendment to our Articles of Incorporation with the Secretary of State of Colorado increasing the number of our authorized shares of our common stock or upon completion of the Reverse Stock Split without any action of the holders of the Series B Preferred Stock.  The number of shares in which the Series B Preferred Stock are convertible into is not subject to adjustment unless, during the time the shares are outstanding, we were to declare a stock dividend or make other distributions of our common stock or if we were to merge with or transfer our assets to an unrelated entity.

On December 30, 2011, we entered into a Share Exchange Agreement with BT Brunei and its shareholder BT Hong Kong. Under the Share Exchange Agreement, we exchanged 6,500,000 shares of our Series C Preferred Stock to acquire 100% of the issued and outstanding shares of BT Brunei from its sole shareholder BT Hong Kong. Each share of the Series C Preferred Stock is convertible into one share of our common stock after giving effect to the Reverse Stock Split and will represent approximately 65% of the issued and outstanding shares of our common stock The Share Exchange Agreement was approved by our Board of Directors on December 30, 2011 and no approval of our shareholders was necessary under Colorado law. The transaction will be accounted for as a reverse merger and recapitalization of BT Brunei whereby BT Brunei is considered the acquirer for accounting purposes and the 6,500,000 shares of our Series C Preferred Stock were accounted for as paid in capital of  our company. As a result of the consummation of the Share Exchange, BT Brunei and its subsidiary BT Shantou are now our wholly-owned subsidiaries.

As compensation for services under the December 30, 2011 consulting agreement we entered into with China Direct Investments, Inc. and its affiliate Capital One Resource Co., Ltd. (collectively, “China Direct”), we issued China Direct Investments, Inc. 2,542,743 shares of our Series B Preferred Stock.  Each share of the Series B Preferred Stock is convertible into one share of our common stock after giving effect to the Reverse Stock Split. The services China Direct provided to us included an evaluation of several different business opportunities, including the acquisition of BT Brunei and BT Shantou. The Series B Preferred Stock issued to China Direct will be accounted for as an expense of our company prior to the reverse merger and recapitalization with BT Brunei and the resulting effect in net equity was eliminated upon completion of the reverse merger and recapitalization with BT Brune

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF SHAREHOLDERS – NOVEMBER 20, 2012 AT 2 P.M.		Œ Please ensure you fold then detach and retain this portion of this Proxy Œ
CONTROL ID:	XXXXXXX
PROXY ID:	XXXXXXX
PASSWORD:	XXXXXXX

The undersigned, a shareholder of Transax International Limited (the “Company", hereby revoking any proxy heretofore given, does hereby appoint Dore Scott Perler proxy, with power of substitution, for and in the name of the undersigned to attend the special meeting of shareholders of the Company to be held at 431 Fairway Drive, Suite 200, Deerfield Beach, FL  33441, on November 20, 2012 beginning at 2 p.m., local time, or at any adjournment or postponement thereof, and there to vote, as designated below.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

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MAIL:	Please mark, sign, date, and return this Proxy Cardpromptly using the postage paid envelope enclosed.
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special meeting of shareholders of transax international limited proxy solicated on behalf of the board of directors	please complete, date, sign and return promptly in the enclosed envelope. pleas mark your vote in blue or blank ink as show here: ☒

proposal 1	for	against	abstain
to approve articles of amendment to the articles of incorporation to change the name of the company to “big tree group, inc.”	☐	☐	☐	control id:
proposal 2	for	against	abstain
to approve articles of amendment to the articles of incorporation to effect a 1:700 reverse stock split of the outstanding common stock	☐	☐	☐	control id:
proposal 3	for	against	abstain
to approve articles of amendment to the articles of incorporation to action by shareholders by majority written consent	☐	☐	☐	control id:
the board of directors recommends a vote “for” proposals 1, 2 and 3.

this proxy, when properly executed, will be voted as directed by the shareholder(s).  if no such directions are made, the proxy will be voted “for” proposal 1, “for” proposal 2 and “for” proposal 3.  if other business is properly brought before the meeting, the proxy will vote in accordance with his best judgment.

mark “x” if you plan to attend the meeting: ☐

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important; please sign as your name or names appear on this proxy.  when shares are held jointly, each holder should sign.  when signing as executor, administrator, attorney, trustee or guardian, please give full tile as such.  if signer is a corporation, please sign full corporation name by duly authorized officer, giving full title as such.  if signer is a partnership, please sign in the partnership’s name by authorized person.

dated: ____________________, 2012

_________________________________________
(print name of shareholder and/or joint tenant)

__________________________________________
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Consent of Independent Registered Public Accounting Firm

Transax International Limited
South Part I-101
Nanshe Area, Pengnan Industrial Park
North Yingbinbei Road, Waisha Town
Longhu District, Shantou, Guangdong, China  515023

We hereby consent to the inclusion in the proxy statement on Schedule 14A of (i) our report dated January 5, 2012 on the balance sheets of Shantou Big Tree Toys Co., Ltd. as of December 31, 2010 and 2009 and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the years then ended, and (ii) our report dated March 30, 2012, except for Note 2, as to which the date is August 31, 2012, on the consolidated balance sheets of Transax International Liminted as of December 31, 2011 and 2010 and the related statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
October 25, 2012